Exhibit 10.9

EXECUTION VERSION

PROJECT TRITON

ABL REVOLVING CREDIT AGREEMENT

dated as of March 31, 2021, by and among

TRITON WATER HOLDINGS, INC.,

as Borrower

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,

TRITON WATER INTERMEDIATE, INC.,

as Holdings

BANK OF AMERICA, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Collateral Agent, Issuing Bank and the Swing Line Lender

and

THE LENDERS PARTY HERETO

BOFA SECURITIES, INC., MORGAN STANLEY SENIOR FUNDING, INC., RBC CAPITAL

MARKETS1, MIZUHO BANK, LTD. AND CREDIT SUISSE LOAN FUNDING LLC,

as Joint Lead Arrangers and Joint Bookrunners and

US BANK NATIONAL ASSOCIATION and TRUIST BANK

as Co-Documentation Agents

[1]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its Affiliates.

SCHEDULES

2.01	Commitments
2.04	Existing Letters of Credit
5.06	Litigation
5.07	Labor Matters
5.08	[Reserved]
5.12	Subsidiaries
6.14	Cash Receipts
6.16	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.07	Existing Agreements, Instruments or Arrangements with Affiliates
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Conversion/Continuation Notice
A-3	Issuance Notice
A-4	Swing Line Request
B-1	Revolving Loan Note
B-2	Swing Line Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	[Reserved]
E	Guaranty
F	Security Agreement
G-1	Non-Bank Certificate (For Foreign Lenders That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
G-2	Non-Bank Certificate (For Foreign Lenders That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
G-3	Non-Bank Certificate (For Foreign Participants That Are Not Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
G-4	Non-Bank Certificate (For Foreign Participants That Are Partnerships or Pass-Thru Entities For U.S. Federal Income Tax Purposes)
H	Global Intercompany Note
I	Solvency Certificate
J	Prepayment Notice
K	Form of Junior Lien Intercreditor Agreement
L	[Reserved]
M	Borrowing Base Certificate
N	Borrower Joinder

ABL REVOLVING CREDIT AGREEMENT

This ABL REVOLVING CREDIT AGREEMENT is entered into as of March 31, 2021, by and among Triton Water Holdings, Inc., a Delaware corporation (the “Borrower”), each other Borrower from time to time party hereto, Triton Water Intermediate, Inc., a Delaware corporation (“Holdings”), Bank of America, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”), Bank of America, N.A., as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) and Swing Line Lender, each financial institution listed on the signature pages hereto as an agent, BofA Securities, Inc., Morgan Stanley Senior Funding, Inc., RBC Capital Markets, Mizuho Bank, Ltd. and Credit Suisse Loan Funding LLC as joint lead arrangers and joint bookrunners (collectively, the “Lead Arrangers”), each Issuing Bank from time to time party hereto, and each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”). Capitalized terms used herein are defined as set forth in Section 1.01.

PRELIMINARY STATEMENTS

The Borrower has requested that from time to time (including on the Closing Date upon satisfaction (or waiver) of the conditions precedent set forth in Article IV), the Revolving Lenders make Revolving Loans, the Swing Line Lender make Swing Line Loans and the Issuing Banks issue Letters of Credit, in each case, pursuant to the terms of this Agreement.

Pursuant to the Acquisition Agreement, the Borrower will directly or indirectly acquire (the “Acquisition”) the Acquired Business (as defined below).

On or prior to the Closing Date, the Sponsor, Co-Investors and Company Persons will, directly or indirectly, contribute (the “Equity Contribution”) to the Borrower (or a Parent Entity of the Borrower) an aggregate amount of cash and/or rollover equity that represents not less than 27.0% (the “Minimum Equity Contribution”) of the sum of (a) the aggregate principal amount of Initial Term Loans borrowed on the Closing Date, (b) the aggregate principal amount of the Senior Notes (as defined below) issued on the Closing Date and (c) the amount of such cash and fair market value of rollover equity contributed, in each case, on the Closing Date; provided that the amount of any Indebtedness incurred for the following purposes will be excluded: (i) Indebtedness incurred to finance any original issue discount or upfront fees in connection with the Transactions from the exercise of any “market flex” or “securities demand” provisions applicable to the Borrower and (ii) any Revolving Loans (as defined below) borrowed on the Closing Date; provided further, following the consummation of the Transactions, the Sponsor will control a majority of the voting Equity Interests of the Borrower.

On the Closing Date, the Borrower, as “issuer,” will enter into the Notes Indenture pursuant to which the Borrower will issue Senior Notes in an aggregate principal amount of $770,000,000.

On the Closing Date, the Borrower enter into the Term Loan Credit Agreement pursuant to which certain financial institutions have agreed to extend credit to the Borrower, including in the form of term loans under the Term Loan Credit Agreement in an aggregate principal amount of $2,550,000,000.

The proceeds of any Initial Revolving Loans will be used to finance the Transactions, for payment of Transaction Expenses, for working capital purposes and general corporate purposes and to finance transactions not prohibited by this Agreement. The applicable Lenders have indicated their willingness to make Loans, and each Issuing Bank has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject only to the conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“ABL Priority Collateral” has the meaning assigned to such term in the Closing Date Intercreditor Agreement.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account, including, without limitation, a credit card or debit card issuer and a credit card or debit card processor.

“Accounting Principles” means:

(a) with respect to financial statements of Nestlé US and Canada Domestic Waters Business prepared prior to the Closing Date, that such statements are prepared in accordance with IFRS; and

(b) with respect to financial statements of the Borrower prepared after the Closing Date, that such statements are prepared in accordance with (i) IFRS or (ii) upon notification to the Administrative Agent, GAAP; provided that, once made, such election shall be irrevocable until the Maturity Date.

If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision of a Loan Document to eliminate the effect of any change occurring after the Closing Date in IFRS or in the application thereof (including through the adoption of GAAP, or a change after the Closing Date in GAAP or in the application thereof) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof (or such adoption of GAAP, or change thereto or in the application thereof), then such provision shall be interpreted on the basis of IFRS (or GAAP, as applicable) as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. As used herein, “Accounting Principles” shall also refer to either IFRS or GAAP as the accounting standard in effect at such time or at the time such financial statements were prepared, as applicable, pursuant to clause (a) or (b) above, as context shall require.

“Accounts Receivable Component” means:

(a) with respect to all Eligible Accounts Receivable owed by any Account Debtor whose securities have an Investment Grade Rating, the Book Value of such Eligible Accounts Receivable multiplied by 90.0%;

(b) with respect to all Eligible Accounts Receivable owed by any Account Debtor whose securities do not have an Investment Grade Rating, the Book Value of Eligible Accounts Receivable multiplied by 85.0%;

(c) with respect to all Eligible Unbilled Accounts Receivable, the Book Value of Eligible Unbilled Accounts Receivable multiplied by 80.0%; and

(d) with respect to all Eligible Credit Card Account Receivables, the Book Value of Eligible Credit Card Account Receivables multiplied by 90.0%.

“Acquired Accounts Receivable Component” means the net Book Value of Eligible Accounts Receivable acquired in connection with any Permitted Acquisition multiplied by 70.0%.

“Acquired Borrowing Base Component” means, with respect to any Permitted Investment, (i) until the earlier of (x) the date on which the Administrative Agent receives a Report in respect of the Accounts and Inventory of the target of such acquisition showing results reasonably satisfactory to it and (y) the date that is 120 days after such acquisition, the sum of the Acquired Accounts Receivable Component and the Acquired Inventory Component and (ii) thereafter, $0; provided that, subject to the immediately following proviso, during such period, such Accounts and such Inventory shall constitute Eligible Accounts Receivable and Eligible Inventory, respectively, for all purposes under this Agreement other than for purposes of clauses (a) and (b) of the definition of “Borrowing Base”; provided, further, if the inclusion of all such Eligible Accounts Receivable and Eligible Inventory acquired pursuant to any Permitted Investment in the Acquired Borrowing Base Component, would, in the aggregate, cause the Borrowing Base calculated on a Pro Forma Basis for such acquisition (the “Post-Acquisition Borrowing Base”) to exceed the Borrowing Base in existence at such time prior to giving effect to such acquisition (the “Pre- Acquisition Borrowing Base”) by more than 15.0%, then the Acquired Borrowing Base Component shall exclude all such Accounts and Inventory to the extent such Accounts and Inventory would cause the Post- Acquisition Borrowing Base to exceed the Pre-Acquisition Borrowing Base by more than 15.0%; provided, the Administrative Agent shall take such actions as are reasonably required to obtain or prepare a Report within 120 days of such acquisition of such Accounts and such Inventory (which Report shall be at the expense of the Borrower and shall not be considered a limitation on field examinations or inventory appraisals at the expense of the Borrower provided in Section 6.10(b)) promptly upon the request of the Borrower.

“Acquired Business” means all of the issued and outstanding capital stock of Nestlé Waters North America Holdings, Inc. and its Subsidiaries and certain related assets.

“Acquired Inventory Component” means the net Book Value of Eligible Inventory acquired in connection with any Permitted Acquisition multiplied by 50.0%.

“Acquisition” has the meaning specified in the preliminary statements to this Agreement.

“Acquisition Agreement” means the Stock and Asset Purchase Agreement, dated as of February 16, 2021, by and among NESTLÉ S.A. and the Borrower (and any other parties from time to time party thereto).

“Acquisition Agreement Representations” means such of the representations and warranties made with respect to the Acquired Business in the Acquisition Agreement to the extent a breach of such representations and warranties is material and adverse to the interests of the Lenders (in their capacities as such).

“Acquisition Date” means the date or time that the Acquisition is required to be consummated pursuant to the terms of the Acquisition Agreement.

“Acquisition Transaction” means the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) by the Borrower or any Restricted Subsidiary of all or substantially all the property, assets or business of another Person, or assets constituting a business unit, line of business or division of, any Person, or of a majority of the outstanding Equity Interests of any Person (including any Investment which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in any Joint Venture or other Person to an amount in excess (or further in excess) of the majority of the outstanding Equity Interests of such Joint Venture or other Person).

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any Incremental Loan in accordance with Section 2.16; provided that each Additional Lender (other than any Person that is an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent, the Swing Line Lender and/or the Issuing Banks (such approval not to be unreasonably withheld, conditioned or delayed), in each case to the extent any such consent would be required from the Administrative Agent, the Swing Line Lender and/or the Issuing Banks under Section 11.07(b)(iii)(B), (C), and/or (D), respectively, for an assignment of Loans to such Additional Lender.

“Adjusted Eurocurrency Rate” means, with respect to any Borrowing of Eurocurrency Rate Loans for any Interest Period, an interest rate per annum equal to (a) with respect to any Eurocurrency Rate Loans denominated in Dollars, the Eurocurrency Rate based on clause (a) of the definition of “Eurocurrency Rate” for such Interest Period multiplied by the Statutory Reserve Rate and (b) with respect to any Eurocurrency Rate Loans denominated in an Alternative Currency, the Eurocurrency Rate based on clause (b) of the definition of “Eurocurrency Rate”; provided that, notwithstanding the foregoing, the “Adjusted Eurocurrency Rate” shall in no event be less than 0.00% per annum with respect to (a) Initial Revolving Loans made to the Borrower or any Co-Borrower pursuant to Section 2.01(a) and (b) all other Revolving Loans unless an alternate Eurocurrency Rate floor is specifically noted in the documentation with respect to such other Revolving Loans or such documentation with respect to such other Revolving Loans specifically provides that there shall be no Eurocurrency Rate floor. The Adjusted Eurocurrency Rate will be adjusted automatically as to all Borrowings of Eurocurrency Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each month, as applicable.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto. For the avoidance of doubt, none of the Lead Arrangers, the Agents, or their respective lending affiliates shall be deemed to be an Affiliate of the Loan Parties or any of the Restricted Subsidiaries.

“Agent Parties” has the meaning specified in Section 11.02(e).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, shareholders, employees, agents, attorney-in-fact, partners, trustees, advisors and other representatives of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Supplemental Administrative Agents (if any), the Joint Bookrunners and the Lead Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this ABL Revolving Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning specified in Section 2.20(a).

“AHYDO Catch Up Payment” has the meaning specified in Section 7.09(a)(viii).

“Alternative Currencies” means, in the case of Revolving Loans, Incremental Facilities, Extended Revolving Loans and Letters of Credit, any currency agreed to by the Administrative Agent, the Borrower and (i) each Revolving Lender providing such Revolving Loans, Incremental Revolving Facilities, Extended Revolving Loans or Letters of Credit and (ii) solely in the case of Letters of Credit, the applicable Issuing Bank; provided, in each case, that each such currency is a lawful currency that is readily available, freely transferable and convertible into Dollars, not restricted and available in the London interbank market.

“Ancillary Fees” has the meaning specified in Section 11.01(b)(viii).

“Annual Financial Statements” means the audited consolidated balance sheet of Nestlé US and Canada Domestic Waters Business as of December 31, 2020, and the related consolidated statements of income, changes in parent company net investment and cash flows for the fiscal year then ended, in each case, prior to giving effect to the Transactions.

“Applicable Commitment Fee” means a percentage per annum that shall be equal to,

(a) for each day from the Closing Date until the last day of the first full fiscal quarter completed after the Closing Date, 0.375% per annum, and

(b) thereafter, the applicable rate per annum set forth below under the caption “Applicable Commitment Fee” based upon the average daily Total Utilization of Revolving Commitments for the immediately preceding month then-ended, expressed as a percentage of the Aggregate Commitments:

Category	Total Utilization of Revolving Commitments as a Percentage of the Aggregate Commitments	Applicable Commitment Fee
Category 1	Greater than or equal to 50.0%	0.25%
Category 2	Less than 50.0%	0.375%

provided that the Applicable Commitment Fee shall be adjusted monthly on each Adjustment Date based upon the average daily Total Utilization of Revolving Commitments in accordance with the table above.

“Applicable Decimal Place” has the meaning specified in Section 1.04.

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity.”

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Rate” means a percentage per annum equal to the applicable rate per annum set forth below under the caption “Alternate Base Rate Spread” or “Eurocurrency Rate Spread”, respectively, based upon the Average Historical Excess Availability as of the most recent Adjustment Date prior to such day, expressed as a percentage of the Maximum Borrowing Amount:

Category	Average Historical Excess Availability as a Percentage of the Maximum Borrowing Amount	Alternate Base Rate Spread	Eurocurrency Rate Spread
Category 1	Above 66.7%	0.50%	1.50%
Category 2	Equal to or below 66.7% and above 33.3%	0.75%	1.75%
Category 3	Equal to or below 33.3%	1.00%	2.00%

The Applicable Rate shall be adjusted monthly on a prospective basis on each Adjustment Date based upon the Average Historical Excess Availability in accordance with the table above; provided that if a Borrowing Base Certificate is not delivered when required pursuant to Section 6.02(e), the “Applicable Rate” shall be the applicable rate per annum set forth above in Category 3 until a Borrowing Base Certificate is delivered in compliance with Section 6.02(e).

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable and documented in reasonable detail fees, expenses, charges and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with the Accounting Principles (without giving effect to the treatment of “right of use” leases as capital leases under the Accounting Principles).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.04(b)(iii).

“Available Equity Amount” means, at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication, the sum of the following (but only to the extent Not Otherwise Applied):

(a)

the amount of any capital contributions to Net Cash Proceeds from Permitted Equity Issuances by Holdings that are received in cash by Holdings and, in each case, contributed in cash to the Borrower and applied for usage as Available Equity Amount no later than 365 days after receipt of such amounts in cash to the extent not otherwise applied, but excluding all proceeds from the issuance of Disqualified Equity Interests and Specified Equity Contributions, plus

(b)

to the extent not reflected as a return on Investment for the purposes of determining the amount of such Investment, the aggregate amount of all dividends, returns, interests, profits, distributions, income and similar amounts (in each case, to the extent paid in cash or Cash Equivalents) received by the Borrower or any Restricted Subsidiary of any Borrower on Investments made using the Available Equity Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time and applied for usage as Available Equity Amount no later than 365 days after receipt of such amounts in cash (not to exceed the lesser of (x) the fair market value of such Investment at the time of the receipt of such cash dividend, return, interest, profit, distribution, income or other amount and (y) the fair market value of such Investment at the time it was invested), minus

(c)

the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of:

(i)

the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary using the Available Equity Amount after the Closing Date and prior to the Available Equity Amount Reference Time;

(ii)

the aggregate amount of any Restricted Payments made by the Borrower or any Restricted Subsidiary using the Available Equity Amount after the Closing Date and prior to the Available Equity Amount Reference Time; and

(iii)

the aggregate amount Junior Debt Repayments made by the Borrower or any Restricted Subsidiary using the Available Equity Amount after the Closing Date and prior to the Available Equity Amount Reference Time;

provided that during a Cash Dominion Period, (A) the Available Equity Amount shall not be available to be used and (B) the period of time for use set forth in clause (a) above shall be tolled until after such Cash Dominion Period.

“Available Equity Amount Reference Time” has the meaning specified in the definition of “Available Equity Amount.”

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and, for the avoidance of doubt, shall exclude any tenor for such Benchmark that is removed from the definition of “Interest Period” pursuant to clause (iv) of Section 11.01(g).

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the period immediately preceding such Adjustment Date (with the Borrowing Base at such time for any such date used to determine “Excess Availability”, calculated by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent on or prior to such day pursuant to Section 6.02(e)).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A.

“Bank Products Reserves” means all reserves established by the Administrative Agent in its Permitted Discretion for Cash Management Obligations and Secured Hedge Agreements then outstanding.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate, and (c) the Adjusted Eurocurrency Rate on such day for an Interest Period of one month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day); provided that, notwithstanding the foregoing, the “Base Rate” with respect to any Initial Revolving Loans shall in no event be less than 1.00% per annum and shall not be available as to any Alternative Currency.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, LIBOR; provided that, if a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and the Benchmark Replacement Date with respect thereto have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 11.01(g).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment with respect thereto;

(2)	the sum of: (a) Daily Simple SOFR and (b) the Benchmark Replacement Adjustment with respect thereto;

(3)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the Benchmark Replacement Adjustment with respect thereto;

provided that, in the case of clause (1) of this definition, such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

If at any time the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark; and

(2)

for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with Section 11.01(g) will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)

in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.01(g) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.01(g).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocked Account” has the meaning specified in Section 6.14(b).

“Blocked Account Agreement” has the meaning specified in Section 6.14(b).

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Book Value” means the book value as determined in accordance with the Accounting Principles.

“Borrower” (i) means, as of the Closing Date, Triton Water Holdings, Inc., a Delaware corporation, and (ii) from and after the date of joinder of any Co-Borrower pursuant to Section 6.19, shall (x) constitute a collective reference to all Borrowers and Co-Borrowers that are party to the Credit Agreement as of such date, (y) constitute a reference to each such Borrower or Co-Borrower individually or (z) refer to such applicable Borrower, in each case, as the context may require.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, having the same Interest Period.

“Borrowing Base” means, (i) from the Closing Date until the date on which the Administrative Agent receives the initial Report pursuant to Section 6.10, the Closing Date Borrowing Base, and (ii) at any time thereafter, an amount equal to (a) the Accounts Receivable Component, plus (b) the Inventory Component, plus (c) the Qualified Cash Component, plus (d) any Acquired Borrowing Base Component, minus (e) the amount of all Reserves in effect as of such date of determination, as the same may at any time and from time to time be established in accordance with Section 2.21. The Borrowing Base as calculated pursuant to clause (ii) of the previous sentence at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.02(e) and Reserves established pursuant to Section 2.21.

“Borrowing Base Certificate” means a certificate from the senior vice president (finance), chief financial officer, treasurer, manager of treasury activities or assistant treasurer or other officer with equivalent duties of the Borrower in substantially the form of Exhibit M, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrower and the Administrative Agent, or such other form which is acceptable to the Administrative Agent in its reasonable discretion, and with such changes therein as may be required by the Administrative Agent in its Permitted Discretion to reflect the components of and Reserves against the Borrowing Base as provided for hereunder from time to time, together with appropriate exhibits, schedules, supporting documentation and additional reports as reasonably requested by the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located (which, as of the date of this Agreement, is New York, New York) and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with the Accounting Principles (without giving effect to the treatment of “right of use” leases as capital leases under the Accounting Principles).

“Capitalized Leases” means all capital leases that have been or are required to be, in accordance with the Accounting Principles as in effect on the Closing Date (but without giving effect to the treatment of “right of use” leases as capital leases under the Accounting Principles), recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with the Accounting Principles (without giving effect to the treatment of “right of use” leases as capital leases under the Accounting Principles) as adopted by the Borrower and as in effect on the Closing Date.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Period” means (a) each period beginning on the occurrence of a Specified ABL Event of Default and ending on the date that such Specified ABL Event of Default has been cured or waived and (b) each period beginning on the date that Specified Excess Availability shall have been less than the greater of (x) 10.0% of the Maximum Borrowing Amount and (y) $25,000,000 for five consecutive Business Days and ending on the date that Specified Excess Availability shall have been no less than the greater of (x) 10.0% of the Maximum Borrowing Amount and (y) $25,000,000 for 20 consecutive calendar days (this clause (b), a “Liquidity Condition”). Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrowings made on the Closing Date shall not be deemed to give rise to a Liquidity Condition unless and until a Borrowing is made after the Closing Date and a Liquidity Condition subsequently occurs.

“Cash Equivalents” means any of the following types of Investments (including for the avoidance of doubt, cash), to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars, euros, pounds sterling, Canadian dollars and each Alternative Currency;

(b) local currencies held by the Borrower or any Restricted Subsidiary from time to time in the ordinary course of business and not for speculation;

(c) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment);

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (h) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(i) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(j) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above; and

(k) solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a jurisdiction outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (k) above in foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) above and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) or (b) above; provided that such amounts, except amounts used to pay obligations of the Borrower or any Restricted Subsidiary denominated in any currency other than Dollars or an Alternative Currency in the ordinary course of business, are converted into Dollars or an Alternative Currency as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Bank” means (i) any Person that is a Lender or Agent or an Affiliate of a Lender or Agent (a) on the Closing Date (with respect to any Cash Management Services entered into prior to the

Closing Date), (b) at the time it initially provides any Cash Management Services to the Borrower or any Restricted Subsidiary, or (c) at the time that the Person to whom the Cash Management Services are provided is merged with the Borrower or becomes or is merged with a Restricted Subsidiary (with respect to any Cash Management Services entered into prior to the date of such merger or such Person becoming a Restricted Subsidiary), in each case whether or not such Person subsequently ceases to be a Lender or Agent or an Affiliate of a Lender or Agent or (ii) with respect to any Cash Management Services entered into prior to the Closing Date and not described in the foregoing clause (i) (a), any other Person identified by the Borrower to the Administrative Agent prior to the Closing Date, provided that such person shall be deemed (A) to appoint the Agents as its agent under the applicable Loan Document and (B) to agree to be bound by the provisions of Article X, and Sections 11.04 and 11.15 and any applicable Intercreditor Agreement as if it were a Lender hereunder.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Secured Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations.”

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer, Vendor Financing Agreement and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by a Loan Party of any property or casualty insurance proceeds or any condemnation awards, in each case, in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Certain Funds Provisions” means, with respect to the satisfaction of any condition set forth in Section 4.01, that:

(a) the only representations and warranties that will be made on the Closing Date and the making and accuracy of which will be a condition to the initial availability of the Initial Revolving Loans on the Closing Date will be the Acquisition Agreement Representations and the Specified Representations; provided, that a failure of an Acquisition Agreement Representation to be accurate will not result in a failure of a condition precedent as set forth in Section 4.01, unless such failure results in a failure of a condition precedent to the Borrower’s obligation to consummate the Acquisition or such failure gives the Borrower the right (taking into account any notice and cure provisions) to terminate its obligations, in each case, pursuant to the terms of the Acquisition Agreement;

(b) (i) the attachment and perfection of any Lien on Collateral (other than (x) Personal Property Collateral and (y) certificated equity securities of the Borrower (if any) securing the Initial Revolving Loans) is not a condition precedent to the availability of the Initial Revolving Loans, will not affect the size of the Initial Revolving Loans and will not result in a Default or Event of Default and (ii) other than as set forth in the immediately preceding clause (i), with respect to certificated securities of the Acquired Business, which shall be delivered in accordance with clause (d) below, if any Lien on Collateral does not attach or become perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, such attachment or such perfection will not constitute a condition precedent to the availability of the Initial Revolving Loans, will not affect the size of the Initial Revolving Loans and will not result in a Default or Event of Default, but will be required within 90 days after the Closing Date (subject to extensions agreed to by the Administrative Agent with respect to Initial Revolving Loans on the Closing Date); provided that the foregoing will not limit the conditions precedent set forth in Section 4.01(a)(iii) requiring the authorization of “all asset” UCC filings and in Section 4.01(a)(v) requiring the delivery of certain equity securities constituting Collateral, in each case, with customary stock powers executed in blank (in each case, subject to clause (d) below);

(c) there are no conditions (implied or otherwise) to the Commitments and agreements hereunder, other than the conditions precedent set forth in Section 4.01, and upon satisfaction (or waiver by the Lead Arrangers) of such conditions precedent, the Administrative Agent and each Initial Revolving Lender will execute and deliver the Loan Documents to which it is a party and the funding under the Initial Revolving Loans (if any) will occur; and

(d) the execution and delivery by each Target Loan Party of the Loan Documents to which it is required to be a party on the Closing Date is not a condition precedent under this Agreement, it being agreed that such execution and delivery shall be accomplished under escrow arrangements pursuant to which the Target Loan Parties’ signature pages are provided to the Administrative Agent before (or coincident with) the Acquisition Date, and such signature pages (and the Loan Documents and related deliverables to which the Target Loan Parties are parties) are automatically released from escrow to the Administrative Agent concurrently with the Acquisition Date and the adoption of related authorizing resolutions. The Target Loan Parties’ signature pages may be executed by individuals that will be officers, directors, managers, members and/or partners of the Target Loan Parties (or of one or more controlling parent or general partner entities of such Target Loan Parties) upon consummation of the Acquisition, whether or not such individuals are officers, directors, managers, members and/or partners of any such Target Loan Parties (or any such controlling parent or general partner entities) prior to the consummation of the Acquisition, so long as such individuals are authorized in such capacity at the time such signature pages are released. Certificated securities issued by the Acquired Business constituting Collateral and required to be delivered to the Administrative Agent pursuant to the Security Agreement (subject to the Closing Date Intercreditor Agreement) will be delivered promptly after consummation of the Acquisition, but no later than five business days after the Acquisition Date, subject to Section 6.16 (or such later date as the Administrative Agent may agree); it being understood and agreed that failure to do so by such time shall constitute an immediate Event of Default.

“CFC” means a Foreign Subsidiary which is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement);

(b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or

(c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

It is understood and agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof or relating thereto and (ii) all requests, rules, guidelines, requirements or directives issued by any United States or foreign regulatory authority in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) in each case pursuant to Basel III, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof and a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” means the earliest to occur of:

(a) either:

(i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), in the aggregate, directly or indirectly, a majority of the aggregate ordinary voting power for the election of directors to the Board of Directors represented by the issued and outstanding Equity Interests of Holdings (or Successor Holdings, if applicable) or any Parent Entity; or

(ii) at any time upon or after the consummation of a Qualifying IPO, any Person (other than a Permitted Holder) or Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35.0%) of the aggregate ordinary voting power for the election of directors to the Board of Directors represented by the then issued and outstanding Equity Interests of Holdings (or Successor Holdings, if applicable) or any Parent Entity and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings (or Successor Holdings, if applicable) or any Parent Entity beneficially owned (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate by the Permitted Holders;

unless, in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election fifty percent (50.0%) or more of the Board of Directors of either (1) Holdings (or Successor Holdings, if applicable) or (2) a Parent Entity;

(b) the Borrower ceasing to be a direct wholly owned Subsidiary of Holdings (or Successor Holdings, if applicable); and

(c) a “change of control” or similar defined term occurring under the Notes Indenture, the Term Loan Credit Agreement or any other document governing Material Indebtedness, in each case, for events substantially consistent with those described in clause (a) of this definition.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans (including Initial Revolving Loans), Swing Line Loans, Protective Advances or Extended Revolving Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of Revolving Loans, Swing Line Loans or a Commitment in respect of a Class of Loans to be made pursuant to an Incremental Amendment or Extension Amendment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. A FILO Tranche will be treated as a separate Class of Loans or Commitments, as applicable, from the Revolving Loans and the Revolving Commitments in effect on the Closing Date under this Agreement.

“Closing Date” means the first date on which all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Closing Date Borrowing Base” means (x) from the Closing Date until the earlier of (i) the date that is 90 days after the Closing Date and (ii) the date on which the Administrative Agent receives the initial Report pursuant to Section 6.10, $200,000,000 and (y) thereafter, $0.

“Closing Date EBITDA” means $558,257,000.00.

“Closing Date First Lien Net Leverage Ratio” means 4.75 to 1.00.

“Closing Date Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and among the agents party thereto, and each additional agent from time to time party thereto, as acknowledged by the Loan Parties, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Closing Date Secured Net Leverage Ratio” means 4.75 to 1.00.

“Closing Date Total Net Leverage Ratio” means 6.00 to 1.00.

“Co-Borrower” has the meaning specified in Section 6.19.

“Co-Investor” means any of (a) the assignees, if any, of the equity commitments of the Sponsor or any other Person who was a holder of Equity Interests in Holdings (or any Parent Entity) on the Closing Date in connection with the Transactions and (b) the transferees, if any, that are identified to the Lead Arrangers and the Administrative Agent on or prior to the Closing Date (or such later date as the Administrative Agent agrees) and acquire, within 180 days of the Closing Date, any Equity Interests in Holdings (or any Parent Entity) held by the Sponsor or any other Person who was a holder of Equity Interests in Holdings (or any Parent Entity) on the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and all other property that is subject or purported to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Collateral Document, but in any event excluding all Excluded Assets.

“Collateral Access Agreement” means a landlord waiver or other agreement, in a form reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, Collateral Access Agreements, any Blocked Account Agreement required pursuant to Section 6.14(b), Security Agreement Supplements, or other similar agreements delivered to the Agents and the Lenders pursuant to Sections 4.01(a), 6.11, 6.12 or 6.15, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment Letter” means the Amended and Restated Commitment Letter, dated February 25, 2021, by and among the Borrower and the Commitment Parties.

“Commitment Parties” means, collectively, Morgan Stanley Senior Funding, Inc., Bank of America, N.A., BofA Securities, Inc., Royal Bank of Canada, RBC Capital Markets, Mizuho Bank, Ltd., Credit Suisse AG, Cayman Islands Branch, and Credit Suisse Loan Funding LLC.

“Commitments” means the Revolving Commitments and any commitments to make loans in respect of a FILO Tranche hereunder.

“Committed Loan Notice” means a notice of a Borrowing pursuant to Article II, which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Person” means any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of the Borrower, any Subsidiary, Holdings or any Parent Entity.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Concentration Account” has the meaning specified in Section 6.14(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any Test Period, the Consolidated Net Income of such Person for such Test Period:

(a) increased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis:

(i) interest expense, including (A) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness (which, in each case, will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligations or Attributable Indebtedness), (B) commissions, discounts and other fees, charges and expenses owed with respect to letters of credit, bankers’ acceptance financing, surety and performance bonds and receivables financings, (C) amortization and write-offs of deferred financing fees, debt issuance costs, debt discounts, commissions, fees, premium and other expenses, as well as expensing of bridge, commitment or financing fees, (D) payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (E) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly owned Restricted Subsidiary) in connection with Indebtedness incurred by such plan or trust, (F) all interest paid or payable with respect to discontinued operations, (G) the interest portion of any deferred payment obligations, and (H) all interest on any Indebtedness that is (x) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Restricted Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property, (y) contingent obligations in respect of Indebtedness; provided that any such interest expense shall be calculated after giving effect to Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedge Agreements or (z) fees and expenses paid to the Administrative Agent (in its capacity as such and for its own account) pursuant to the Loan Documents and fees and expenses paid to the administrative agent, the collateral agent, trustee or other similar Persons for the Indebtedness incurred pursuant to Section 7.03(b); plus

(ii) taxes based on gross receipts, income, profits or revenue or capital, franchise, excise, property, commercial activity, sales, use, unitary or similar taxes, and foreign withholding taxes, including (A) penalties and interest and (B) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes attributable to such Person and/or its Restricted Subsidiaries or pursuant to a tax sharing arrangement or as a result of a tax distribution or repatriated funds; plus

(iii) amortization expense (including amortization and similar charges related to goodwill, customer relationships, trade names, databases, technology, software, internal labor costs, deferred financing fees or costs and other intangible assets); plus

(iv) depreciation expense; plus

(v) non-cash items (provided that, if any such non-cash item represents an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash item in the current Test Period and (2) to the extent the Borrower decides to add back such non-cash expense or charge, the cash payment in respect thereof in such future period will be subtracted from Consolidated Adjusted EBITDA in such future period), including the following: (A) expenses in connection with, or resulting from, stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights, (B) currency translation losses related to changes in currency exchange rates (including re-measurements of Indebtedness (including intercompany Indebtedness) and any net loss resulting from hedge agreements for currency exchange risk), (C) losses, expenses, charges or negative adjustments attributable to the movement in the mark-to- market valuation of hedge agreements or other derivative instruments, including the effect of FASB Accounting Standards Codification 815 and International Accounting Standard No. 9 and their respective related pronouncements and interpretations, (D) charges for deferred tax asset valuation allowances, (E) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities, (F) charges or losses resulting from any purchase accounting adjustment or any step-ups with respect to re-valuing assets and liabilities in connection with the Transactions or any Investments either existing or arising after the Closing Date, (G) all losses from Investments recorded using the equity method, (H) the excess of rent expense over actual cash rent paid during such period due to the use of straight line rent for purposes consistent with the Accounting Principles and (I) any interest expense; plus

(vi) unusual, extraordinary, infrequent, or non-recurring items, whether or not classified as such under the Accounting Principles; plus

(vii) charges, costs, losses, expenses or reserves related to: (A) restructuring (including restructuring charges or reserves, whether or not classified as such under the Accounting Principles), severance, relocation, consolidation, integration or other similar items, (B) strategic and/or business initiatives, business optimization (including costs and expenses relating to business optimization programs, which, for the avoidance of doubt, shall include, without limitation, implementation of operational and reporting systems and technology initiatives; strategic initiatives; retention; severance; systems establishment costs; systems conversion and integration costs; contract termination costs; recruiting and relocation costs and expenses; costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans; costs to start-up, ramp-up, pre-opening, opening, closure, transition and/or consolidation of distribution centers, operations, offices and facilities) including in connection with the Transactions and any Permitted Investment, any acquisition or other investment consummated prior to the Closing Date or in connection with the hiring of any broker, and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, (C) business or facilities (including greenfield facilities) start-up, opening, transition, consolidation, shut-down and closing, (D) recruiting, signing, retention and completion bonuses, (E) severance, relocation or recruiting, (F) public company registration, listing, compliance, reporting and related expenses, (G) charges and expenses incurred in connection with litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general), and (H) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business; plus

(viii) all (A) costs, fees and expenses relating to the Transactions, (B) costs, fees and expenses (including diligence and integration costs) incurred in connection with (x) investments in any Person, acquisitions of the Equity Interests of any Person, acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of any Loan Party or any Restricted Subsidiary or (y) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case of clause (x) and (y), including transactions considered or proposed but not consummated), including Permitted Equity Issuances, Investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith) and (C) non-operating professional fees, costs and expenses; plus

(ix) items reducing Consolidated Net Income to the extent (A) covered by a binding indemnification or refunding obligation or insurance, (B) paid or payable (directly or indirectly) by a third party (except to the extent such payment gives rise to reimbursement obligations) or with the proceeds of a contribution to equity capital of such Person or (C) such Person is, directly or indirectly, reimbursed for such item by a third party; plus

(x) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid, payable or accrued in such Test Period (including any termination fees payable in connection with the early termination of management and monitoring agreements); plus

(xi) the effects of purchase accounting, fair value accounting or recapitalization accounting (including the effects of adjustments pushed down to such Person and its Subsidiaries) and the amortization, write-down or write-off of any such amount; plus

(xii) expenses, revenue and lost profits of such Person for such Test Period with respect to liability or casualty events or business interruption, in each case, to the extent covered by insurance and reasonably expected to be received no later than 12 months after the end of such Test Period; plus

(xiii) minority interest expense consisting of income attributable to Equity Interests held by third parties in any non-wholly owned Restricted Subsidiary; plus

(xiv) expenses, charges and losses resulting from the payment or accrual of indemnification or refunding provisions, earn-outs, holdbacks and contingent consideration obligations; bonuses and other compensation paid to employees, directors or consultants; and payments in respect of dissenting shares and purchase price adjustments; in each case, made in connection with a Permitted Investment or other transactions disclosed in the documents referred to in clause (xxvii) below or otherwise disclosed to the Lead Arrangers; plus

(xv) any losses from abandoned, disposed or discontinued operations; plus

(xvi) fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans, costs or expenses (including any payroll taxes) incurred pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement or any stock subscription, stockholders or partnership agreement and any payments in the nature of compensation or expense reimbursement made to independent board members; plus

(xvii) (A) any costs or expenses (including any payroll taxes) incurred by the Borrower or any Restricted Subsidiary in such Test Period as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including (1) any post-employment benefit scheme to which the relevant pension trustee has agreed, (2) as a result of curtailments or modifications to pension and post-retirement employee benefit plans and (3) without limitation, compensation arrangements with holders of unvested options entered into in connection with a permitted Restricted Payment), any stock subscription, stockholders or partnership agreement, any payments in the nature of compensation or expense reimbursement made to independent board members, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any costs or expenses incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of Holdings (or any Parent Entity, the Borrower and/or any Restricted Subsidiary); plus

(xviii) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(xix) the cumulative effect of a change in accounting principles (including the Borrower’s election pursuant to clause (b) of the definition of “Accounting Principles”); plus

(xx) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA for any previous period and not added back; plus

(xxi) the amount of fees, expense reimbursements and indemnities paid to directors and/or members of advisory boards, including directors of Holdings or any other Parent Entity; plus

(xxii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus

(xxiii) charges, expenses, and lost revenue attributable to the COVID-19 (and subsequent mutations) pandemic and any other pandemic, disaster or similar business disruption that is outside the control of the Borrower and its Restricted Subsidiaries; plus

(xxiv) the amount of “run rate” cost savings, operating expense reductions and other cost synergies that are projected by the Borrower in good faith to result from actions taken, committed to be taken or expected to be taken no later than twenty-four (24) months after the end of such Test Period (which amounts will be determined by the Borrower in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA is being determined), net of the amount of actual benefits realized during such Test Period from such actions; provided that, in the good faith judgment of the Borrower such cost savings are reasonably identifiable, reasonably anticipated to be realized and factually supportable (it being agreed that such determinations need not be made in compliance with Regulation S-X or other applicable securities law); plus

(xxv) the excess (if any) of (i) the aggregate amount of “run rate” profits pursuant to Recurring Contracts entered into on or after the first date of the relevant Test Period (net of actual profits pursuant to such Recurring Contracts during such Test Period) projected by the Borrower, in good faith, as if such contracted pricing was applicable (at the contracted rate and calculated based on an assumed margin determined by the Borrower to be a reasonable good faith estimate of the actual costs (including increased overhead costs) associated with such Recurring Contracts) during the entire Test Period over

(ii) profits associated with Recurring Contracts that were cancelled or otherwise terminated during such Test Period; plus

(xxvi) payments made pursuant to Existing Earnouts and Unfunded Holdbacks; plus

(xxvii) adjustments of the type reflected in (A) the financial model for the Borrower and its Subsidiaries prepared by the Sponsor and delivered to the Lead Arrangers in connection with the Transactions or (B) any quality of earnings report prepared by any of the “Big Four” accounting firms and furnished to the Administrative Agent, in connection with the Transactions, an Acquisition Transaction, Permitted Investment or other Investment consummated after the Closing Date; plus

(xxviii) the amount of any contingent payments in connection with the licensing of intellectual property or other assets; plus

(xxix) Public Company Costs; plus

(xxx) charitable contributions, including contributions related to any charitable foundations established by the Borrower in an aggregate amount not to exceed $1,000,000 in any Test Period; and

(b) decreased, without duplication, by the following items of such Person and its Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with the Accounting Principles (solely to the extent increasing Consolidated Net Income for such Test Period and without duplication):

(i) any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, all as determined in accordance with the Accounting Principles (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); plus

(ii) the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash charge that is accounted for in a prior period and that was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and that does not otherwise reduce Consolidated Net Income for the current period; plus

(iii) unusual, extraordinary, infrequent or non-recurring gains; plus

(iv) any net income from discontinued operations.

Notwithstanding the foregoing, Consolidated Adjusted EBITDA shall be (a) for the fiscal quarter ended March 31, 2020, $121,634,278, (b) for the fiscal quarter ended June 30, 2020, $203,292,080, (c) for the fiscal quarter ended September 30, 2020, $146,993,237 and (d) for the fiscal quarter ended December 31, 2020, $86,337,405, in each case, as such amounts may be adjusted pursuant to the foregoing provisions and other pro forma adjustments permitted by this Agreement (including as necessary to give Pro Forma Effect to any Specified Transaction).

“Consolidated Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with the Accounting Principles, are or should be included as additions to property, plant and equipment in the consolidated statement of cash flows of the Borrower. Notwithstanding the foregoing, Consolidated Capital Expenditures shall not include:

(a) the purchase price of property, plant, equipment or software in an amount equal to the proceeds of asset dispositions of fixed or capital assets that are not required to be applied to prepay the Term Loans pursuant to Section 2.07(b)(ii) of the Term Loan Credit Agreement (as in effect on the Closing Date);

(b) expenditures made with tenant allowances received by the Borrower or any of its Subsidiaries from landlords in the ordinary course of business and subsequently capitalized;

(c) any amounts spent in connection with Permitted Investments;

(d) expenditures financed with the proceeds of an issuance of capital stock of any parent company (other than Disqualified Equity Interests) of the Borrower, to the extent contributed to the Borrower in cash, or any cash capital contribution to the Borrower;

(e) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary to the extent neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period);

(f) any expenditures which are contractually required to be, and are, advanced or reimbursed to the Borrower or any Restricted Subsidiary in cash by a third party (including landlords) during such period of calculation;

(g) the Book Value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a capital expenditure during the period in which such expenditure actually is made and (ii) such book value shall have been included in capital expenditures when such asset was originally acquired;

(h) that portion of interest on Indebtedness incurred for capital expenditures which is paid in cash and capitalized in accordance with the Accounting Principles;

(i) expenditures made in connection with the replacement, substitution, restoration, upgrade, development or repair of assets to the extent financed with (x) insurance or settlement proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored, upgraded, developed or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced;

(j) in the event that any equipment is purchased simultaneously with the trade-in of existing equipment, the gross amount of the credit granted by the seller of such equipment for the equipment being traded in at such time;

(k) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Borrower or any Restricted Subsidiary during the same fiscal year in which such expenditures were made pursuant to a sale leaseback transaction to the extent of the cash proceeds received by the Borrower or Restricted Subsidiary pursuant to such sale leaseback that are not required to prepay the Term Loans pursuant to Section 2.07(b)(ii) of the Term Loan Credit Agreement,

(l) expenditures relating to client-funded technology of Holdings and its Restricted Subsidiaries; or

(m) the Transactions.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding (a) any amount not paid or payable currently in cash and (b) Transaction Expenses otherwise included in Consolidated Interest Expense.

“Consolidated First Lien Net Debt” means, as of any date of determination, (a) Consolidated Total Debt that (i) is not subordinated in right of payment to the Initial Revolving Loans and (ii) is secured by a lien on the Collateral on an equal priority basis with the Initial Revolving Loans (excluding (1) all Capitalized Lease Obligations and purchase money debt obligations not secured by a lien on the Collateral and (2) any “right of use” leases), minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted.

“Consolidated Interest Expense” means, for any Test Period, the sum of:

(a) cash interest expense (including that attributable to Capitalized Leases), net of cash interest income of the Borrower and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus

(b) non-cash interest expense resulting solely from the amortization of OID from the issuance of Indebtedness of the Borrower and the Restricted Subsidiaries (excluding Indebtedness borrowed under this Agreement, the Notes Indenture and the Term Loan Credit Agreement, in each case, in connection with and to finance the Transactions and in each case to the extent not already included in clause (a) above) at less than par, plus

(c) pay-in-kind interest expense of the Borrower and the Restricted Subsidiaries payable pursuant to the terms of the agreements governing outstanding Indebtedness of the Borrower and the Restricted Subsidiaries;

but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clause (b) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield, make whole premium and other fees and charges (including any interest expense) incurred in connection with any receivables financing (including any Qualified Securitization Financing), (v) any “additional interest”

owing pursuant to a registration rights agreement with respect to any securities, (vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions, (vii) penalties and interest relating to taxes, (viii) accretion or accrual of discounted liabilities not constituting Indebtedness, (ix) interest expense attributable to a direct or indirect Parent Entity resulting from push-down accounting, (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Acquisition Transaction or other Investment, all as calculated on a consolidated basis in accordance with the Accounting Principles; and (xii) any payments on “right of use” leases. For the avoidance of doubt, interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries in respect of Swap Contracts relating to interest rate protection.

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted.

“Consolidated Net Income” means, with respect to any Person for any Test Period, the Net Income of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with the Accounting Principles; provided that there shall be excluded from such consolidated net income (to the extent otherwise included therein), without duplication:

(a) the Net Income for such Test Period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that the Borrower’s or any Restricted Subsidiary’s equity in the Net Income of such Person shall be included in the Consolidated Net Income of the Borrower for such Test Period up to the aggregate amount of dividends or distributions or other payments in respect of such equity that are actually paid in cash (or to the extent converted into cash) by such Person to the Borrower or a Restricted Subsidiary, in each case, in such Test Period, to the extent not already included therein;

(b) [reserved];

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized by such Person or any of its Restricted Subsidiaries during such Test Period upon any asset sale or other disposition of any Equity Interests of any Person (other than any dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries;

(d) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with the Accounting Principles for such Test Period;

(e) earnings (or losses), including any impairment charge, resulting from any reappraisal, revaluation or write-up (or write-down) of assets during such Test Period;

(f) (i) unrealized gains and losses with respect to Hedge Agreements for such Test Period and the application of Accounting Standards Codification 815 (Derivatives and Hedging) and (ii) any after-tax effect of income (or losses) for such Test Period that result from the early extinguishment of (A) Indebtedness, (B) obligations under any Hedge Agreements or (C) other derivative instruments;

(g) any extraordinary, non-recurring or unusual gain (or extraordinary, non-recurring or unusual loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by such Person or any of its Restricted Subsidiaries during such Test Period;

(h) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Test Period;

(i) after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations for such Test Period;

(j) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to the Accounting Principles for such Test Period resulting from the application of purchase accounting in relation to the Transactions or any acquisition consummated prior to the Closing Date and any Permitted Acquisition or other Investment or the amortization or write-off of any amounts thereof, net of taxes, for such Test Period;

(k) any non-cash compensation charge or expense for such Test Period, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by, or to, management of such Person or any of its Restricted Subsidiaries in connection with the Transactions;

(l) (i) Transaction Expenses incurred during such Test Period and (ii) any fees and expenses incurred during such Test Period, or any amortization thereof for such Test Period, in connection with any acquisition (other than the Transactions), Investment, disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt or equity instrument (in each case, including any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such Test Period as a result of any such transaction;

(m) any expenses, charges or losses for such Test Period that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(n) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses for such Test Period with respect to liability or casualty events or business interruption.

“Consolidated Secured Net Debt” means, as of any date of determination, (a) Consolidated Total Debt that (i) is not subordinated in right of payment to the Revolving Loans and (ii) is secured by a lien on the Collateral (excluding (1) all Capitalized Lease Obligations and purchase money debt obligations not secured by a lien on the Collateral and (2) any “right of use” leases), minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date that is not Restricted.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of third party Indebtedness of the type described in (i) clauses (a), (b) (in respect of Indebtedness of the type described in clause (a)) and (d) (excluding accrued dividends to the extent not increasing liquidation preference) of the definition of “Indebtedness” of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis and as reflected on the face of a balance sheet prepared in accordance with the Accounting Principles (but excluding the effects of the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereunder), consisting of Indebtedness for borrowed money; provided, that Consolidated Total Debt will not include Indebtedness in respect of: (i) any Qualified Securitization Financing; (ii) undrawn letters of credit and bank guarantees; (iii) obligations under any Hedge Agreement; (iv) any “right of use” leases; and (v) other Capitalized Lease Obligations and purchase money debt obligations as reflected on the balance sheet to the extent less than $25,000,000 (and Consolidated Total Debt will limited to amounts in excess of such threshold).

“Consumer - Residential Account” means an Account that is not a ReadyRefresh Account, Retail Account or Credit Card Account.

“Consumer - Residential Account Receivables” means, as of any date of determination, the aggregate face amount of receivables of each of the Loan Parties arising from or in connection with Consumer - Residential Accounts.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Conversion/Continuation Notice” means a notice of (a) a conversion of Loans from one Type to another or (b) a continuation of Eurocurrency Rate Loans, pursuant to Article II, which, if in writing, shall be substantially in the form of Exhibit A-2.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Test Date” has the meaning specified in Section 8.01.

“Covenant Trigger Event” means, a period beginning on any date after the last day of the first full fiscal quarter ended after the Closing Date on which Specified Excess Availability shall be less than the greater of (a) 10.0% of the Maximum Borrowing Amount and (b) $25,000,000 at any time and continuing until the date on which Specified Excess Availability is equal to or exceeds the greater of (a) 10.0% of the Maximum Borrowing Amount and (b) $25,000,000 for twenty (20) consecutive calendar days; provided that such $25,000,000 level shall automatically increase in proportion to the amount of any increase in the aggregate Revolving Commitments hereunder in connection with any Incremental Facility.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.26(b).

“Credit Card Accounts Receivable” means any Account due to any Loan Party from an Account Debtor arising from purchases made on the following credit cards or debit cards: Visa, MasterCard, American Express, Diners Club, Discover, JCB, Carte Blanche and such other credit cards or debit cards as the Administrative Agent shall approve in its commercially reasonable judgment from time to time, in each case which have been earned by performance by such Loan Party but not yet paid to such Loan Party by the applicable Account Debtor.

“Credit Card Notification” has the meaning specified in Section 6.14(a).

“Credit Card Processor” means any Person (other than a Loan Party or any Affiliate of any Loan Party) who issues or whose members or Affiliates issue credit or debit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club and Carte Blanche.

“Credit Facilities” means, collectively, any debt facilities or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, “working capital” facilities, term loans, notes, debentures, indentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), supply chain finance, letters of credit or bankers’ acceptances, or other long-term Indebtedness, including any notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, extended, increased, renewed, restated, supplemented, replaced, refinanced (including through the issuance of debt securities), restructured or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, in each case, whether or not upon termination and whether with the original borrower, issuer, agent, trustee, lenders, institutional investors or otherwise, and whether provided under the applicable original Credit Facility or one or more other credit or other agreements or indentures, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings, other extensions of credit and commitments then outstanding or permitted to be outstanding under such debt facilities or successor debt facilities, whether by the same or any other borrower, issuer, agent, lender or group of lenders (or institutional investors).

“Credit Agreement Refinancing Indebtedness” has the meaning assigned to such term in the Term Loan Credit Agreement (as in effect on the date hereof).

“Cure Expiration Date” has the meaning specified in Section 8.02.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“DDA” means any checking, demand deposit or other account maintained by the Loan Parties and used to receive or deposit payments, checks and other funds from customers and other payors, other than any Excluded Account.

“Debt Representative” means, with respect to any series of Indebtedness secured by a Lien that is subject to an Intercreditor Agreement, or is subordinated in right of payment to all or any part of the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.00% per annum; provided that with respect to the outstanding principal amount of any Loan not paid when due, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.05(c)) plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that,

(a) has failed to (i) fund all or any portion of its Loans, including participations in respect of Letters of Credit, Swing Line Loans or Protective Advances within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swing Line Lender, the Issuing Banks or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Line Loans or Protective Advances) within two Business Days of the date when due;

(b) has notified the Borrower, the Administrative Agent, the Swing Line Lender, any Issuing Bank or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied);

(c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower; or

(d) the Administrative Agent or the Borrower has received notification that such Lender is, or has a direct or indirect parent entity that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) other than via an Undisclosed Administration, the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity or the like has been appointed for such Lender or its direct or indirect parent entity, or such Lender or its direct or indirect parent entity has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent entity thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent or the Borrower that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19) upon delivery of written notice of such determination to the Borrower, the Administrative Agent, the Swing Line Lender, the Issuing Banks and each Lender.

“Deliverable Obligation” means each obligation of the Loan Parties that would constitute a “Deliverable Obligation” under a market standard credit default swap transaction documented under the ISDA CDS Definitions and specifying any of the Loan Parties as a Reference Entity. Each capitalized term used but defined in the preceding sentence has the meaning specified in the ISDA CDS Definitions, as applicable.

“Derivative Instrument” means with respect to a Person, any contract or instrument to which such Person is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any portion thereof) are based on the value and/or performance of the Loans and/or any Deliverable Obligations or “Obligations” (as defined in the ISDA CDS Definitions) with respect to the Loan Parties; provided that a “Derivative Instrument” will not include any contract or instrument that is entered into pursuant to bona fide market-making activities.

“Designated Asset Sale” means the Disposition (including by a public or private Disposition of Equity Interests) of the Home and Office Delivery Business and any and all assets, facilities and lines of business related or ancillary thereto, in each case, as determined by the Borrower in good faith, or otherwise disposed of in connection with such Disposition of the Home and Office Delivery Business.

“Designated Asset Sale Proceeds” means the aggregate amount of the proceeds and/or in-kind consideration (collectively, “Proceeds”) that are received by the Borrower or any of its Subsidiaries from the Designated Asset Sale; provided Proceeds shall be “Designated Asset Sale Proceeds” only to the extent that the Total Net Leverage Ratio is less than or equal to 5.75 to 1.00, with the Total Net Leverage Ratio measured after giving Pro Forma Effect to (a) the Designated Asset Sale, (b) any actual or anticipated repayment, prepayments or retirement of Indebtedness with all or a portion of such Proceeds (or the application of all or a portion of such Proceeds to any applicable cash netting provisions) and, (c) to the extent reasonably expected by the Borrower to be made within 90 days of the date of the consummation of the Designated Asset Sale, any (i) Restricted Payments made by the Borrower of Distributable Asset Sale Proceeds pursuant to Section 7.06(t) and (ii) Junior Debt Repayments made by the Borrower with Distributable Asset Sale Proceeds pursuant to Section 7.09(a)(xi); with it being agreed that the Total Net Leverage Ratio shall be measured, at the Borrower’s option, either at (A) the time of the consummation of the Designated Asset Sale or (B) the time of the entry into a definitive agreement in respect of the Designated Asset Sale.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanctions.

“Designated Non-Cash Consideration” means the fair market value of any non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to the General Asset Sale Basket that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (excluding Liens, and any sale of Equity Interests in, or issuance of Equity Interests by, a Restricted Subsidiary but including any sale-leaseback transaction) of any property by any Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition,

(a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale, as long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event is subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and Cash Collateralization of all Letters of Credit);

(b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(c) provides for the scheduled payments of dividends that are required to be made only in cash; or

(d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests;

in each case, prior to the Latest Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of one or more Company Persons or by any such plan to one or more Company Persons, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of a Company Person’s termination, death or disability.

“Disqualified Lender” means,

(a) the competitors of the Borrower and its Subsidiaries identified in writing by or on behalf of the Borrower (i) to the Lead Arrangers on or prior to the Closing Date, or (ii) to the Administrative Agent, from time to time on or after the Closing Date;

(b) (i) any Persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital and (ii) those particular banks, financial institutions, other institutional lenders and other Persons, in the case of each of clauses (i) and (ii), to the extent identified in writing by or on behalf of the Borrower or the Sponsor to the Lead Arrangers on or prior to February 16, 2021; and

(c) any Affiliate of a Person described in the preceding clauses (a) or (b) that (in each case, other than any Affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course (except to the extent separately identified under clause (a) or (b) above)), in each case, is either reasonably identifiable as such on the basis of its name or is identified as such in writing by or on behalf of the Borrower or the Sponsor (i) to the Lead Arrangers on or prior to the Closing Date, or (ii) to the Administrative Agent from time to time on or after the Closing Date.

Any supplementation of the list of Disqualified Lenders provided for under clauses (a) and (c) above shall become effective two (2) Business Days after the date that such written supplement is delivered to the Administrative Agent, but which shall not apply retroactively, other than as set forth in Section 11.27, to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted herein. The Borrower shall, upon request of any Lender, identify whether any Person identified by such Lender as a proposed assignee or Participant is a Disqualified Lender.

“Distributable Asset Sale Proceeds” means an amount equal to 50.0% of the sum of (i) the Designated Asset Sale Proceeds less (ii) any taxes paid or reasonably estimated to be payable as a result thereof and any distributions made pursuant to Section 7.06(h)(i) or 7.06(h)(iii).

“Division” has the meaning specified in Section 1.02(d).

“Document” has the meaning set forth in Article 9 of the UCC.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held); and

(b) with respect to any other amount (i) if denominated in Dollars, the amount thereof, or (ii) if denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent on the basis of the Exchange Rate (determined in respect of the most recent relevant date of determination) for the purchase of Dollars with such currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election” means, if the then-current Benchmark is LIBOR, the occurrence of:

(1)

a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U. S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts Receivable” means, as of any date of determination, the aggregate face amount of the Accounts of each of the Loan Parties arising from the sale of goods of any Loan Party or the provision of services by one or more of the Loan Parties (other than Credit Card Account Receivables); provided, without duplication of any Reserves established in accordance with Section 2.21, no Account shall be deemed to be an Eligible Account Receivable if:

(a)

the Account (i) is not subject to the Administrative Agent’s perfected, first priority Lien or (ii) is subject to a Lien other than (x) a Lien in favor of the Administrative Agent, or (y) a Lien permitted under Section 7.01 so long as (1) such Lien is an inchoate Lien for which amounts are not yet due and payable or (2) such Lien is subject to a Reserve for the liabilities of such Loan Party that are secured by such Lien, which the Administrative Agent shall have established in its Permitted Discretion;

(b)	the Account arises out of a sale or lease made by any Loan Party to an Affiliate or the Account is payable by an Affiliate to a Loan Party;

(c)

the Account is (x) unpaid for more than one-hundred twenty (120) days after the original invoice date (or 150 days for Accounts not in excess of $5,000,000 at any time) or (y) sixty (60) days past due;

(d)

such Account is from the same Account Debtor (or any Affiliate thereof) and fifty percent (50.0%) or more, in face amount, of other Accounts from such Account Debtor (or any Affiliate thereof) are not Eligible Accounts Receivable under the preceding clause (c);

(e)

an Account, when aggregated with all other Accounts of the Account Debtor thereof, for which (i) with respect to any such Account Debtor that is rated (or whose parent is rated) an Investment Grade Rating, exceeds twenty-five percent (25.0%) in face value of all Accounts of the Loan Parties then outstanding, or the amount of the Account, on an individual basis, exceeds twenty-five percent (25.0%) in face value of all Accounts of any one Loan Party, (ii) with respect to any Accounts owed by Walmart, exceeds thirty percent (30.0%) in face value of all Accounts of the Loan Parties then outstanding, or the amount of the Account, on an individual basis, exceeds thirty percent (30.0%) in face value of all Accounts of any one Loan Party, or (iii) with respect to any other such Account Debtor, exceeds twenty percent (20.0%) in face value of all Accounts of the Loan Parties then outstanding, or the amount of the Account, on an individual basis, exceeds twenty percent (20.0%) in face value of all Accounts of any one Loan Party, but, in each case, only to the extent of such excess;

(f)

an Account for which, (i) the Account Debtor is also a creditor or supplier of any Loan Party, but only to the extent of the amount owed by such Loan Party to the Account Debtor, (ii) the Account Debtor has disputed its liability on, or the Account Debtor has made any claim with respect to, such Account or any other Account due from such Account Debtor to such Loan Party, which has not been resolved, but only to the extent of the amount of such dispute, or (iii) the Account Debtor has or acquires any right of setoff against such Account, but only to the extent of the amount of such setoff, unless, in the case of any of the foregoing, the Administrative Agent, in its Permitted Discretion, has established an appropriate Reserve and determines to include such Account as an Eligible Account Receivable;

(g)

(i) the Account is owing by an Account Debtor that has commenced a voluntary case under the Debtor Relief Laws or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect to such Account Debtor in an involuntary case under the Debtor Relief Laws, (ii) any petition or other application for relief under the Debtor Relief Laws has been filed by or against the Account Debtor, or (iii) such Account Debtor is generally not paying its debts as they become due (unless such debts are the subject of a bona fide dispute), or has suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs unless such Account Debtor has caused the issuance of a letter of credit in form and substance satisfactory to the Administrative Agent in favor of the applicable Loan Party fully securing the payment of such Account;

(h)

the Account arises from a sale or lease to an Account Debtor that does not maintain its chief executive office in the United States or is not organized in the United States, unless the sale is on letter of credit, guaranty or acceptance terms, or subject to credit insurance, in each case reasonably acceptable to the Administrative Agent in its Permitted Discretion;

(i)

Accounts exceeding $1,000,000 in the aggregate for all such Accounts with respect to which the Account Debtor is a Governmental Authority unless, with respect to such Accounts, the Account is insured under credit insurance on terms reasonably acceptable to the Administrative Agent;

(j)

an Account that represents the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party of the subject contract for goods or services;

(k)

the Account arises from a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis or is made pursuant to any other written agreement providing for repurchase or return or is evidenced by any promissory note, chattel paper or instrument (i) with respect to which the Administrative Agent does not have a perfected, first priority security interest (unless reasonably acceptable to the Administrative Agent in its sole discretion) or (ii) that is subject to a Lien other than (x) a Lien in favor of the Administrative Agent or (y) a Lien permitted under Section 7.01 so long as (1) such Lien is an inchoate Lien for which amounts are not yet due and payable or (2) such Lien is subject to a Reserve for the liabilities of such Loan Party that are secured by such Lien which the Administrative Agent shall have established in its Permitted Discretion;

(l)

an Account for which an invoice has not been prepared and sent to the related Account Debtor (unless otherwise evidenced by other documentation reasonably satisfactory to the Administrative Agent in its Permitted Discretion, but without duplication of amounts included in the Accounts Receivable Component pursuant to clause (c) thereof);

(m)	an Account which is owed by an Account Debtor which is a Sanctioned Person;

(n)

the Account is subject to claims, credits, charges (including warehousemen’s charges), returns, discounts and allowances of any nature (whether issued, owing, granted or outstanding), but only to the extent of such the amount of such claim, credit, charge, return, discount and allowance;

(o)	the payment obligation represented by such Account is denominated in a currency other than Dollars;

(p)

the applicable Loan Party has made any agreement with the applicable Account Debtor for any deduction therefrom for prompt payment, except for (x) discounts or allowances made in the ordinary course of business, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto or (y) any such deduction, only to the extent the maximum potential amount of such deduction against the applicable Account is reflected in the calculation of the Borrowing Base;

(q)	any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(r)

Accounts that are not valid, legally enforceable and unconditional obligations of the Account Debtor thereunder and without duplication of clause (u) below, Accounts with respect to which the Account Debtor has a contractual right of return, credit, discount, allowance, adjustment setoff or charge back, in each case, solely to the extent of such contractual right of return, credit, discount, allowance, adjustment setoff or charge back;

(s)	Accounts that arise out of a contract or order that fails to comply with any material requirements of applicable Law;

(t)	Accounts with respect to which any representation or warranty contained in Article V is untrue in any material respect;

(u)

the Account is otherwise determined by the Administrative Agent in its Permitted Discretion to be ineligible, provided, that the Administrative Agent shall have given the Borrower not less than five (5) Business Days’ prior notice thereof in accordance with Section 2.21 prior to such Account (or a category of eligibility applicable to such Account) becoming ineligible; provided, pending the expiration of such five Business Day period, such Account may not be included in the Borrowing Base and such reserves will be deducted from the Borrowing Base for purposes of any Borrowing or Letter of Credit Application;

Notwithstanding the foregoing, in no event shall (1) the amount determined under clause (c) of the definition of Eligible Accounts Receivable with respect to ReadyRefresh Accounts be included if it is (x) unpaid for more than ninety (90) days after the original invoice date or (y) sixty (60) days past due; or (2) eligible Consumer - Residential Account Receivables constitute more than 10.0% of the Borrowing Base in the aggregate for all such Accounts at any time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.07(b)(v); provided that the following Persons shall not be Eligible Assignees: (a) any Defaulting Lender and (b) any Person that is Disqualified Lender.

“Eligible Credit Card Account Receivable” means, as of any date of determination, any Credit Card Account Receivable that (i) has been earned and represents the bona fide amounts due to a Loan Party from a credit card or debit card processor and/or credit card or debit card issuer, and in each case originated in the ordinary course of business of the applicable Loan Party and (ii) is not excluded as an ineligible Credit Card Account Receivable pursuant to any of clauses (a) through (i) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Account Receivable, a Credit Card Account Receivable shall indicate no Person other than a Loan Party as payee or remittance party. Eligible Credit Card Account Receivables shall not include any Credit Card Account Receivable if:

(a) such Credit Card Account Receivable is not owned by a Loan Party or such Loan Party does not have good or marketable title to such Credit Card Account Receivable;

(b) such Credit Card Account Receivable (i) does not constitute an “Account” (as defined in the UCC), or (ii) does not constitute a “Payment Intangible” (as defined in the UCC);

(c) such Credit Card Account Receivable has been outstanding more than five Business Days;

(d) the credit card or debit card issuer or credit card or debit card processor of the applicable credit card or debit card with respect to such Credit Card Account Receivable is the subject of any liquidation, administration or other insolvency proceedings or is a Sanctioned Person;

(e) such Credit Card Account Receivable is not a valid, legally enforceable obligation of the applicable credit card or debit card issuer with respect thereto;

(f) such Credit Card Account Receivable is not subject to a properly perfected first- priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties (subject to any Permitted Liens (provided that the Administrative Agent shall have established appropriate reserves (as determined by the Administrative Agent in the exercise of its commercially reasonable judgment) with respect thereto, in an amount not to exceed the claims secured by such

Permitted Liens), or is subject to any Lien whatsoever other than any Lien created pursuant to the Loan Documents, or the Term Loan Documents and any Permitted Liens contemplated by the credit card processor agreements and for which appropriate reserves (as determined by the Administrative Agent in the exercise of its commercially reasonable judgment) have been established or maintained;

(g) such Credit Card Account Receivable does not conform in all material respects to all representations, warranties or other provisions in the Loan Documents or in the credit card or debit card agreements relating to such Credit Card Account Receivable or any default exists under the applicable credit card or debit card agreement; such Credit Card Account Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card or debit card processor fee balances, to the extent of the lesser of the balance of such Credit Card Account Receivable or unpaid credit card or debit card processor fees;

(h) the proceeds of such Credit Card Account Receivable are not paid into a Blocked Account which (A) (after 60 days following the Closing Date) is under the control of the Collateral Agent or (B) has been released or transferred in accordance with Section 6.14 or otherwise; or

(i) such Credit Card Account Receivable does not meet such other usual and customary eligibility criteria for Credit Card Account Receivables as the Administrative Agent (after consultation with the Borrower) may determine from time to time in its commercially reasonable judgment.

In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Account Receivable, the face amount thereof shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card or debit card arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the Loan Party to reduce the amount of such Eligible Credit Card Accounts Receivable.

“Eligible In-Transit Inventory” means, as of any date of determination, Inventory for which title has passed to a Loan Party which is in transit within the United States to a location owned, leased, licensed or occupied by a Loan Party within the United States. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (i) otherwise satisfies the criteria for Eligible Inventory, (ii) is fully insured against customary types of risks, and in amounts customary for similarly situated companies in the industry, and (iii) if the bill of lading is negotiable, confirmation that the bill is in the possession of the Borrower, the Borrower’s customs broker or any other Person acting in a similar capacity.

“Eligible Inventory” means as of any date of determination, the aggregate amount of Inventory owned by a Loan Party valued at cost or market (whichever is lower), as determined on a moving average cost basis in accordance with the Accounting Principles (and shall exclude any intercompany markup or profit reflected when Inventory is transferred from one Loan Party to another Loan Party); provided, that no Inventory shall be Eligible Inventory unless it:

(a)	is not held on consignment, nor subject to any deposit, down payment, guaranteed sale, sale-or-return, sale-on-approval, bill and hold or repurchase arrangement;

(b)	is not slow-moving, obsolete, defective or un-merchantable;

(c)	meets all legal requirements imposed by any Governmental Authority that has regulatory authority over such goods or the use or sale thereof in all material respects;

(d)	conforms with the representations herein relating to Inventory in all material respects unless the resultant Event of Default has been cured or waived;

(e)

(i) is subject to the Administrative Agent’s perfected, first priority Lien or (ii) is not subject to a Lien other than (x) a Lien in favor of the Administrative Agent, or (y) a Lien permitted under Section 7.01 so long as (1) such Lien is an inchoate Lien for which amounts are not yet due and payable or (2) such Lien is subject to a Reserve for the liabilities of such Loan Party that are secured by such Lien, which the Administrative Agent shall have established in its Permitted Discretion;

(f)

is within the United States and is not in transit (other than Eligible In-Transit Inventory; provided, that the aggregate amount of the Borrowing Base attributable to Eligible In- Transit Inventory shall not at any time exceed twenty percent (20.0%) of the Borrowing Base then in effect);

(g)	is not subject to any warehouse receipt or negotiable Document;

(h)	is situated at a location owned by a Loan Party; provided that if it is not situated at a location owned by a Loan Party:

(i)	it is Eligible In-Transit Inventory;

(ii)	the owner or occupier of such location has executed a Collateral Access Agreement in favor of the Administrative Agent;

(iii)

such location (other than a customer location) is subject to a Reserve with respect to rent for such location (it being understood that in no event shall such Reserve exceed the equivalent of three (3) months’ rent and other fixed and non-contingent charges for an applicable location); or

(iv)	such location is a customer location subject to a Reserve in such other amount with respect to such location as determined by the Administrative Agent in its Permitted Discretion;

(i)	has not been acquired from a Sanctioned Person;

(j)	is not classified as work-in-progress inventory under the Borrower’s normal accounting practices; and

(k)

is not otherwise determined by the Administrative Agent in its Permitted Discretion to be ineligible; provided that (x) the Administrative Agent shall have given the Borrower not less than five (5) Business Days’ prior notice of such determination in accordance with Section 2.21 prior to such Inventory (or a category of eligibility applicable to such Inventory) becoming ineligible and (y) pending the expiration of such five (5) Business Day period, such Inventory may not be included in the Borrowing Base and such reserves will be deducted from the Borrowing Base for purposes of any Borrowing or Letter of Credit Application.

“Eligible Unbilled Accounts Receivable” means, at any date of determination, the aggregate amount of all Eligible Accounts Receivable of the Loan Parties with respect of which an invoice has not been sent to the applicable Account Debtor and the Account owing to the Loan Party has been fully earned and has existed for 30 days (or, for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, 60 days) or less, provided that Eligible Unbilled Accounts Receivable shall not constitute more than 10.0% (or, other than for Consumer - Residential Account Receivables, for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, 25.0%) of the Borrowing Base in the aggregate for all such Accounts at any time.

“EMU” means the Economic and Monetary Union as contemplated in the EU Treaty.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“Enforcement Action” means any action by a creditor or other contract counterparty under any agreement with the Borrower or any other Loan Party to enforce, or obtain any remedy (judicial or otherwise) available to it under applicable law in respect of any breach or anticipatory breach by any other Person of any agreement to which such creditor or other contract counterparty (or its successors or assigns) is a party, including (i) to terminate such agreement and/or accelerate the obligations thereunder, (ii) to repossess, or join any Person in repossessing, or exercise or join any Person in exercising, or instituting or maintaining or participating in any action or proceeding with respect to, or any remedies with respect to, any collateral of the Borrower or such other Loan Party under the applicable agreements or under applicable law, (iii) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors arising under Debtor Relief Laws or other applicable laws, (iv) exercise any right of set-off, (v) transfer its obligations under such applicable agreement or (vi) cease making payments to the Borrower or such Subsidiary Guarantor under such agreement.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation or potential liability, investigations by any Governmental Authority, or proceedings with respect to any Environmental Liability or pursuant to Environmental Law, including those (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health and safety, preservation or reclamation of natural resources, and the generation, use, transport, management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of the Restricted Subsidiaries, directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

“Equity Contribution” has the meaning specified in the preliminary statements to this Agreement.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Affiliate” includes any Person who was, as to the time of such past event or period of time, an ERISA Affiliate within the meaning of the preceding sentence.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates with respect to any Pension Plan; (f) the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan; (g) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (h) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan; or (i) a determination that any Pension Plan is in “at-risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Treaty” means the Treaty on European Union.

“Euro” and “€” mean the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan denominated in Dollars, the rate per annum equal to (i) LIBOR, as published on the applicable Thomson Reuters screen page (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits

(for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period;

(b) for any Interest Period with respect to a Eurocurrency Rate Loan denominated in an Alternative Currency, the rate per annum equal to (i) the rate, as published on the applicable Thomson Reuters screen page (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in such Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in such Alternative Currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(c) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurocurrency Rate Loan” means a Loan, whether denominated in Dollars or any Alternative Currency, that bears interest at a rate based on clause (a) or (b), as applicable, of the definition of “Eurocurrency Rate.”

“Event of Default” has the meaning specified in Section 9.01.

“Excess Availability” shall mean, at any time without duplication, the remainder of:

(a) the Maximum Borrowing Amount at such time, minus

(b) the sum of the Total Utilization of Revolving Commitments of all Lenders at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any date with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m., London time, on such date on the applicable Bloomberg page for such currency. In the event that such rate does not appear on any

Bloomberg page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying the exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two (2) Business Days later; provided that, if at the time of any such determination, for any reason no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method that it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Accounts” means any deposit account (a) established (or otherwise maintained) by a Loan Party that does not have a cash balance at any time exceeding (x) $15,000,000 individually or (y) $25,000,000 in the aggregate for all such accounts, (b) solely containing cash allocated as proceeds of the sale of Term Priority Collateral pursuant to, and in accordance with, the Closing Date Intercreditor Agreement, (c) that is a Trust Fund Account, (d) used by the Loan Parties exclusively for disbursements and payments (including payroll) in the ordinary course of business, (e) that is a zero balance account or otherwise swept into another account on a daily basis, (f) that is located outside of the United States or (g) for the period commencing on the Closing Date and ending on the date that is six months after the Closing Date, any accounts for accounts payable that are subject to the Transition Services Agreement (as defined in the Acquisition Agreement).

“Excluded Asset” has the meaning specified in the Security Agreement.

“Excluded Equity Interests” has the meaning specified in the Security Agreement.

“Excluded Subsidiary” means:

(a) any Subsidiary that is not a wholly owned Subsidiary of a Loan Party;

(b) any Foreign Subsidiary of the Borrower or of any direct or indirect Domestic Subsidiary or Foreign Subsidiary;

(c) any FSHCO;

(d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC or a FSHCO;

(e) any Subsidiary that is prohibited or restricted by applicable Law from providing a Guaranty or by a binding contractual obligation existing on the Closing Date or at the time of the acquisition of such Subsidiary (and not incurred in contemplation of such acquisition) from providing a Guaranty (provided that such contractual obligation is not entered into by the Borrower or its Restricted Subsidiaries principally for the purpose of qualifying as an “Excluded Subsidiary” under this definition) or if such Guaranty would require governmental (including regulatory) or third party (other than Holdings, the Borrower or a Restricted Subsidiary) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained;

(f) any special purpose securitization vehicle (or similar entity) including any Securitization Subsidiary created pursuant to a transaction permitted under this Agreement;

(g) any Subsidiary that is a not-for-profit organization;

(h) any Captive Insurance Subsidiary;

(i) any other Subsidiary with respect to which, as reasonably determined by the Borrower in good faith and in consultation with the Administrative Agent, the cost or other consequences (including any adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(j) any other Subsidiary to the extent the provision of a guaranty by such Subsidiary could reasonably be expected to result in material adverse tax consequences to Holdings, the Borrower or any of their Restricted Subsidiaries as reasonably determined by the Borrower in good faith in consultation with the Administrative Agent;

(k) any Unrestricted Subsidiary; and

(l) any Immaterial Subsidiary;

provided that (x) the Borrower, in its sole discretion (or in the case of any Foreign Subsidiary, with the consent of the Administrative Agent not to be unreasonably withheld), may cause any Restricted Subsidiary that qualifies as an Excluded Subsidiary under clauses (a) through (l) above to become a Guarantor in accordance with the definition thereof (subject to completion of any requested “know your customer” and similar requirements of the Administrative Agent) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Borrower elects, in its sole discretion, to designate such Persons as an Excluded Subsidiary) and (y) no Subsidiary that guarantees all or any portion of the Term Loan Obligations (other than any amendment, refinancing or replacement of the Term Loan Credit Agreement with respect to which only Foreign Subsidiaries are obligors) or the Senior Notes shall be an Excluded Subsidiary hereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) Taxes imposed under FATCA.

“Existing Earnouts and Unfunded Holdbacks” shall mean those earnouts and unfunded holdbacks existing on the Closing Date.

“Existing Letters of Credit” shall meant those certain Letters of Credit specified on Schedule 2.04.

“Extended Commitments” means Extended Revolving Commitments.

“Extended Loans” means Extended Revolving Loans.

“Extended Revolving Commitments” means the Revolving Commitments held by an Extending Lender.

“Extended Revolving Loans” means the Revolving Loans made pursuant to Extended Revolving Commitments.

“Extending Lender” means each Lender accepting an Extension Offer.

“Extension” has the meaning specified in Section 2.18(a).

“Extension Amendment” has the meaning specified in Section 2.18(b).

“Extension Offer” has the meaning specified in Section 2.18(a).

“Facility” means the Revolving Loans, the Swing Line Loans, Extended Revolving Commitments, any Extended Revolving Loans or any Incremental Loans (including any FILO Tranche), as the context may require.

“fair market value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction as determined in good faith by the management or the Board of Directors of the Borrower or as otherwise set forth in Section 1.03.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related fiscal or regulatory legislation, rules or practices adopted pursuant thereto) implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended or modified from time to time.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the

federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“FILO Tranche” has the meaning specified in Section 2.16(h).

“Financial Covenant” means the covenant specified in Section 8.01.

“Financial Covenant Event of Default” has the meaning specified in Section 9.01(b).

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt to (b) Consolidated Adjusted EBITDA of the Borrower for such Test Period.

“Fiscal Month” has the meaning specified in Section 6.02(e).

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of:

(a) (i) Consolidated Adjusted EBITDA for the Test Period ended as of such date or, as applicable, most recently ended prior to such date, less

(ii) the aggregate amount of federal, state, provincial, local and foreign income taxes paid or payable in cash for the Test Period ended as of such date or, as applicable, most recently ended prior to such date, less

(iii) Non-Financed Capital Expenditures for the Test Period, to

(b) (i) Fixed Charges for the Test Period as of such date; plus

(ii) solely with respect to any determination of the satisfaction of the Payment Conditions pursuant to Section 7.06(r) and Section 7.09(a)(ix), such Restricted Payment or Junior Debt Repayment, as applicable, on a Pro Forma Basis.

“Fixed Charges” means, with respect to any Test Period, without duplication, the sum of (a) Consolidated Cash Interest Expense, plus (b) the aggregate amount of scheduled principal payments in respect of Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries paid or payable in cash during such period (other than payments made by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary).

“Floor” means, for the Loans or any tranche thereof, as applicable, the benchmark rate floor (which may be zero), if any, provided for in this Agreement with respect to LIBOR as determined for the Loans or such tranche thereof, as applicable.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations other than such Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof and

(b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Swing Line Loans extended by the Swing Line Lender other than such Obligations with respect to Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any direct or indirect Subsidiary of Holdings (other than the Borrower) that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) in one or more CFCs or other FSHCOs.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Asset Sale Basket” has the meaning specified in Section 7.05(j).

“Global Intercompany Note” means a promissory note substantially in the form of Exhibit H executed by Holdings, the Borrower and the other parties thereto.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grant Event” means the occurrence of any of the following:

(a) the formation or acquisition by a Loan Party of a new Subsidiary (other than an Excluded Subsidiary);

(b) the designation in accordance with Section 6.13 of a Subsidiary (other than an Excluded Subsidiary) of any Loan Party as a Restricted Subsidiary;

(c) any Person (other than an Excluded Subsidiary) becoming a Subsidiary of a Loan Party; or

(d) any Restricted Subsidiary of a Loan Party ceasing to be an Excluded Subsidiary.

“Granting Lender” has the meaning specified in Section 11.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien (other than a Permitted Lien) on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business or customary, Permitted Liens, and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means Holdings, the Borrower (other than to its own primary Obligations) and each Restricted Subsidiary that executed a counterpart to the Guaranty (or a joinder thereto) on the Closing Date or thereafter pursuant to Section 6.11, in each case, other than any Excluded Subsidiaries.

“Guaranty” means (a) the guaranty made by Holdings and the other Guarantors from time to time party thereto in favor of the Administrative Agent on behalf of the Secured Parties substantially in the form of Exhibit E and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Guaranty Release Event” has the meaning specified in Section 10.11(a)(iii).

“Guaranty Supplement” means the “ABL Guarantee Supplement” as defined in the Guaranty.

“Hazardous Materials” means any hazardous or toxic chemicals, materials, substances or waste which is listed, classified or regulated by any Governmental Authority as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic wastes,” “contaminants” or “pollutants,” or words of similar import, under any Environmental Law, including petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas and urea formaldehyde.

“Hedge Agreement” means any agreement with respect to (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person that is an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing on the Closing Date (with respect to any Secured Hedge Agreement entered into on or prior to the Closing Date) or at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, a Lead Arranger or an Affiliate of any of the foregoing; provided, at the time of entering into a Secured Hedge Agreement, no Hedge Bank shall be a Defaulting Lender.

“HMT” means Her Majesty’s Treasury of the United Kingdom.

“Holdings” has the meaning specified in the preliminary statements to this Agreement, together with its successors and assigns permitted hereunder.

“Home and Office Delivery Business” means those assets and property identified by the Borrower as comprising the Home and Office Delivery business.

“Identified Transaction” has the meaning specified in Section 10.11(b).

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of the Borrower other than a Material Subsidiary.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness or in the form of Equity Interests, as applicable, the accretion of original issue discount, deferred financing fees or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amendment” has the meaning specified in Section 2.16(e).

“Incremental Amount” the greater of (a) $100,000,000 and (b) Suppressed Availability (calculated as the greatest of Suppressed Availability at the time of such Incremental Amendment and the Suppressed Availability as set forth on any of the six Borrowing Base Certificates most recently delivered prior to the date of such Incremental Amendment (or in the case of Incremental Loans in the form of a FILO Tranche with respect to which an LCA Election has been made, on the LCA Election Date)), assuming that all loans are fully incurred on the date of the receipt of the commitments with respect thereto.

“Incremental Equivalent Debt” has the meaning assigned to such term in the Term Loan Credit Agreement (as in effect on the date hereof).

“Incremental Facility” has the meaning specified in Section 2.16(a).

“Incremental Loans” has the meaning specified in Section 2.16(a).

“Incremental Revolving Facilities” has the meaning specified in Section 2.16(a).

“Incremental Revolving Loans” has the meaning specified in Section 2.16(a).

“Indebtedness” means, with respect to any Person, without duplication,

(a) any indebtedness (including principal or premium) of such Person in respect of borrowed money; any indebtedness evidenced by bonds, notes, debentures, loan agreements or similar instruments; letters of credit or banker’s acceptances (or, without double counting, reimbursement agreements in respect thereof); Capitalized Lease Obligations; the balance deferred and unpaid of the purchase price of any property to the extent the same would be required to be shown as a liability on the balance sheet of such Person prepared in accordance with the Accounting Principles;

(b) (i) to the extent not otherwise included, any Guarantee by such Person of the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business and (ii) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien (other than a Permitted Lien) on any property owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness for purposes of this clause (ii) will be the lesser of the fair market value of such property at such date of determination and the amount of Indebtedness so secured;

(c) net obligations of such Person under any Hedge Agreement to the extent such obligations would appear as a net liability on a balance sheet of such Person (other than in the footnotes) prepared in accordance with the Accounting Principles; and

(d) all obligations of such Person in respect of Disqualified Equity Interests;

provided that, notwithstanding the foregoing, Indebtedness will be deemed not to include indebtedness, guarantees or obligations that are (1) contingent obligations incurred in the ordinary course of business unless and until such obligations are non-contingent, (2) trade payables, (3) customary purchase money obligations incurred in the ordinary course, (4) earn outs, purchase price holdbacks or similar obligations, (5) intercompany liabilities arising in the ordinary course of business, (6) [reserved], (7) loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extension of terms) (such loans and advances, “Short Term Advances”) and (8) Indebtedness of any direct or indirect Parent Entity appearing on the balance sheet of such Person solely by reason of push down accounting under the Accounting Principles. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 11.08.

“Initial Revolving Loans” means Revolving Loans borrowed and Letters of Credit Issued on the Closing Date, not to exceed the lesser of (a) the Closing Date Borrowing Base and (b) the sum of (i) amounts borrowed to finance ordinary course working capital needs and (ii) an amount equal to the lesser of (1) $50,000,000 and (2) the sum of (A) amounts necessary to backstop or Cash Collateralize, or to replace, existing letters of credit, guarantees and performance or similar bonds issued for the account of the Acquired Business outstanding on the Closing Date, (B) amounts necessary to fund any original issue discount or fees pursuant to the “market flex” provisions of the Fee Letter, (C) amounts used to finance the Transactions and (D) amounts used to pay Transaction Expenses.

“Initial Term Loans” has the meaning assigned to such term in the Term Loan Credit Agreement.

“Inside Maturity Exception” has the meaning specified in the Term Loan Credit Agreement.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercreditor Agreements” means (a) the Closing Date Intercreditor Agreement, (b) any Junior Lien Intercreditor Agreement, and (c) any other intercreditor agreement governing lien priority in form and substance satisfactory to the Administrative Agent in its reasonable discretion, in each case that may be executed by the Collateral Agent from time to time.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Interest Expense, in each case for the Test Period as of such date.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Eurocurrency Rate Loan and the applicable Maturity Date; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Base Rate Loan (including a Swing Line Loan) the first calendar day of each fiscal quarter and the applicable Maturity Date and (c) to the extent necessary to create a fungible tranche of Revolving Loans, the date of the incurrence of any Incremental Revolving Loans.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date that is one, three or six months thereafter, or to the extent consented to by each applicable Lender, twelve months, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Interim Financial Statements” has the meaning specified in Section 4.01(g).

“Inventory” means, with respect to any Person, such Person’s now owned or hereafter acquired “Inventory” as defined in the UCC, and shall also include, without limitation, all: (a) goods which (i) are held by a Person for sale or lease or to be furnished under a contract of service, (ii) are furnished by a Person under a contract of service, or (iii) consist of raw materials, work in progress or materials used or consumed in such Person’s business; (b) goods of said description in transit; and (c) all documents of title or other documents representing the foregoing, in each case, to the extent such Inventory is not less than 60 days from expiration.

“Inventory Component” means the lesser of (a) 85.0% of the NOLV of Eligible Inventory and (b) 75.0% of the Book Value of Eligible Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of

(a) the purchase or other acquisition (including by merger or otherwise) of Equity Interests or debt or other securities of another Person;

(b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, but excluding any Short Term Advances; or

(c) the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of another Person;

provided that none of the following shall constitute an Investment (i) intercompany advances between and among the Borrower and its Restricted Subsidiaries relating to their cash management, tax and accounting operations in the ordinary course of business and (ii) intercompany loans, advances or Indebtedness between and among the Borrower and its Restricted Subsidiaries having a term not exceeding 364 days and made in the ordinary course of business.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IRS” means Internal Revenue Service of the United States.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuance Notice” means an Issuance Notice in respect of letters of credit substantially in the form of Exhibit A-3.

“Issuing Bank” means as the context may require, (a) Bank of America, N.A., (b) Morgan Stanley Senior Funding, Inc., (c) Royal Bank of Canada, (d) Mizuho Bank, Ltd and (e) any other Lender that, at the request of the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld), agrees to become an Issuing Bank in accordance with Section 2.04(k) or (m). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners” means BofA Securities, Inc., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Mizuho Bank, Ltd. and Credit Suisse Loan Funding LLC.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).

“Joint Venture Investments” means Investments in any Joint Venture in an aggregate amount not to exceed the greater of (a) $140,000,000 (i.e. approximately 25.0% of Closing Date EBITDA) and (b) 25.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination.

“Judgment Currency” has the meaning specified in Section 2.20(a).

“Junior Debt Repayment” has the meaning specified in Section 7.09(a).

“Junior Financing” means any Material Indebtedness that is contractually subordinated in right of payment to the Obligations and the Term Loan Obligations expressly by its terms.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Debt” means any Indebtedness that is (or is intended by the Borrower to be) secured by a Lien on all or any portion of the Collateral that is junior in lien priority to the Liens on the Collateral that secure the Obligations pursuant to a Junior Lien Intercreditor Agreement. For the avoidance of doubt, “Junior Lien Debt” excludes the Term Loans as of the Closing Date. A Debt Representative acting on behalf of the holders of Junior Lien Debt shall become party to, or otherwise subject to the provisions of a Junior Lien Intercreditor Agreement.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement, substantially in the form of Exhibit K (as the same may be modified in a manner satisfactory to the Administrative Agent, the Collateral Agent and the Borrower), or, if requested by the providers of Indebtedness permitted hereunder to be Junior Lien Debt, another lien subordination arrangement reasonably satisfactory to the Administrative Agent, the Collateral Agent and the providers of such Indebtedness, in each case, that provides for subordination of the Liens securing any applicable other Indebtedness to the Liens on the ABL Priority Collateral securing the Obligations, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof. Upon the request of the Borrower, the Administrative Agent and the Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with one or more Debt Representatives for secured Indebtedness that is permitted to be incurred hereunder as Junior Lien Debt.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan or Incremental Commitment or any Extended Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” has the meaning specified in Section 1.08(f).

“LCA Test Date” has the meaning specified in Section 1.08(f).

“Lead Arrangers” means BofA Securities, Inc., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Mizuho Bank, Ltd. and Credit Suisse Loan Funding LLC.

“Lender” has the meaning specified in the introductory paragraph to this Agreement (and, for the avoidance of doubt, includes each Revolving Lender), and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” Each Additional Lender shall be a Lender to the extent any such Person has executed and delivered an Incremental Amendment, and to the extent such Incremental Amendment shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means a letter of credit issued or to be issued by any Issuing Bank to the Borrower or any Loan Party (other than Holdings) pursuant to this Agreement, which letter of credit shall be (a) a standby letter of credit or (b) solely to the extent agreed by the applicable Issuing Bank in its sole discretion, a commercial or “trade” letter of credit.

“Letter of Credit Advance” means, as to any Revolving Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Pro Rata Share.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank, together with an Issuance Notice.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed by the Borrower or fully refinanced as a Revolving Borrowing on the date when made.

“Letter of Credit Documents” means, as to any Letter of Credit, each Letter of Credit Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower or in favor of such Issuing Bank by the Borrower and relating to such Letter of Credit.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Commitment Termination Date or such other day as the Administrative Agent, the applicable Issuing Bank and the Borrower may agree (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of any Loan Party to each Issuing Bank with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding.

“Letter of Credit Percentage” means, (a) initially with respect to (i) Bank of America, N.A., 46.67%, (ii) Morgan Stanley Senior Funding, Inc., 20.00%, (iii) Royal Bank of Canada, 20.00% and (iv) Mizuho Bank, Ltd., 13.33% (in each case, as may be reduced to reflect any percentage allocated to another Issuing Bank pursuant to the immediately succeeding clause (b)) and (b) from time to time after the Closing Date with respect to any other Issuing Bank, subject to Section 11.01, a percentage to be agreed between the Borrower, the Administrative Agent, and such Issuing Bank.

“Letter of Credit Sublimit” means the greater of (a) $75,000,000 and (b) such higher amount as the Borrower, the Revolving Lenders and the applicable Issuing Bank(s) may from time to time agree.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (b) the aggregate amount of all Reimbursement Obligations of the Borrower and its Restricted Subsidiaries with respect to Letters of Credit outstanding at such time.

“LIBOR” means the London Interbank Offered Rate set by ICE Benchmark Administration Limited.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall a “right of use” lease or an agreement to sell in and of itself be deemed or give rise to a Lien.

“Lien Release Event” has the meaning specified in Section 10.11(a)(i).

“Limited Condition Acquisition” means any Acquisition Transaction or other Investment by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity Condition” has the meaning set forth in the definition of “Cash Dominion Period”.

“Loan” means any of a Revolving Loan, a Swing Line Loan, any Incremental Loan and a Protective Advance made by a Lender to the Borrower under Article II of this Agreement.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Incremental Amendment or Extension Amendment, (d) the Guaranty, (e) the Collateral Documents, (f) the Closing Date Intercreditor Agreement and each other Intercreditor Agreement (if any) and (g) the Global Intercompany Note.

“Loan Parties” means, collectively, the Borrower and the Guarantors; provided that prior to consummation of the Acquisition, neither the Acquired Business nor any Target Loan Parties shall be Loan Parties.

“Management Stockholders” means (a) any Company Person who is an investor in Holdings or a Parent Entity, (b) family members of any of the individuals identified in the foregoing clause (a), (c) trusts, partnerships or limited liability companies for the benefit of any of the individuals identified in the foregoing clause (a) or (b), and (d) heirs, executors, estates, successors and legal representatives of the individuals identified in the foregoing clause (a) or (b).

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization” means an amount equal to (a) the sum of (i) the total number of issued and outstanding shares of common stock of the Borrower or any Parent Entity on the date of the initial public offering of the shares of common stock of the Borrower or such Parent Entity, plus (ii) the total number of shares of common stock of the Borrower or any Parent Entity that are actually issued, if any, upon exercise of the “overallotment option” granted to the underwriters of such initial public offering, multiplied by (b) the initial public offering price of such shares of common stock.

“Master Agreement” has the meaning specified in the definition of “Hedge Agreement.”

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole and (b) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the Loan Documents; provided that, until December 31, 2022, (i) the COVID-19 (and subsequent mutations) pandemic and (ii) the direct effects of the COVID-19 (and subsequent mutations) pandemic upon the Borrower and/or any of its Restricted Subsidiaries shall not in any event constitute a Material Adverse Effect.

“Material Domestic Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Domestic Subsidiaries that are Restricted Subsidiaries, (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Restricted Subsidiaries of such Domestic Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of the consolidated total assets of the Borrower and the Restricted Subsidiaries as of the last day of such Test Period, in each case determined in accordance with the Accounting Principles or (b) whose revenues for such Test Period (when taken together with the revenues of the Restricted Subsidiaries of such Domestic Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with the Accounting Principles; provided that if, at any time and from time to time after the date which is thirty (30) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clause (a) or (b) comprise in the aggregate more than (when taken together with the total assets of the Restricted Subsidiaries of such Domestic Subsidiaries at the last day of the most recent Test Period) 10.0% of the total consolidated assets of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Restricted Subsidiaries of such Domestic Subsidiaries for such Test Period) 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries that are Domestic Subsidiaries for such Test Period (or, in each case, on any date when re- designated as an Excluded Subsidiary pursuant to the definition of “Excluded Subsidiary”), then the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement or on the date of such redesignation, as applicable (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 with respect to any such Domestic Subsidiaries identified in the foregoing clause (i).

“Material Foreign Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each of the Borrower’s Foreign Subsidiaries that are Restricted Subsidiaries (a) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Restricted Subsidiaries of such Foreign Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of the consolidated total assets of the Borrower and the Restricted Subsidiaries as of the last day of such Test Period, in each case determined in accordance with the Accounting Principles or (b) whose revenues for such Test Period (when taken together with the revenues of the Restricted Subsidiaries of such Foreign Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with the Accounting Principles; provided that if, at any time and from time to time after the date which is thirty (30) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Foreign Subsidiaries that are not Material Foreign Subsidiaries comprise in the aggregate more than (when taken together with the total assets of the Restricted Subsidiaries of such Foreign Subsidiaries at the last day of the most recent Test Period) 10.0% of the total consolidated assets of the Borrower and the Restricted Subsidiaries that are Foreign Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Restricted Subsidiaries of such Foreign Subsidiaries for such Test Period) 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries that are Foreign Subsidiaries for such Test Period (or, in each case, on any date when re-designated as an Excluded Subsidiary pursuant to the definition of “Excluded Subsidiary”), then the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement or on the date of such re-designation (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion), designate in writing to the Administrative Agent one or more of such Foreign Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material Indebtedness” means, as of any date, Indebtedness for borrowed money on such date in an aggregate principal amount exceeding the Threshold Amount; provided that in no event shall any of the following be Material Indebtedness (a) Indebtedness under a Loan Document, (b) obligations in respect of a receivables financing (including any Qualified Securitization Financing), (c) Capitalized Lease Obligations, (d) Indebtedness held by a Loan Party or any Indebtedness held by an Affiliate of a Loan Party and (e) Indebtedness under any Hedge Agreements.

“Material Intellectual Property” means Intellectual Property that is owned by a Loan Party and that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole (whether owned as of the Closing Date or thereafter acquired).

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturing Indebtedness Reserve” means, as of any date of determination, with respect to any installment(s) of principal of Indebtedness described in the definition of “Inside Maturity Exception” which has a scheduled date of payment or scheduled maturity date that is due to occur less than 91 days after such date, a reserve equal to the outstanding principal amount of such installment(s) that are so due. For the avoidance of doubt, a Maturing Indebtedness Reserve shall not be established with respect to any principal installment of Indebtedness prior to the 91st day preceding the scheduled date of payment or a scheduled maturity date of such installment.

“Maturity Date” means:

(a) with respect to the Revolving Loans that have not been extended pursuant to Section 2.18, the date that is the earlier of (i) March 31, 2026 and (ii) the date such Revolving Loans are declared due and payable pursuant to Section 9.02; and

(b) with respect to any tranche of Extended Revolving Loans, the earlier of (i) the final maturity date as specified in the applicable Extension Amendment and (ii) the date such tranche of Extended Revolving Loans are terminated and/or declared due and payable pursuant to Section 9.02.

provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Borrowing Amount” means the lesser of (a) the aggregate amount of the Revolving Commitments at such time and (b) the Borrowing Base then in effect.

“Maximum Rate” has the meaning specified in Section 11.10.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103.0% of the Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103.0% of the Fronting Exposure of the Swing Line Lender with respect to Swing Line Loans outstanding at such time and (c) otherwise, an amount determined by the Administrative Agent and the Issuing Banks or the Swing Line Lender, as the case may be, in their sole discretion.

“Minimum Equity Contribution” has the meaning specified in the preliminary statements to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any multiemployer plan (as defined in Section 4001(a)(3) of ERISA) subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to:

(a) the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of:

(i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries), over

(ii) the sum of,

(A) the principal amount, premium or penalty, if any, interest, breakage costs and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event or otherwise comes due under the terms thereof (other than Indebtedness under the Loan Documents or Pari Passu Lien Debt);

(B) the out-of-pocket fees and expenses (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and re-cording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event and restoration costs following a Casualty Event and out-of-pocket costs incurred in connection with such Disposition;

(C) taxes paid or reasonably estimated to be payable in connection therewith and distributions made pursuant to Section 7.06(h)(i) or 7.06(h)(iii) (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds);

(D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof); and

(E) (i) any Cash escrow arrangements (until released from escrow to the Borrower or any of its Restricted Subsidiary) and (ii) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with the Accounting Principles and (2) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post- employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E);

provided that no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year exceeds (a) $56,000,000 (i.e. approximately 10.0% of Closing Date EBITDA) and (b) 10.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) the sale, incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of:

(i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over

(ii) taxes paid or reasonably estimated to be payable as a result thereof, fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs (including fees, discounts, and issuance costs) and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such sale, incurrence or issuance.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with the Accounting Principles (determined, for the avoidance of doubt, on an unconsolidated basis) and before any reduction in respect of preferred stock dividends.

“NOLV” means, with respect to Eligible Inventory of any Person, the net appraised orderly liquidation value of such Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory, as determined based upon the most recent Inventory appraisal conducted in accordance with Section 6.10(b) hereof.

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Financed Capital Expenditures” means Consolidated Capital Expenditures that (a) are not financed with the proceeds of any Indebtedness (it being understood and agreed that, to the extent financed with Loans, such Consolidated Capital Expenditures shall be deemed Non-Financed Capital Expenditures), the proceeds of any sale or issuance of Equity Interests of, or equity contributions to, Holdings or the Borrower, the proceeds of any Disposition (including any substantially contemporaneous trade-in of assets) or any Casualty Event and (b) are not reimbursed by a third person (excluding any Loan Party or any of its Restricted Subsidiaries).

“Non-Loan Party” means any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.04(b)(iii).

“Not Otherwise Applied” means, with reference to any amount otherwise eligible for inclusion in the Available Equity Amount that is proposed to be applied to a particular use or transaction, that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt or availability of such amount, it being agreed that the incurrence of secured debt shall be deemed one use transaction for purposes of this definition.

“Note” means each of the Revolving Loan Notes and the Swing Line Note (if any).

“Notes Indenture” means the Indenture (including the guaranty set forth therein), dated as of the Closing Date, by and among the Borrower, as issuer, and the subsidiaries of the Borrower from time to time party thereto, as guarantors, and the Notes Trustee, as trustee, pursuant to which notes are issued, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Notes Trustee” means Wilmington Trust, National Association, in its capacities as trustee under the Notes Indenture, together with its successors and permitted assigns.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(a).

“Obligations” means all,

(a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including in respect of any Revolving Exposure relating thereto) whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, premiums, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, premiums, fees and expenses are allowed claims in such proceeding;

(b) obligations of any Loan Party arising under any Secured Hedge Agreement; and

(c) Cash Management Obligations;

provided that “Obligations” shall exclude any Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, premiums, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party and to provide Cash Collateral under any Loan Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“OID” means original issue discount.

“Organization Documents” means,

(a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Overnight Rate” means, for any day, (a) the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in any Alternative Currency, the rate of interest per annum reasonably determined by the Administrative Agent to be its cost of funding such amount.

“Parent Entity” has the meaning specified in Section 6.01.

“Pari Passu Lien Debt” means any Indebtedness (i) that is (or is intended by the Borrower to be) secured by Liens on all or any portion of the Collateral that (x) with respect to the Term Priority Collateral, (a) are pari passu in lien priority with the Liens on the Term Priority Collateral that secure the Initial Term Loans and (b) senior in lien priority to the Liens on the Term Priority Collateral that secure the Obligations, and (y) with respect to the ABL Priority Collateral, (a) are pari passu in lien priority with the Liens on the ABL Priority Collateral that secure the Initial Term Loans and (b) junior in lien priority to the Liens on the ABL Priority Collateral that secure the Obligations, and (ii) with respect to which a Debt Representative acting on behalf of the holders of such Indebtedness has become party to and subject to the provisions of the Closing Date Intercreditor Agreement as a Fixed Asset Collateral Agent thereunder (or has become a party in a comparable capacity to another Intercreditor Agreement in form and substance similar to the Closing Date Intercreditor Agreement and satisfactory to the Administrative Agent in its sole discretion). For the avoidance of doubt, (i) “Pari Passu Lien Debt” includes the Initial Term Loans, and excludes obligations that are unsecured or secured (or intended to be secured) by a lien that is junior in priority to Liens on Collateral securing Pari Passu Lien Debt and (ii) no Indebtedness (other than the Loans, and any Incremental Facility incurred pursuant to this Agreement) may be secured on a pari passu lien basis by Liens on any ABL Priority Collateral.

“Participant” has the meaning specified in Section 11.07(d).

“Participant Register” has the meaning specified in Section 11.07(e).

“Participating Member State” means each state as described in any EMU Legislation.

“Participation” has the meaning specified in Section 11.07(d).

“Payment Conditions” means,

(a) with respect to Restricted Payments made in reliance upon Section 7.06(r) or Junior Debt Repayment made in reliance on Section 7.09(a)(ix):

(i) no Event of Default has occurred and is continuing or would arise after giving effect to such Restricted Payments or Junior Debt Repayments, as applicable;

(ii) the Fixed Charge Coverage Ratio (to include the borrowing of any Revolving Loan or the issuance of any Letter of Credit in connection with such Restricted Payments or Junior Debt Repayments as applicable) calculated on a Pro Forma Basis is at least 1.00:1.00;

(iii) Specified Excess Availability as of the date of incurrence of such Indebtedness or of such Restricted Payment or Junior Debt Payment, as applicable, and for the immediately preceding thirty calendar days (calculated on a Pro Forma Basis to include the borrowing of any Revolving Loan or the issuance of any Letter of Credit in connection with such Restricted Payments or Junior Debt Repayments, as applicable), is at least the greater of (1) $50,000,000 and (2) 15.0% of the Maximum Borrowing Amount; provided that compliance with clause (ii) will not be required if Specified Excess Availability (calculated as set forth above) as of the date of such Restricted Payment or Junior Debt Payment, as applicable, and for the immediately preceding thirty calendar days is at least the greater of (1) $70,000,000 and (2) 20.0% of the Maximum Borrowing Amount; and

(iv) the Borrower has delivered a certificate of a Responsible Officer to the Administrative Agent certifying compliance with the requirements of clauses (i) through (iii) above; and

(b) with respect to any Investments made in reliance upon Section 7.02(c) or Section 7.02(ff):

(i) no Event of Default has occurred and is continuing or would arise after giving effect to such Investment;

(ii) the Fixed Charge Coverage Ratio (to include the borrowing of any Revolving Loan or the issuance of any Letter of Credit in connection with such Investment) calculated on a Pro Forma Basis is at least 1.00:1.00;

(iii) Specified Excess Availability date of such Investment and for the immediately preceding thirty calendar days (calculated on a Pro Forma Basis to include (x) the borrowing of any Revolving Loan or the issuance of any Letter of Credit in connection with such transaction and (y) the Eligible Accounts Receivables, Eligible Inventory and Qualified Cash of (or attributable to) the Person (or assets) acquired in any such Investment) is at least the greater of (1) $40,000,000 and (2) 12.50% of the Maximum Borrowing Amount; provided that compliance with clause (ii) will not be required if Specified Excess Availability (calculated as set for the above) as of the date of such Investment and for the immediately preceding thirty calendar days is at least the greater of (1) $60,000,000 and (2) 17.50% of the Maximum Borrowing Amount; and

(iv) the Borrower has delivered a certificate of a Responsible Officer to the Administrative Agent certifying compliance with the requirements of clauses (i) through (iii) above.

“Payment Recipient” has the meaning specified in Section 2.14(c).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made, or has had an obligation to make, contributions at any time in the preceding five plan years.

“Permitted Acquisition” means an Acquisition Transaction together with other Investments undertaken to consummate such Acquisition Transaction; provided that:

(a) after giving Pro Forma Effect to any such Acquisition Transaction or Investment, at the applicable time determined in accordance with Section 1.08(f), no Event of Default shall have occurred and be continuing;

(b) the business of such Person, or such assets, as the case may be, constitute a business permitted by the Loan Documents; and

(c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each Subsidiary thereof that constitutes a Restricted Subsidiary) or assets in order to satisfy the requirements set forth in Section 6.11 to the extent applicable shall have been taken (or shall be taken), to the extent required by such section (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made) (unless such newly created or acquired Subsidiary constitutes an Excluded Subsidiary or is designated as an Unrestricted Subsidiary).

“Permitted Discretion” means the Administrative Agent’s commercially reasonable credit judgment (from the perspective of an asset-based lender) in establishing reserves, exercised in good faith in accordance with customary business practices for similar asset-based lending facilities, based upon its consideration of any factor that it reasonably believes (i) reflect items that would reasonably be expected to adversely affect the value of the applicable Eligible Accounts Receivable, Eligible Inventory or Qualified Cash, or (ii) reflect claims and liabilities that would reasonably be expected to adversely affect the enforceability or priority of the Administrative Agent’s Liens on the Collateral included in the Borrowing Base. Any reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith; provided that circumstances, conditions, events or contingencies existing or arising prior to the Closing Date and, in each case, disclosed in writing in any field examination or appraisal delivered to the Administrative Agent in connection herewith or otherwise known to the Administrative Agent prior to the Closing Date, shall not be the basis for any establishment of any Reserves after the Closing Date, unless such circumstances, conditions, events or contingencies shall have changed in a material adverse respect since the Closing Date. Notwithstanding anything to the contrary herein, (a) the amount of any such Reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or such change, (b) no Reserves or changes shall be duplicative of reserves or changes already accounted for through eligibility criteria (including collection/advance rates) and (c) no Reserves shall be imposed on the first 5.0% of dilution of accounts receivable and thereafter no dilution reserve shall exceed 1.0% for each incremental whole percentage in dilution over 5.0%.

“Permitted Equity Issuance” means any,

(a) public or private sale or issuance of any Qualified Equity Interests of the Borrower or any Parent Entity;

(b) contribution to the equity capital of the Borrower or any other Loan Party (other than (i) a Specified Equity Contribution or (ii) in exchange for Disqualified Equity Interests);

(c) sale or issuance of Indebtedness of Holdings, the Borrower or a Restricted Subsidiary (other than intercompany Indebtedness) that has been converted into or exchanged for Qualified Equity Interests of Holdings, the Borrower, a Restricted Subsidiary or any Parent Entity; or

(d) interest, returns, profits, dividends, distributions and similar amounts received from any Unrestricted Subsidiary or Joint Venture that is not a Subsidiary or on account of an Investment in such Person;

provided that the amount of any Permitted Equity Issuance will be, (i) in the case of clauses (a) and (b) above, the amount of cash and Cash Equivalents received by a Loan Party or Restricted Subsidiary in connection with such sale, issuance or contribution and the fair market value of any other property received in connection with such sale, issuance or contribution (measured at the time made), without adjustment for subsequent changes in the value and (ii) in the case of clause (c) above, the aggregate principal amount of Indebtedness so converted or exchanged.

“Permitted Holders” means any:

(a) a Permitted Investor and any Co-Investor;

(b) the Management Stockholders;

(c) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the Persons described in clauses (a) or (b) above are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (a) or (b) above, collectively, beneficially own (as defined in Rules 13(d) and 14(d) of the Exchange Act) Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interest of Holdings (or any Successor Holdings, if applicable) then held by such group; and

(d) any Parent Entity, for so long as a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such Parent Entity is beneficially owned (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, by one or more Permitted Holders described in clauses (a), (b) and/or (c) of the definition thereof.

“Permitted Investment” means (a) any Permitted Acquisition, (b) any Acquisition Transaction and/or (c) any other Investment or acquisition permitted hereunder.

“Permitted Investors” means (a) the Sponsor, (b) each of the Affiliates and investment managers of the Sponsor, (c) any fund or account managed by any of the persons described in clause (a) or (b) of this definition, (d) any employee benefit plan of Holdings or any of its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (e) investment vehicles of members of management of Holdings or the Borrower, Holdings, the Borrower, and their respective Subsidiaries.

“Permitted Junior Secured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is Junior Lien Debt.

“Permitted Lien” means any Lien not prohibited by Section 7.01.

“Permitted Pari Passu Secured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is Pari Passu Lien Debt.

“Permitted Ratio Debt” means Indebtedness of one or more Loan Parties or Restricted Subsidiaries; provided that, at the time of incurrence thereof (or the time commitments with respect thereto are made):

(a) immediately after giving effect to the issuance, incurrence, or assumption of such Indebtedness:

(i) in the case of any Pari Passu Lien Debt, the First Lien Net Leverage Ratio for the applicable Test Period is equal to or less than (1) the Closing Date First Lien Net Leverage Ratio or (2) the First Lien Net Leverage Ratio immediately prior to such incurrence;

(ii) in the case of any Junior Lien Debt, either (1) the Secured Net Leverage Ratio for the applicable Test Period is equal to or less than (A) the Closing Date Secured Net Leverage Ratio plus 0.50:1.00 or (B) the Secured Net Leverage Ratio immediately prior to such incurrence or (2) the Interest Coverage Ratio for the applicable Test Period is equal to or greater than (A) 2.00 to 1.00 or (B) the Interest Coverage Ratio immediately prior to such incurrence; and

(iii) in the case of any Indebtedness that is not secured by a Lien on any Collateral, either:

(A) the Total Net Leverage Ratio for the applicable Test Period is equal to or less than (I) the Closing Date Total Net Leverage Ratio plus 0.50:1.00 or (II) the Total Net Leverage Ratio immediately prior to such incurrence, or

(B) the Interest Coverage Ratio for the applicable Test Period is equal to or greater than (I) 2.00 to 1.00 or (II) the Interest Coverage Ratio immediately prior to such incurrence;

in each case, after giving Pro Forma Effect to the incurrence of such Indebtedness and any use of proceeds thereof and measured as of and for the Test Period immediately preceding the issuance, incurrence or assumption of such Indebtedness for which internal financial statements are available; provided that the aggregate principal amount of Permitted Ratio Debt incurred by Non-Loan Parties shall not exceed, in the aggregate, the greater of (A) $280,000,000 (i.e. approximately 50.0% of Closing Date EBITDA) and (B) 50.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination; and

(b) if such Indebtedness is Pari Passu Lien Debt or Junior Lien Debt, a Debt Representative acting on behalf of the holders of such Permitted Ratio Debt has become party to, or is otherwise subject to the provisions of, (i) if such Permitted Ratio Debt is Pari Passu Lien Debt, an Equal Priority Intercreditor Agreement and the Closing Date Intercreditor Agreement (or another Intercreditor Agreement in form and substance similar to the Closing Date Intercreditor Agreement and satisfactory to the Administrative Agent in its sole discretion) or (ii) if such Permitted Ratio Debt is Junior Lien Debt, a Junior Lien Intercreditor Agreement;

(c) (i) the scheduled final maturity date of any Permitted Ratio Debt (A) that is Pari Passu Lien Debt will be no earlier than the scheduled final maturity date for the Revolving Loans and (B) that is Junior Lien Debt or Indebtedness that is not secured by a Lien on any Collateral shall not mature prior to the date that is 91 days following the scheduled final maturity date for the Revolving Loans; provided that this clause (c)(i) shall not apply to the incurrence of any Permitted Ratio Debt pursuant to the Inside Maturity Exception; and (ii) the Weighted Average Life to Maturity of any Permitted Ratio Debt will be no shorter than the remaining Weighted Average Life to Maturity of the Revolving Loans (without giving effect to any amortization or prepayment on the outstanding Initial Term Loans); provided that this clause (c)(ii) shall not apply to the incurrence of any Permitted Ratio Debt pursuant to the Inside Maturity Exception;

(d) any mandatory prepayment of Permitted Ratio Debt (i) that comprises Pari Passu Lien Debt may not participate in any mandatory prepayments of the Revolving Loans, it being agreed (A) any repayment of such Permitted Ratio Debt at maturity shall be permitted and (B) any greater than pro rata repayment of such Permitted Ratio Debt shall be permitted with the proceeds of a permitted refinancing thereof; provided that this clause (d)(i) shall not apply to the incurrence of any Permitted Ratio Debt pursuant to the Inside Maturity Exception; and (ii) that comprises Junior Lien Debt or Indebtedness that is not secured by a Lien on the Collateral may not be made, unless such mandatory prepayments comply with the provisions of Section 7.09(a); provided that this clause (d)(ii) shall not apply to the incurrence of any Permitted Ratio Debt pursuant to the Inside Maturity Exception; and

(e) (i) to the extent secured by a Lien on property or assets of Borrower or any other Loan Party, any Permitted Ratio Debt shall not be secured by any Lien on any property or asset of such Person that does not also secure the Initial Revolving Loans (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Excluded Assets, (3) Liens on property or assets applicable only to periods after the Latest Maturity Date of the Initial Term Loans at the time of incurrence and (4) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders under Initial Revolving Loans for so long as such Liens secure such Permitted Ratio Debt); and (ii) to the extent guaranteed by the Borrower or any other Loan Party, any such Permitted Ratio Debt shall not be guaranteed by any such Person that is not (or is not required to be) a Loan Party (except (1) for guarantees by other Persons that are applicable only to periods after the Latest Maturity Date of the Revolving Loans at the time of incurrence, (2) an Excluded Subsidiary and (3) any such Person guaranteeing such Permitted Ratio Debt that also guarantees Initial Revolving Loans for so long as such Person guarantees such Permitted Ratio Debt).

Permitted Ratio Debt (i) may rank either pari passu or junior in right of payment with any Class of Revolving Loans (including the Initial Revolving Loans) and (ii) for the avoidance of doubt, may be Pari Passu Lien Debt, Junior Lien Debt or Indebtedness not secured by a Lien on any Collateral. Permitted Ratio Debt will be deemed to include any Registered Equivalent Notes issued in exchange therefor, but, for avoidance of doubt, no Permitted Ratio Debt may be secured on a pari passu lien basis by Liens on any ABL Priority Collateral (as defined in the Closing Date Intercreditor Agreement).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, replacement, renewal or extension of any Indebtedness of such Person; provided that

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder,

(b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(d), such modification, refinancing, refunding, replacement, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended,

(c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(d), at the time thereof, no Event of Default shall have occurred and be continuing and with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(d) no Specified Event of Default shall have occurred and be continuing,

(d) such Indebtedness shall not be incurred or guaranteed by any Loan Party or Restricted Subsidiary other than a Loan Party or Restricted Subsidiary that was an obligor of the Indebtedness being exchanged, extended, renewed, replaced or refinanced and no additional Loan Parties or Restricted Subsidiaries shall become liable for such Indebtedness;

(e) if such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is Junior Financing or Junior Lien Debt,

(i) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, replacement, renewal, or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended,

(ii) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is unsecured, such modification, refinancing, refunding, replacement, renewal or extension is either (A) unsecured or (B) secured only by Permitted Liens (provided that such incurrence will thereafter count in the calculation of any remaining basket capacity thereunder, while such Indebtedness remains outstanding);

(iii) to the extent such Indebtedness being modified, refinanced, refunded, replaced, renewed, or extended is secured by Liens, (A) such modification, refinancing, refunding, replacement, renewal or extension is either (1) unsecured or (2) secured only by Permitted Liens, provided that if such Indebtedness is Pari Passu Lien Debt or Junior Lien Debt, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to, or is otherwise subject to the provisions of (1) if such Indebtedness is Pari Passu Lien Debt, an Equal Priority Intercreditor Agreement and the Closing Date Intercreditor Agreement (or another Intercreditor Agreement in form and substance similar to the Closing Date Intercreditor Agreement and satisfactory to the Administrative Agent in its sole discretion) or (2) if such Indebtedness is Junior Lien Debt, a Junior Lien Intercreditor Agreement and (B) such modification, refinancing, refunding, replacement, renewal or extension is secured by Liens that are subordinated to the Liens on the ABL Priority Collateral securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, replaced, renewed or extended; and

(iv) such modification, refinancing, refunding, replacement, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended and no additional obligors become liable for such Indebtedness;

(f) if such Indebtedness is secured by assets of the Borrower or any Restricted Subsidiary:

(i) such Indebtedness shall not be secured by Liens on any assets of the Borrower or any Restricted Subsidiary that are not also subject to, or would be required to be subject to pursuant to the Loan Documents, a Lien securing the Obligations (except (1) Liens on property or assets applicable only to periods after the Latest Maturity Date at the time of incurrence, and (2) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders);

(ii) if such Indebtedness is Pari Passu Lien Debt or Junior Lien Debt, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to, or is otherwise subject to the provisions of (A) if such Indebtedness is Pari Passu Lien Debt, an Equal Priority Intercreditor Agreement and the Closing Date Intercreditor Agreement (or another Intercreditor Agreement in form and substance similar to the Closing Date Intercreditor Agreement and satisfactory to the Administrative Agent in its sole discretion) or (B) if such Indebtedness is Junior Lien Debt, a Junior Lien Intercreditor Agreement; and

(g) in the case of any Permitted Refinancing in respect of any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt, in each case, such Permitted Refinancing is secured by Liens on assets of Loan Parties that are subject to (x) an Equal Priority Intercreditor Agreement and the Closing Date Intercreditor Agreement (or another Intercreditor Agreement in form and substance similar to the Closing Date Intercreditor Agreement and satisfactory to the Administrative Agent in its sole discretion) or (y) a Junior Lien Intercreditor Agreement, as applicable.

Permitted Refinancing will be deemed to include any Registered Equivalent Notes issued in exchange therefor. Notwithstanding anything to the contrary, in the case of any Permitted Refinancing of any Indebtedness that is subject to a limitation on incurrence or guarantee of such Indebtedness by any Non- Loan Party, such limitation shall apply to any Permitted Refinancing thereof as if such Permitted Refinancing were such Indebtedness.

“Permitted Reorganization” means any transaction (a) undertaken to effect a corporate reorganization (or similar transaction or event) for operational or efficiency purposes, (b) undertaken in connection with and reasonably required for consummating an Qualifying IPO or (c) related to tax planning or tax reorganization, in each case, as determined in good faith by the Borrower and entered into after the Closing Date; provided that, (i) no Event of Default is continuing immediately prior to such transaction and immediately after giving effect thereto and (ii) the Borrower has determined in good faith that, after giving effect to such transaction, the security interests of the Lenders in the Collateral (taken as a whole) and the Guarantees of the Obligations (taken as a whole), in each case would not be impaired as a result thereof, and such transaction would not otherwise be materially adverse to the Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Property Collateral” means any Collateral consisting of personal property in which a valid lien may be created pursuant to Article 9 of the New York UCC.

“Platform” has the meaning specified in Section 6.02.

“Pledged Collateral Threshold” means an amount equal to the Threshold Amount.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Post-Acquisition Borrowing Base” has the meaning specified in the definition of “Acquired Borrowing Base Component.”

“Pounds Sterling” and “£” mean the lawful money of the United Kingdom of Great Britain and Northern Ireland.

“Pre-Acquisition Borrowing Base” has the meaning specified in the definition of “Acquired Borrowing Base Component.”

“Prepayment Notice” means a written notice made pursuant to Section 2.07(a)(i) substantially in the form of Exhibit J.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Private-Side Information” means any information with respect to Holdings and its Subsidiaries that is not Public-Side Information.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender and any Letters of Credit issued or participations purchased therein by any Lender or any participation in any Swing Line Loans purchased by any Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of that Lender at such time and the denominator of which is the aggregate Revolving Commitments of all Lenders at such time.

“Prohibited Perfection Action” means any requirement or action:

(a) to perfect security interests in the Collateral other than by,

(i) “all asset” filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant state(s) for each Domestic Subsidiary;

(ii) filings in (A) the United States Patent and Trademark Office with respect to any material U.S. registered patents and trademarks and (B) the United States Copyright Office of the Library of Congress with respect to material copyright registrations, in the case of each of (A) and (B), constituting Collateral;

(iii) [Reserved];

(iv) [Reserved]; and

(v) delivery to the Administrative Agent or Collateral Agent (or a bailee or other agent of the Administrative Agent or Collateral Agent) to be held in its possession of all Collateral consisting of (A) certificates representing Pledged Equity, and (B) promissory notes and other instruments constituting Collateral, in each case, in the manner provided in the Collateral Documents; provided that promissory notes and instruments having an aggregate principal amount equal to the Pledged Collateral Threshold or less need not be delivered to the Collateral Agent;

(b) subject to Section 6.14, to enter into any control agreement, lockbox or similar arrangement with respect to any deposit account, securities account, commodities account or other bank account, or otherwise take or perfect a security interest with control (other than with respect to the Cash Collateral Account and Pledged Securities under the Collateral Documents);

(c) to be required to have any notice sent to Account Debtors or other contractual third parties prior to an Event of Default;

(d) to provide any notice or obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof);

(e) to take any perfection action with respect to any real property;

(f) to take any action (i) outside of the United States with respect to any assets located outside of the United States, (ii) in any non-U.S. jurisdiction or (iii) required by the laws of any non-U.S. jurisdiction to create, perfect or maintain any security interest or otherwise, except, in each case, with respect to a Foreign Subsidiary that voluntarily becomes a Guarantor; or

(g) to take any action with respect to perfecting a Lien with respect to letters of credit, letter of credit rights, Commercial Tort Claims, Chattel Paper or assets subject to a certificate of title or similar statute (in each case, other than the filing of customary “all asset” UCC-1 financing statements), unless required by the terms of the Security Agreement or the relevant Collateral Document.

No representation or warranty contained herein or in any Loan Document shall be deemed inaccurate as a result of any Grantor not taking a Prohibited Perfection Action.

“Protective Advance” has the meaning specified in Section 2.02.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to Holdings’ status (or any relevant Parent Entity’s status) as a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Public Lenders” means Lenders that do not wish to receive Private-Side Information.

“Public-Side Information” means (a) at any time prior to a Parent Entity or Holdings or any of their respective Subsidiaries becoming the issuer of any Traded Securities, information that Holdings determines (i) would be required by applicable Law to be publicly disclosed in connection with an issuance by such Parent Entity or Holdings or any of their respective Subsidiaries of its debt or equity securities pursuant to a registered public offering made at such time or (ii) not material to make an investment decision with respect to securities of such Parent Entity or Holdings or any of their respective Subsidiaries (for purposes of United States federal, state or other applicable securities laws), and (b) at any time on or after such Parent Entity or Holdings or any of their respective Subsidiaries becoming the issuer of any Traded Securities, information that does not constitute material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to such Parent Entity or Holdings or any of their respective Subsidiaries or any of their respective securities.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.26(a).

“Qualified Cash” means cash and Cash Equivalents of the Loan Parties that are not Restricted in DDAs (including any DDA maintained with the Administrative Agent) that are subject to Blocked Account Agreements in favor of the Administrative Agent which provide for daily reporting by the applicable depository institution to the Administrative Agent.

“Qualified Cash Component” means 100.0% of Qualified Cash.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Holding Company Debt” means Indebtedness of Holdings:

(a) that is not subject to any Guarantee by any Loan Party (including the Borrower);

(b) that will not mature prior to the date that is six months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof;

(c) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (e) below);

(d) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (i) the date that is four years from the date of the issuance or incurrence thereof and (ii) the date that is 180 days after the Latest Maturity Date in effect on the date of such issuance or incurrence; and

(e) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company), in each case as determined by the Borrower in good faith;

provided that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualified Professional Asset Manager” has the meaning specified in Section 10.15(a).

“Qualified Securitization Financing” means any Securitization Financing that meets the following conditions:

(a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries, as determined by the Borrower in good faith;

(b) all sales, transfers and/or contributions of Securitization Assets and related assets are made at fair market value; and

(c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms, as determined by the Borrower in good faith.

“Qualifying IPO” means,

(a) the issuance by Holdings or any Parent Entity of its common Equity Interests in an underwritten primary public offering, other than a public offering pursuant to a registration statement on Form S-8, pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering), or

(b) any transaction or series of related transactions following consummation of which Holdings or any Parent Entity is either subject to the periodic reporting obligations of the Exchange Act or has a class or series of Equity Interests publicly traded on a recognized securities exchange, in each case, if following such transaction or series of transactions, any class or series of Equity Interests of such Person is listed on a national securities exchange.

“ReadyRefresh Account” means an Account arising from or in connection with the ReadyRefresh line of products.

“Recipient” means (a) the Administrative Agent (b) any Lender, (c) any Issuing Bank and (d) the Swing Line Lender, as applicable.

“Recurring Contracts” means, as of any date of determination, any commercial contract of the Borrower or any Restricted Subsidiary for the provision of goods or other services that are continuous and not project based.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Refunding Equity Interests” has the meaning specified in Section 7.06(o).

“Register” has the meaning specified in Section 11.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reimbursement Obligations” has the meaning specified in Section 2.04(c)(i).

“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facility.

“Release Actions” has the meaning specified in Section 10.11(b).

“Release Certificate” has the meaning specified in Section 10.11(b).

“Release Date” has the meaning specified in Section 10.11(b).

“Release/Subordination Event” has the meaning specified in Section 10.11(a)(ii).“Relevant Four Fiscal Quarter Period” means, with respect to any requested Specified Equity Contribution, the four-fiscal quarter period ending on (and including) the fiscal quarter in which Consolidated Adjusted EBITDA will be increased as a result of such Specified Equity Contribution.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to Section 6.10(b) or (c), which Reports shall be reasonably satisfactory to the Administrative Agent and may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 11.08.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty day notice period has been waived by regulation.

“Required Facility Lenders” means, with respect to any Facility on any date of determination, Lenders having or holding more than 50.0% of the sum of (a) the aggregate principal amount of outstanding Loans under such Facility and (b) the aggregate unused Commitments under such Facility; provided that the portion of outstanding Loans and the unused Commitments of such Facility, as applicable, held or deemed held by any Defaulting Lender or Disqualified Lender shall be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having or holding more than 50.0% of the sum of (a) the aggregate Revolving Exposure of all Lenders and (b) the aggregate unused Revolving Commitments; provided that the aggregate Revolving Exposure and unused Revolving Commitments of or held by any Defaulting Lender or Disqualified Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Minimum Balances” has the meaning specified in Section 6.14(c).

“Rescindable Amount” has the meaning specified in Section 2.14(c).

“Reserved Secured Cash Management Obligations” means any Obligations in respect of any Secured Cash Management Services, up to the maximum amount owing thereunder as specified by the applicable Cash Management Bank in writing to Administrative Agent, which amount may be increased with respect to any existing Secured Cash Management Services by further written notice from such Cash Management Bank to Administrative Agent from time to time; provided that the Borrower has been notified of and given a least three (3) Business Days to review any error in the calculation of such maximum amount and increased amount.

“Reserved Secured Hedge Obligations” means any Obligations in respect of any Secured Hedge Agreement owing to a Hedge Bank, up to the maximum amount owing thereunder as specified by the applicable Hedge Bank in writing to Administrative Agent, which amount may be increased with respect to any existing Secured Hedge Agreement at any time by further written notice from such Hedge Bank to Administrative Agent; provided that the Borrower has been notified of and given a least three (3) Business Days to review any error in the calculation of such maximum amount and increased amount.

“Reserves” means, without duplication, the Bank Products Reserve, the Maturing Indebtedness Reserve and any and all other reserves established in accordance with and subject to Section 2.21. Without limiting the generality of the foregoing but subject to Section 2.21, there may be dilution reserves, reserves for unpaid and accrued sales taxes, reserves for banker’s liens, rights of setoff or similar rights and remedies as to deposit or investment accounts, reserves for contingent liabilities of any Loan Party, reserves for uninsured or underinsured losses or litigation of any Loan Party, reserves for raw material purchase price variations, customer-specific bad debt reserves, reserves for customs charges, freight and shipping charges related to any Inventory in transit, reserves for other taxes, fees, assessments, and other governmental charges with respect to the Collateral or any Loan Party, reserves for self-insurance and insurance premiums and reserves for royalties and other payments to owners or licensors of intellectual property.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” means the executive chairman, chief executive officer, president, senior vice president, senior vice president (finance), vice president, chief financial officer, treasurer, manager of treasury activities or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of the Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Restricted Subsidiary (unless such appearance is related to a restriction in favor of, the Administrative Agent or the Collateral Agent).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of the Restricted Subsidiaries (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests other than dividends or distributions payable solely in Equity Interests (other than Disqualified Equity Interests) of the Borrower), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof). For the avoidance of doubt, the payment of any Contractual Obligation that is based on, or measured with respect to the value of an Equity Interest, including any such Contractual Obligations constituting compensation arrangements, shall not be considered a Restricted Payment. The amount of any Restricted Payment not made in cash or Cash Equivalents shall be the fair market value of the securities or other property distributed by dividend or other otherwise.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retail Account” means an Account arising from or in connection with retail sales.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan pursuant to Section 2.01 and to acquire participations in Letters of Credit and Swing Line Loans made to the Borrower hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 2.01 under the caption “Revolving Commitment” or in the applicable Assignment and Assumption, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof including Section 2.16. The aggregate amount of the Revolving Commitments as of the Closing Date is $350,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (a) the fifth anniversary of the Closing Date, (b) the date the Revolving Commitments, including Revolving Commitments in respect of Letters of Credit and Swing Line Loans, are permanently reduced to zero pursuant to Section 2.08, and (c) the date of the termination of the Revolving Commitments pursuant to Section 9.02.

“Revolving Exposure” means, at any time, the sum of (1) the aggregate principal amount of Revolving Loans at such time and (2) the Letter of Credit Obligations outstanding at such time. The Revolving Exposure of any Lender at any time will be, subject to adjustment as expressly provided in Section 2.19, the product of (a) such Lender’s Pro Rata Share and (b) the aggregate Revolving Exposure of all Lenders, collectively, at such time.

“Revolving Facility” means the Facility comprised of the Revolving Commitments, Revolving Loans, Swing Line Loans and Letters of Credit hereunder.

“Revolving Lender” means a Lender having a Revolving Commitment or other Revolving Exposure.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Revolving Loans” means the revolving loans made to the Borrower pursuant to Section 2.01, including each Protective Advance made to the Borrower.

“S&P” means Standard & Poor’s, a division of S&P Global Inc., and any successor thereto.

“Sale Leaseback Transaction” means a sale leaseback transaction with respect to all or any portion of any real property, equipment or capital assets owned by a Loan Party or other property customarily included in such transactions.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctioned Person” has the meaning specified in Section 5.17(c).

“Sanctions” means any sanction or trade embargo administered or enforced by the United States government (including OFAC), the United Nations Security Council, the European Union or HMT.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Services” means Cash Management Services entered into by and among the Borrower or any Restricted Subsidiary and any Cash Management Bank (but only if such Cash Management Services are not “Secured Cash Management Services” under the Term Loan Credit Agreement).

“Secured Hedge Agreement” means any Hedge Agreement that is entered into by and between any Loan Party and any Hedge Bank and designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement”(but only if such Hedge Agreement has not been designated as a “Secured Hedge Agreement” under the Term Loan Credit Agreement), it being understood that each counterparty thereto shall be deemed (A) to appoint the each Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article X, Section 11.04 and Section 11.15 and any applicable Intercreditor Agreement as if it were a Lender hereunder.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt outstanding as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower for such Test Period.

“Secured Obligations” has the meaning given to such term in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Swing Line Lender, each Issuing Bank, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05 and Section 10.12.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams, other rights to payment (including with respect to rights of payment pursuant to the terms of Joint Ventures) subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person, or may grant a security interest or Lien in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets as determined by the Borrower in good faith.

“Securitization Repurchase Obligation” means any obligation of a seller or transferor of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary, and

(a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(c) to which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results;

it being agreed that a Securitization Asset consisting of an obligation of or to any Affiliate of a Loan Party shall not result in non-compliance with any of the foregoing provisions.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit F, together with each Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Indebtedness” has the meaning specified in Section 11.01(b)(viii).

“Senior Notes” means the notes issued by the Borrower pursuant to the Notes Indenture.

“Short Term Advances” has the meaning specified in the definition of “Indebtedness.”

“Significant Subsidiary” has the meaning specified in Regulation S-X.

“Similar Business” means any business, the majority of the revenues of which are derived from (a) business or activities conducted by the Borrower and the Restricted Subsidiaries on the Closing Date, (b) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (c) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and the Restricted Subsidiaries.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 2:30 p.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person, on a consolidated basis with its Subsidiaries, exceeds its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, (b) the present fair saleable value of the property of such Person, on a consolidated basis with its Subsidiaries, is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) such Person, on a consolidated basis with its Subsidiaries, is able to pay its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured and (d) such Person, on a consolidated basis with its Subsidiaries, is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 11.07(g).

“Specified ABL Event of Default” means an Event of Default pursuant to Section 9.01(a), Section 9.01(b)(i), Section 9.01(b)(iii), Section 9.01(b)(vi), Section 9.01(d) (solely with respect to the representation and warranty made in respect of a Borrowing Base Certificate) and Section 9.01(f).

“Specified Equity Contribution” has the meaning specified in Section 8.02.

“Specified Event of Default” means an Event of Default pursuant to Section 9.01(a) or an Event of Default pursuant to Section 9.01(f) with respect to any Loan Party.

“Specified Excess Availability” means, the sum of (a) Excess Availability at such time plus (b) Suppressed Availability (which shall not be less than zero) at such time.

“Specified Representations” means those representations and warranties made by Holdings and the Borrower in Sections 5.01(a) (with respect to organizational existence only), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.04, 5.13, 5.16, 5.17 and 5.18.

“Specified Transaction” means any of the following identified by the Borrower: (a) transaction or series of related transactions, including Investments and Acquisition Transactions, that results in a Person becoming a Restricted Subsidiary, (b) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any transaction or series of related transactions, including Dispositions, that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, (d) any acquisition or disposition of assets constituting a business unit, line of business or division of another Person or a facility, (e) any material changes in customer, supplier or other commercial contracts or arrangements identified by the Borrower or new material customer, supplier or other commercial contracts or arrangements identified by the Borrower, including (i) material changes to amounts to be paid by or received by Loan Parties and (ii) material changes to contracted or implemented revenue, (f) any restructuring of the business of the Borrower identified by the Borrower, whether by merger, consolidation, amalgamation or otherwise, (g) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) and any increase or decrease in cash or Cash Equivalents resulting from an Acquisition Transaction, Investment, Restricted Payment or Disposition (and the corresponding effect to leverage ratios after giving effect to any cash netting provisions), (h) any Restricted Payment and (i) transactions, events or occurrences of the type given pro forma effect in (A) the financial model for the Borrower and its Subsidiaries prepared by the Sponsor and delivered to the Lead Arrangers in connection with the Transactions or (B) any quality of earnings report prepared by a nationally recognized accounting firm and furnished to the Administrative Agent in connection with the Transactions or an Acquisition Transaction or other Investment consummated after the Closing Date.

“Specified Transaction Adjustments” has the meaning specified in Section 1.08(c).

“Sponsor” means (a) any funds, limited partnerships or co-investment vehicles managed or advised by One Rock Capital Partners, LLC or any Affiliates of any of the foregoing Person(s) or any direct or indirect Subsidiaries of any of the foregoing Person(s) (or jointly managed by any such Person(s) or over which any such Person(s) exercise governance rights) and (b) any investors (including limited partners) in the Persons identified in clause (a) who are investors in such Persons as of the Closing Date, and from time to time, invest directly or indirectly in Holdings or any Parent Entity.

“Sponsor Management Agreement” means those certain Management Services Agreements, dated as of the Closing Date, by and among the Sponsor, certain Co-Investors and certain Management Stockholders, as the same may be amended, modified, replaced, supplemented or otherwise modified from time to time in accordance with its terms, but only to the extent that any such amendment, modification, replacement, supplement or other modification does not, directly or indirectly, increase the obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to make any payments thereunder.

“Sponsor Termination Fees” means any one-time payment under the Sponsor Management Agreements of a termination fee to the Sponsor or other party to a Sponsor Management Agreement in the event of either a Change of Control or the completion of a Qualifying IPO.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in a Securitization Financing.

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which the Equity Interests having ordinary voting power (other than Equity Interests having ordinary voting power for the election of directors having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned, directly or indirectly, by such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of the Borrower. For the avoidance of doubt and without limitation of the foregoing, no Person shall be considered a Subsidiary of the Borrower, unless the Borrower has the ability to Control such Person and the Borrower owns of record, either directly or indirectly through a Restricted Subsidiary, Equity Interests issued by such Person (other than Equity Interests having ordinary voting power for the election of directors having such power only by reason of the happening of a contingency) that, in the aggregate, have a majority of the aggregate ordinary voting power for the election of directors to the Board of Directors represented by the issued and outstanding Equity Interests of such Person.

“Subsidiary Guarantor” or “Subsidiary Loan Party” means, at any time, any Restricted Subsidiary (other than any Excluded Subsidiary) that, at such time, is required to be a Guarantor pursuant to the terms of this Agreement.

“Successor Borrower” has the meaning specified in Section 7.04(e).

“Successor Holdings” means any successor to Holdings pursuant to Section 7.04(a)(iii), Section 7.04(g)(ii) or Section 7.10(b)(ii), as applicable, together with such Person’s subsequent successors and assigns permitted hereunder.

“Super Majority Lenders” means, as of any date of determination, Lenders having or holding more than 66-2/3% of the sum of (a) the aggregate Revolving Exposure of all Lenders and (b) the aggregate unused Revolving Commitments; provided that the aggregate Revolving Exposure and unused Revolving

Commitments of or held by any Defaulting Lender or Disqualified Lender (to the extent not reallocated) shall be excluded for purposes of making a determination of Super Majority Lenders at any time.

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 10.12(a).

“Supported QFC” has the meaning specified in Section 11.26(a).

“Suppressed Availability” means an amount, if positive, by which the Borrowing Base exceeds the aggregate Revolving Commitments; provided, for the purposes of calculating Specified Excess Availability, Suppressed Availability shall not exceed 5.0% of the aggregate Revolving Commitments at such time.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America, N.A., in its capacity as the Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a swing line loan made by the Swing Line Lender to the Borrower pursuant to Section 2.03.

“Swing Line Loan Request” means request for a Swing Line Loan, substantially in the form of Exhibit A- 4, or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means $50,000,000.

“Target Loan Parties” means the subsidiaries of the Acquired Business that are required to become Loan Parties hereunder on the Closing Date, subject to the Certain Funds Provisions.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning assigned to such term in the Term Loan Credit Agreement (as in effect on the date hereof).

“Term Loan Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent and collateral agent in respect of the Term Loan Credit Agreement, together with any permitted successors and assigns, in such capacity.

“Term Loan Credit Agreement” means that certain First Lien Credit Agreement, dated as of the Closing Date, by and among Holdings, the Borrower, the lenders party thereto, the Term Loan Agent and the other parties thereto, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Term Loan Documents” means the Term Loan Credit Agreement and the other “Loan Documents” as defined in the Term Loan Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof and of the Closing Date Intercreditor Agreement.

“Term Loan Facility” means any “Facility” as defined in the Term Loan Credit Agreement (as in effect on the date hereof).

“Term Loan Obligations” means the “Obligations” as defined in the Term Loan Credit Agreement (as in effect on the date hereof).

“Term Priority Collateral” means the “Fixed Asset Priority Collateral” as defined in the Closing Date Intercreditor Agreement.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted, (ii) Obligations under Secured Hedge Agreements as to which alternative arrangements acceptable to the Hedge Bank thereunder have been made, if any, and (iii) Cash Management Obligations, if any), (b) the termination of the Commitments and (c) the termination or expiration of all Letters of Credit under this Agreement (unless backstopped or Cash Collateralized in an amount equal to 103.0% of the maximum drawable amount of any such Letter of Credit or otherwise in an amount and/or in a manner reasonably acceptable to the applicable Issuing Bank(s)).

“Test Period” in effect at any time means either (a) the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), or (b) until the first date after the Closing Date on which such financial statements have been delivered (or if the Borrower otherwise elects) the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements are available (which may be internal financial statements). A Test Period may be designated by reference to the last day thereof (i.e. the ‘December 31st Test Period’ of a particular year refers to the period of four consecutive fiscal quarters of the Borrower ended on December 31st of such year), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means the greater of (a) $112,000,000 (i.e. approximately 20.0% of Closing Date EBITDA) and (b) 20.0% of TTM Consolidated Adjusted EBITDA.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the Borrower for such Test Period.

“Total Utilization of Revolving Commitments” means, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans, (ii) the aggregate principal amount of all outstanding Swing Line Loans and (iii) the Letter of Credit Usage.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering or Rule 144A offering.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, including any amortization thereof in any period, including any amortization thereof in any period.

“Transactions” means, collectively, the funding of the Initial Term Loans, the Equity Contribution, the issuance of notes under the Notes Indenture, the funding of the Initial Revolving Loans (if any), the consummation of the Acquisition, including all payments to the holders of the Equity Interests of the Acquired Business in connection therewith and the payment of the Transaction Expenses.

“Treasury Equity Interests” has the meaning specified in Section 7.06(o).

“Trust Fund Account” means any account containing cash consisting solely of Trust Funds.

“Trust Funds” means, to the extent segregated from other assets of the Loan Parties in a segregated account that contains amounts comprised solely and exclusively of such Trust Funds, any cash or Cash Equivalents or other investment property comprised solely of (a) funds used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (b) funds used or to be used to pay all Taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding Taxes (including the employer’s share thereof)) and (c) any other funds which any Loan Party or any Restricted Subsidiary (i) holds on behalf of another Person (other than Holdings or any of its Subsidiaries) or (ii) holds as an escrow or fiduciary for another Person (other than Holdings or any of its Subsidiaries).

“TTM Consolidated Adjusted EBITDA” means, as of any date of determination, the Consolidated Adjusted EBITDA of the Borrower and the Restricted Subsidiaries, determined on a Pro Forma Basis, for the most recent Test Period.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.26(a).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment with respect thereto

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent entity, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent entity is subject to home jurisdiction supervision, if applicable law requires that such appointment not be disclosed.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Sections 2.01(b)(iv) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, (b) with respect to the Swing Line Lender, the aggregate amount, if any, of outstanding Swing Line Loans in respect of which any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to Section 2.03(c) and (c) with respect to the Issuing Banks, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Lender shall have failed to make amounts available to the applicable Issuing Banks pursuant to Section 2.04(c).

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (a) each Securitization Subsidiary and (b) any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof and each Subsidiary of such Subsidiary, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 6.13 or ceases to be a Subsidiary of the Borrower.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Vendor Financing Agreement” means an agreement to provide financing in respect of accounts payable of the Borrower or any of its Subsidiaries and any agreement related thereto.

“Walmart” means Walmart Inc. (or its affiliates) and Sam’s Club (or its affiliates).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(b) the then outstanding principal amount of such Indebtedness;

provided that for purposes of determining the Weighted Average Life to Maturity (1) of (i) any Refinanced Debt (as defined in the Term Loan Credit Agreement), (ii) any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, or (iii) any term loans for purposes of incurring any other Indebtedness (in any such case, the “Applicable Indebtedness”), the effects of any amortization payments or other prepayments made on such Applicable Indebtedness (including the effect of any prepayment on remaining scheduled amortization) prior to the date of the applicable modification, refinancing, refunding, renewal, replacement, extension or incurrence shall be disregarded and (2) of any revolving loans, such loans shall be deemed to have been borrowed on the first date such revolving loans are available to be drawn and remain outstanding without being prepaid or repaid until the maturity date applicable to such revolving loans.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any Guarantor or the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; (ii) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub- clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears; (iii) the term “including” is by way of example and not limitation; (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; (v) the phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents; (vi) the phrase “commercially reasonable efforts” shall not require the payment of a fee or other amount to any third party or the incurrence of any expense or liability by a Loan Party (or Affiliate) outside its ordinary course of its business; (vii) the term “continuing” means, with respect to a Default or Event of Default, that it has not been cured (including by performance) or waived within the time periods set forth in this Agreement; (viii) the phrase “in good faith” when used with respect to a determination made by a Loan Party shall mean that such determination was made in the prudent exercise of its commercial judgment and shall be deemed to be conclusive if fully disclosed in writing (in reasonable detail) to the Administrative Agent and the Lenders and neither the Administrative Agent nor the Required Lenders have objected to such determination within ten (10) Business Days of such disclosure to the Administrative Agent and the Lenders; and (ix) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”), if (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.03 Accounting and Finance Terms; Accounting Periods; Unrestricted Subsidiaries; Determination of Fair Market Value. All accounting terms, financial terms or components of such terms not specifically or completely defined herein shall be construed in conformity with the Accounting Principles (without giving effect to the treatment of “right of use” leases as capital leases under the Accounting Principles) to the extent the Accounting Principles define such term or a component of such term. To the extent the Accounting Principles do not define any such term or a component of any such term, such term shall be calculated by the Borrower in good faith. The inclusion of an explanatory paragraph in an audit opinion shall not result in such opinion being “qualified.” For purposes of calculating any consolidated amounts necessary to determine compliance by any Person and, if applicable, its Restricted Subsidiaries with any ratio or other financial covenant in this Agreement, Unrestricted Subsidiaries shall be excluded. Unless the context indicates otherwise, any reference to a “fiscal year” shall refer to a fiscal year of the Borrower ending December 31st, and any reference to a “fiscal quarter” shall refer to a fiscal quarter of the Borrower ending March 31st, June 30th or September 30th. All determinations of fair market value under a Loan Document shall be made by the Borrower in good faith and, if such determination is either (a) consistent with a valuation or opinion of an Independent Financial Advisor, (b) pursuant to an Officer’s Certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors in good faith or (c) fully disclosed (in reasonable detail) to the Administrative Agent and the Lenders, and neither the Administrative Agent nor the Required Lenders have objected to such determination within ten Business Days of such disclosure, then such determination shall be conclusive for all purposes under the Loan Documents or related to the Obligations.

Section 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein (the “Applicable Decimal Place”) and rounding the result up or down to the Applicable Decimal Place.

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.07 [Reserved].

Section 1.08 Pro Forma Calculations; Limited Condition Acquisitions; Basket and Ratio Compliance.

(a) Notwithstanding anything to the contrary herein, TTM Consolidated Adjusted EBITDA, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis in the manner prescribed by this Section 1.08.

(b) For purposes of calculating TTM Consolidated Adjusted EBITDA, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio, Specified Transactions identified by the Borrower that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or substantially simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in income statement items, Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period and any increase or decrease to cash or Cash Equivalents (including for any applicable “netting” provisions) or other balance sheet items occurred on the last day of such Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have consummated any Specified Transaction identified by the Borrower that would have required adjustment pursuant to this Section 1.08, then TTM Consolidated Adjusted EBITDA, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and may include, for the avoidance of doubt, the amount of cost savings, operating expense reductions; synergies, additional net income and profit projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though amounts had been realized on the first day of such Test Period and as if any such cost savings, operating expense reductions and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions (such amounts, “Specified Transaction Adjustments”); provided that (i) such Specified Transaction Adjustments are reasonably identifiable and quantifiable in the good faith judgment of the Borrower, (ii) such actions are taken, committed to be taken or expected to be taken no later than thirty-six months after the date of such Specified Transaction, and (iii) no amounts shall be included pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise included in calculating Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, with respect to any Test Period.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility (including the Facility) in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period with respect to leverage ratios or the first day of such Test Period with respect to the Interest Coverage Ratio and the Fixed Charge Coverage Ratio.

(e) Notwithstanding anything in this Agreement or any Loan Document to the contrary,

(i) the Borrower may rely on more than one basket or exception hereunder (including both ratio-based and non-ratio based baskets and exceptions, and including partial reliance on different baskets that, collectively, permit the entire proposed transaction) at the time of any proposed transaction, and the Borrower may, in its sole discretion, at any later time divide, classify or reclassify such transaction (or any portion thereof) in any manner that complies with the available baskets and exceptions hereunder at such later time (provided that with respect to reclassification of Indebtedness and Liens, any such reclassification shall be subject to the parameters of Sections 7.01 and 7.03, as applicable);

(ii) unless the Borrower elects otherwise, if the Borrower or its Restricted Subsidiaries in connection with any transaction or series of such related transaction (A) incurs Indebtedness, creates Liens, makes Dispositions, makes Investments, designates any Subsidiary as restricted or unrestricted, repays any Indebtedness or takes any other action under or as permitted by a ratio- based basket and (B) incurs Indebtedness, creates Liens, makes Dispositions, makes Investments, designates any Subsidiary as restricted or unrestricted, repays any Indebtedness or takes any other action under a non-ratio-based basket (which shall occur within five (5) Business Days of the events in clause (A) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio- based basket made in connection with such transaction or series of related transactions;

(iii) if the Borrower or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, the Borrower may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Agreement and each other Loan Document on the date commitments with respect thereto are first received, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with the Loan Documents, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility); provided that, in each case, any future calculation of any such ratio based basket shall only include amounts borrowed and outstanding as of such date of determination;

(iv) if the Borrower or any Restricted Subsidiary incurs Indebtedness under a ratio- based basket, such ratio-based basket (together with any other ratio-based basket utilized in connection therewith, including in respect of other Indebtedness, Liens, Dispositions, Investments, Restricted Payments or payments in respect of Junior Financing) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes (i.e., such cash proceeds shall not reduce the Borrower’s Consolidated Net Debt or Consolidated Secured Net Debt pursuant to clause (b) of the definition of such terms), provided that the actual application of such proceeds may reduce Indebtedness for purposes of determining compliance with any other applicable ratio; and

(v) without prejudice to subclause (i) above, if the Borrower or any Restricted Subsidiary relies in full or in part on a non-ratio based basket or exception in connection with any proposed transaction, all or any portion of which transaction subsequently is eligible to be reclassified as having been incurred pursuant to a ratio-based basket or exception, then such amounts originally permitted under the non-ratio-based basket or exception shall automatically be reclassified as having been incurred pursuant to a ratio-based basket or exception to the maximum extent then permitted under such ratio-based basket or exception without the Borrower needing to make any election, give any notice or take any action to effect such reclassification.

For example, if the Borrower incurs Indebtedness under the Fixed Incremental Amount (as defined in the Term Loan Credit Agreement) on the same date that it incurs Indebtedness under the Ratio Amount (as defined in the Term Loan Credit Agreement), then the First Lien Net Leverage Ratio and any other applicable ratio will be calculated with respect to such incurrence under the Ratio Amount (as defined in the Term Loan Credit Agreement) without regard to any incurrence of Indebtedness under the Fixed Incremental Amount.

(f) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when,

(i) calculating any applicable ratio in connection with the incurrence of Indebtedness (other than the making of Loans (except Loans under a FILO Tranche)), the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as restricted or unrestricted, the repayment of Indebtedness or for any other purpose;

(ii) determining the accuracy of any representation or warranty;

(iii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action; or

(iv) determining compliance with any other condition precedent to any action or transaction;

in each case of clauses (i) through (iv) in connection with a Limited Condition Acquisition, the date of determination of such ratio, the accuracy of such representation or warranty (but taking into account any earlier date specified therein), whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent shall, at the option of the Borrower

(the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios, representations and warranties, absence of defaults (other than any Specified Event of Default, which shall also be tested at consummation), satisfaction of conditions precedent and other provisions are calculated as if such Limited Condition Acquisition or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date for which financial statements are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Adjusted EBITDA), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Acquisition, and any related transaction, is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction or otherwise on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. For purposes of any calculation pursuant to this clause (f) of the Interest Coverage Ratio, Consolidated Interest Expense may be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Acquisition based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Borrower in good faith. Notwithstanding the forgoing, (i) in connection with any transaction permitted hereunder that requires satisfaction of the Payment Conditions, the Borrower will be required to comply as of the date of such transaction with the requirement set forth in clause (a)(iii) or (b)(iii), as applicable, of the definition of Payment Conditions, regardless of whether the Borrower shall have made an LCA Election in connection with such transaction (it being understood that clauses (a)(i) or (b)(i), as applicable, and (a)(ii) or (b)(ii), as applicable, of the definition of Payment Conditions will not be subject to the restriction set forth in this sentence), (ii) in connection with any Borrowing, the Total Utilization of Revolving Commitments shall not exceed the Maximum Borrowing Amount on the date of such Borrowing (other than as provided under Section 2.02) and (iii) upon the occurrence and continuance of a Covenant Trigger Event, the Borrower shall comply with Section 8.01.

(g) For purposes of calculating the Ratio Amount (as defined in the Term Loan Credit Agreement), Permitted Ratio Debt and each other section or provision hereof making reference to the “Ratio Amount” or “Permitted Ratio Debt”, the phrase “immediately prior to such incurrence” shall be construed to apply only if, at the time of such determination, on a Pro Forma Basis for such incurrence of Indebtedness and/or Liens (and for any related Permitted Investment, if applicable), (i) the First Lien Net Leverage Ratio would be greater than the Closing Date First Lien Net Leverage Ratio, (ii) the Secured Net Leverage Ratio would be greater than the Closing Date Secured Net Leverage Ratio plus 0.50 to 1.00, (iii) the Total Net

Leverage Ratio would be greater than the Closing Date Total Net Leverage Ratio plus 0.50 to 1.00 or (iv) the Interest Coverage Ratio would be less than 2.00 to 1.00, as applicable.

(h) For purposes of determining the maturity date of any Indebtedness, bridge loans that are subject to customary conditions (as determined by the Borrower in good faith, including conditions requiring no payment or bankruptcy event of default) that would either automatically be extended as, converted into or required to be exchanged for permanent refinancing shall be deemed to have the maturity date as so extended, converted or exchanged.

Section 1.09 Currency Equivalents Generally.

(a) No Default or Event of Default shall be deemed to have occurred under a Loan Document solely as a result of changes in rates of currency exchange occurring after the time any applicable action (including any incurrence of a Lien or Indebtedness or the making of an Investment) so long as such action (including any incurrence of a Lien or Indebtedness or the making of an Investment) was permitted hereunder when made.

(b) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation (i) with respect to Loans or Commitments, shall be based on the Exchange Rate and (ii) with respect to any other amounts, shall be based on the rate of exchange between the applicable currency and Dollars as reasonably determined by the Borrower, in each case in effect on the Business Day immediately preceding the date of such transaction or determination (subject to clauses (c) and (d) below) and shall not be affected by subsequent fluctuations in exchange rates.

(c) For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Exchange Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred, in the case of revolving credit debt (whichever yields the lower Dollar Amount) (or, in the case of an LCA Election, on the date of the applicable LCA Test Date); provided that, if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the Exchange Rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so refinanced does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding the foregoing, the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the Exchange Rate that is in effect on the date of such refinancing.

(d) For purposes of determining the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and the Fixed Charge Coverage Ratio, including Consolidated Adjusted EBITDA when calculating such ratios, all amounts denominated in a currency other than Dollars will be converted to Dollars for any purpose (including testing any financial maintenance covenant) at the effective rate of exchange in respect thereof reflected in the consolidated financial statements of the Borrower for the applicable Test Period for which such measurement is being made, and will reflect the currency translation effects, determined in accordance with the Accounting Principles, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Section 1.10 [Reserved].

Section 1.11 Benchmark Replacement. The Administrative Agent does not warrant nor accept any responsibility nor shall the Administrative Agent have any liability with respect to (i) any Benchmark Replacement Conforming Changes, (ii) the administration, submission or any matter relating to the rates in the definition of Benchmark or with respect to any rate that is an alternative, comparable or successor rate thereto or (iii) the effect of any of the foregoing.

ARTICLE II.

THE COMMITMENTS AND BORROWINGS

Section 2.01 Revolving Loans.

(a) Revolving Commitments. Subject only to the conditions set forth in (i) on the Closing Date, Section 4.01 and (ii) thereafter, Section 4.02, during the Revolving Commitment Period, and subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans to the Borrower from time to time on any Business Day in Dollars and/or any Alternative Currency in an aggregate amount (expressed in the Dollar Amount thereof in the case of an Alternative Currency) up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Maximum Borrowing Amount. Within the foregoing limits and subject to the terms and conditions set forth herein (including the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.02), amounts borrowed pursuant to this Section 2.01(a) may be repaid and reborrowed during the Revolving Commitment Period; provided, further that Revolving Loans on the Closing Date shall be limited to the Initial Revolving Loans. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date, and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Subject to Sections 4.01(a)(i), 4.02(d) and 2.16(a), each Borrowing of Revolving Loans shall be made upon the Borrower’s notice (which shall be irrevocable, except as provided in clause (2)(II) of the proviso to this Section 2.01(b)(i)) to the Administrative Agent in writing or by telephone (and promptly confirmed in writing); provided, each request for a Swing Line Borrowing shall be made in accordance with Section 2.03. Each such notice must be received by the Administrative Agent not later than (x) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of Eurocurrency Rate Loans, and (y) 12:00 noon one Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided however that (1) if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing (or such shorter period as reasonably agreed by the Administrative Agent), conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders and (2) any (I) such notice delivered in connection with the Borrowing of Initial Revolving Loans on the Closing Date (if any) must be received by the Administrative Agent no later than 1:00 p.m. one Business Day prior to the Closing Date and (II) such notices may be conditioned on the occurrence of the Closing Date or, with respect to an Incremental Facility, may be conditioned on the occurrence of any transaction anticipated to occur in connection with such Incremental Facility.

(ii) Each notice by the Borrower pursuant to this Section 2.01(b) must be delivered to the Administrative Agent in the form of a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Committed Loan Notice shall specify (A) that the Borrower is requesting a Revolving Borrowing (or another Class of Borrowing), (B) the requested date of the Borrowing (which shall be a Business Day), (C) the principal amount of Revolving Loans to be borrowed, which shall be (1) in the case of Eurocurrency Rate Loans, (x) $1,000,000, or a whole multiple of $100,000 in excess thereof if denominated in Dollars, or (y) a Dollar Amount of $1,000,000 or a whole multiple of a Dollar Amount of $100,000 in excess thereof if denominated in an Alternative Currency and (2) in the case of Base Rate Loans, (x) $500,000 or a whole multiple of $100,000 in excess thereof, (D) the Type of Revolving Loans to be borrowed, (E) with respect to any Eurocurrency Rate Loan, the currency of the Revolving Loan, which shall be Dollars or an Alternative Currency; provided that the Borrower shall deliver to the Administrative Agent any request for designation of an Alternative Currency in accordance with Section 11.02, to be received by the Administrative Agent no later than 11:00 a.m. at least 3 Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Alternative Currency (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank(s), in its or their sole discretion) and (F) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Committed Loan Notice, then (x) in the case of Revolving Loans denominated in Dollars, the applicable Revolving Loans shall be made as Base Rate Loans and (y) in the case of Revolving Loans denominated in an Alternative Currency, the applicable Revolving Loans shall be made as Eurocurrency Rate Loans with an Interest Period of one month. If the Borrower requests a Borrowing of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period for such Eurocurrency Rate Loans, the Borrower will be deemed to have specified an Interest Period of one month.

(iii) Borrowings of more than one Type may be outstanding at the same time; provided that the total number of Interest Periods for Eurocurrency Rate Loans outstanding under this Agreement at any time shall comply with Section 2.10(g).

(iv) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable tranche of Revolving Loans. In the case of each Borrowing, each Appropriate Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions to such Borrowing, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(v) The failure of any Lender to make the Revolving Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any Borrowing.

Section 2.02 Protective Advances. Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), upon the occurrence and during the continuation of an Event of Default, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion in the exercise of its commercially reasonable judgment (but shall not have any obligation) to make Revolving Loans to the Borrower, on behalf of all Lenders in its Permitted Discretion, as it deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Loans and other Obligations and (iii) pay any interest or fee payable under the Loan Documents upon such interest or fee becoming due (each such Revolving Loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the Total Utilization of Revolving Commitments to exceed the Borrowing Base by up to 10.0% of the Borrowing Base provided that the Total Utilization of Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments then in effect. No Protective Advance may remain outstanding for more than 45 days without the consent of the Required Lenders. Each Protective Advance made to the Borrower shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder and will be repaid by the Borrower on demand. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof and existing Protective Advances will not be subject thereto. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. If Protective Advances are made in accordance with this Section 2.02, then each applicable Lender will be bound to make, or permit to remain outstanding, such Protective Advances based upon their Pro Rata Share. Each Protective Advance made in Dollars shall be a Base Rate Loan and shall bear interest as provided in this Agreement for Base Rate Loans.

Section 2.03 Swing Line Loans.

(a) Swing Line Loan. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.03, agrees to make Swing Line Loans denominated in Dollars to the Borrower from time to time on any Business Day during the Revolving Commitment Period, in an aggregate principal amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided that, after giving effect to any Swing Line Loan, (i) the Total Utilization of Revolving Commitments shall not exceed the Maximum Borrowing Amount and (ii) the Total Utilization of Revolving Commitments of any Revolving Lender shall not exceed such Lender’s Revolving Commitment provided, further, that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans. Immediately upon the making of a Swing Line Loan by the Swing Line Lender, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation in such Swing Line Loan in an amount equal to such Revolving Lender’s Pro Rata Share of the amount of such Swing Line Loan.

(b) Borrowing Mechanics for Swing Line Loans. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent. Each such notice may be given by: (A) telephone, or (B) a Swing Line Loan Request; provided that any telephonic notice by the Borrower must be confirmed immediately by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Request. Each such Swing Line Loan Request must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 noon on the date of the requested Swing Line Borrowing, and such notice shall specify (i) the amount to be borrowed, which shall be in a minimum principal amount of $100,000 or a whole multiple of $25,000 in excess thereof, and (ii) the date of such Swing Line Borrowing (which shall be a Business Day). Each Swing Line Loan shall be a Base Rate Loan. Promptly after receipt by the Swing Line Lender of such notice, the Swing Line Lender will confirm with the Administrative Agent that the Administrative Agent has also received such notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has determined that, or has received notice from the Administrative Agent (including at the request of the Required Lenders) prior to 2:00 p.m. on such requested borrowing date (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of, the (A) limitations set forth in the first sentence of Section 2.03(a) or (B) one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, then, subject to the terms and conditions set forth herein, the Swing Line Lender shall make each Swing Line Loan available to the Borrower, by wire transfer thereof in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender, not later than 3:00 p.m. on the requested date of such Swing Line Loan (which instructions may include standing payment instructions, which may be updated from time to time by the Borrower, provided that, unless the Swing Line Lender shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Swing Line Lender).

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may, and upon the occurrence of an Event of Default shall be deemed to (whether or not any such request has been made), request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans made by then Swing Line Lender then outstanding (the “Refunded Swing Line Loans”). Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance (including with respect to prior notice requirements) with the requirements of Section 2.03(b) but without regard to the minimum and multiples specified therein, but subject to the aggregate unused Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of such Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.03(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.03(c)(i), the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation. The Administrative Agent shall notify the Borrower on the last Business Day of such week of any participations in any Swing Line Loan funded during such week pursuant to this clause (ii), and thereafter payments in respect of such Swing Line Loan (to the extent of such funded participations) shall be made to the Administrative Agent for the benefit of the Lenders and not to the Swing Line Lender.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in
Section 2.03(c)(i), the Swing Line Lender (acting through the Administrative Agent) shall be entitled to recover from such Revolving Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted (through the Administrative Agent) to any Revolving Lender with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or similar right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02; provided, further, that for the avoidance of doubt, the conditions set forth in Section 4.02 shall not apply to the purchase or funding of participations pursuant to this Section 2.03(c). No such funding of participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will promptly remit such Revolving Lender’s Pro Rata Share of such payment to the Administrative Agent (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participation was funded) in like funds as received by the Swing Line Lender, and any such amounts received by the Administrative Agent will be remitted by the Administrative Agent to the Revolving Lenders that shall have funded their participations pursuant to Section 2.03(c)(ii) to the extent of their interests therein.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lender in its reasonable discretion), each Revolving Lender shall pay to such Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned at a rate per annum equal to the Federal Funds Rate from time to time in effect. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans made by the Swing Line Lender. Until each Revolving Lender funds its Revolving Loan that is a Base Rate Loan or participation pursuant to this Section 2.03 to refinance such Lender’s Pro Rata Share of any Swing Line Loan made by the Swing Line Lender, interest in respect of such Lender’s share thereof shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. Except as otherwise expressly provided herein, the Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.04 Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the Revolving Commitment Period on or prior to the fifth Business Day prior to the Revolving Commitment Termination Date, to issue Letters of Credit for the account of the Borrower or its Restricted Subsidiaries (provided in each case, that any Letter of Credit issued for the benefit of any Restricted Subsidiary shall be issued for the account of the Borrower but such Letter of Credit shall indicate that it is being issued for the benefit of such Restricted Subsidiary) and to amend, renew or extend Letters of Credit previously issued by it, in accordance with Section 2.04(b) and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in such Letters of Credit and any drawings thereunder; provided that the Issuing Banks shall not be obligated to make any Letter of Credit Extension, if, as of the date of such Letter of Credit Extension, (1) the Total Utilization of Revolving Commitments would exceed the Maximum Borrowing Amount, (2) the Total Utilization of Revolving Commitments of any Revolving Lender, would exceed such Lender’s Revolving Commitment or (3) the Letter of Credit Usage with respect to Letters of Credit issued by such Issuing Bank would exceed the amount of such Issuing Bank’s Letter of Credit Percentage of the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) Other than with respect to an Existing Letter of Credit, an Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it (for which such Issuing Bank is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial Stated Amount less than the Dollar Amount of $10,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars, or, if approved by such Issuing Bank, an Alternative Currency;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; and

(F) any Revolving Lender is at such time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including reallocation of such Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations pursuant to Section 2.19(a)(iii) or the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.19(a)(iii)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(iv) Unless Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank, (x) each standby Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date twelve months after the date of issuance of such Letter of Credit (or, in the case of any Auto-Extension Letter of Credit, twelve months after the then current expiration date of such Letter of Credit) and (B) the Letter of Credit Expiration Date (unless arrangements reasonably satisfactory to the Issuing Banks have been entered into) and (y) each trade Letter of Credit shall expire at or prior to the close of Business on the earlier of (A) the date that is 180 days after such trade Letter of Credit’s date of issuance and (B) the Letter of Credit Maturity Date (unless arrangements reasonably satisfactory to the Issuing Banks have been entered into).

(v) Notwithstanding anything to the contrary herein, no Issuing Bank shall be obligated to issue any trade Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower, delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower; provided, each Existing Letter of Credit shall not require a

Letter of Credit Application unless amended. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 2:00 p.m. at least five Business Days (or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (A) the Borrower, (B) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (C) the amount thereof; (D) the expiry date thereof; (E) the name and address of the beneficiary thereof; (F) the documents to be presented by such beneficiary in case of any drawing thereunder; (G) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (H) the currency in which the requested Letter of Credit will be denominated (which must be Dollars or, if approved by such Issuing Bank, an Alternative Currency) and (I) such other matters as the applicable Issuing Bank may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, the Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Letter of Credit Documents, as the applicable Issuing Bank or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the applicable Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Each Existing Letter of Credit shall be deemed issued on the Closing Date. Immediately upon the issuance of each Letter of Credit (including each Existing Letter of Credit), each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application for a standby Letter of Credit, the applicable Issuing Bank may, in its reasonable discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no Issuing Bank shall (A) permit any such renewal if (1) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or

(iii) of Section 2.04(a) or otherwise) or (2) it has received written notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (B) be obligated to permit such renewal if it has determined or received written notice on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Lender or the Borrower, that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the applicable Issuing Bank not to permit such renewal.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursement; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof, and such Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. If an Issuing Bank notifies the Borrower of any payment by such Issuing Bank under a Letter of Credit, then the Borrower shall reimburse such Issuing Bank in an amount equal to the amount of such drawing not later than 3:00 p.m. on the next succeeding Business Day. If the Borrower fails to so reimburse such Issuing Bank by such time, such Issuing Bank shall promptly notify the Administrative Agent of such failure and the Administrative Agent shall promptly thereafter notify each applicable Revolving Lender of such payment date, the amount of the unreimbursed drawing (expressed in the Dollar Amount thereof in the case of an Alternative Currency) (the “Reimbursement Obligations”) and the amount of such Lender’s Pro Rata Share thereof. In such event, (x) the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on such date in an amount equal to such Reimbursement Obligation, without regard to the minimum and multiples specified in Section 2.01(b) for the principal amount of Base Rate Loans and (y) in the case of Reimbursement Obligations denominated in an Alternative Currency (but expressed in its Dollar Amount), the Borrower shall be deemed to have requested on behalf of the applicable Revolving Lender that are Eurocurrency Rate Loans denominated in Dollars, in each case, to be disbursed on such date in an amount equal to (A) the Dollar Amount of such Reimbursement Obligation, plus (B) in the case of any Reimbursement Obligation denominated in any Alternative Currency (but expressed in its Dollar Amount), an additional amount equal to the amount required to convert Dollars into the currency of the unreimbursed drawing, without regard to the minimum and multiples specified in Section 2.01(b) for the principal amount of Base Rate Loans, but subject to the Maximum Borrowing Amount and the conditions set forth in Section 4.02 (other than delivery of a Committed Loan Notice). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this clause (i) shall be given in writing.

(ii) Each Revolving Lender (including each Revolving Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank, in Dollars or the other applicable Alternative Currency, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the relevant Reimbursement Obligation not later than 3:00 p.m. one Business Day after receipt of such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is (A) in the case of Letters of Credit denominated in Dollars, a Base Rate Loan and (B) in the case of Letters of Credit denominated in an Alternative Currency, a Eurocurrency Rate Loan in such Alternative Currency with an Interest Period of one month, in each case to the Borrower in such amount plus, in the case of any Reimbursement Obligation denominated in any Alternative Currency (but expressed in its Dollar Amount), an additional amount equal to the amount required to convert Dollars into the currency of the unreimbursed drawing. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank in accordance with the instructions provided to the Administrative Agent by such Issuing Bank (which instructions may include standing payment instructions, which may be updated from time to time by such Issuing Bank, provided that, unless the Administrative Agent shall otherwise agree, any such update shall not take effect until the Business Day immediately following the date on which such update is provided to the Administrative Agent).

(iii) With respect to any Reimbursement Obligation that is not fully refinanced by a Revolving Borrowing of Base Rate Loans for Letters of Credit denominated in Dollars or Eurocurrency Rate Loans for Letters of Credit denominated in an Alternative Currency, as the case may be, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a Letter of Credit Borrowing in the amount of the Reimbursement Obligation that is not so refinanced plus, in the case of any Reimbursement Obligation denominated in an Alternative Currency (but expressed in its Dollar Amount), an additional amount equal to the amount required to convert Dollars into the currency of the unreimbursed drawing, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Revolving Loans that are Base Rate Loans. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.04(c)(i) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section.

(iv) Until each Revolving Lender funds its Revolving Loan or Letter of Credit Advance to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.

(v) Each Revolving Lender’s obligations to make Revolving Loans or Letter of Credit Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, or defense or similar right which such Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this paragraph (c) is subject to the conditions set forth in Section 4.02, provided, further, for the avoidance of doubt, the conditions set forth in Section 4.02 shall not apply to the purchase or funding of participations pursuant to this Section 2.04(c). No such funding of a participation in any Letter of Credit shall relieve or otherwise impair the obligation of the Borrower to reimburse an Issuing Bank for the amount of any payment made by such Issuing Bank under such Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this paragraph (c) by the time specified in Section 2.04(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or Letter of Credit Advance in respect of the relevant Letter of Credit Borrowing, as the case may be. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after the applicable Issuing Bank has made payment in respect of any drawing under any Letter of Credit issued by it and has received from any Revolving Lender its Letter of Credit Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Reimbursement Obligation or, in the case of any Reimbursement Obligation denominated in any Alternative Currency (but expressed in its Dollar Amount), an additional amount equal to the amount required to convert Dollars into the currency of the unreimbursed drawing or, in each case, interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Letter of Credit Advance was outstanding) in like funds as received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Banks for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other similar right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Banks or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by an Issuing Bank under such Letter of Credit against presentation of documents that do not comply strictly with the terms of such Letter of Credit; or any payment made by an Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or would provide a right of set-off against any Borrower’s obligations hereunder.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against any Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Banks. Each Revolving Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the Issuing Banks shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of any Issuing Bank or any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the requisite Revolving Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assume all risks of the acts of omissions of any beneficiary or transferee with respect to their use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks or any of the respective correspondents, participants or assignees of the Issuing Banks shall be liable or responsible for any of the matters described in Section 2.04(e); provided that, notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against an Issuing Bank, and an Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such Issuing Bank’s gross negligence or willful misconduct or such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a document(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Banks shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (SWIFT) message or overnight courier, or any other commercially reasonable means of communication with a beneficiary.

(g) Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a standby Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to such standby Letter of Credit.

(h) Conflict with Letter of Credit Application. In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms hereof shall control.

(i) Reporting. Each day (or at such other intervals as the Administrative Agent and the applicable Issuing Bank shall agree), the applicable Issuing Bank shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Issuing Bank during such month.

(j) Existing Letters of Credit. Subject to the terms and conditions hereof, Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit outstanding on the Closing Date; provided no further actions shall be required for Existing Letters of Credit.

(k) Resignation and Removal of an Issuing Bank. Any Issuing Bank may resign as an Issuing Bank upon sixty (60) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the Issuing Bank being replaced (provided that no consent will be required if the Issuing Bank being replaced has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or resigning Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(l) Cash Collateral Account. At any time and from time to time (i) after the occurrence and during the continuance of an Event of Default, the Administrative Agent, at the direction or with the consent of the Required Lenders, may require the Borrower to deliver to the Administrative Agent such amount of cash as is equal to 103.0% of the aggregate Stated Amount of all Letters of Credit at any time outstanding

(whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) to the extent any amount of a required prepayment under Section 2.07(b)(i) remains after prepayment of all outstanding Loans and Letter of Credit Obligations and termination of the Commitments, as contemplated by Section 2.07(d), the Administrative Agent will retain such amount as may then be required to be retained, such amounts in each case under clauses (i) and (ii) above to be held by the Administrative Agent in a Cash Collateral Account. The Borrower hereby grants (or, if registration thereof is required in any applicable jurisdiction, shall grant) to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, a Lien upon and security interest in the Cash Collateral Account and all amounts held therein from time to time as security for Letter of Credit Usage, and for application to the Borrower’s Letter of Credit Obligations as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the Borrower (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. In the event of a drawing, and subsequent payment by the applicable Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to such Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment plus any additional amount payable hereunder in respect of any Reimbursement Obligation denominated in an Alternative Currency (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse such Issuing Bank therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of each Issuing Bank for all of its obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations in such order and manner as the Administrative Agent may direct. If the Borrower is required to provide Cash Collateral pursuant to this Section 2.04(l) or 2.07(b), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower on demand, provided that, after giving effect to such return, all outstanding Letters of Credit shall have expired and each Issuing Bank shall have been reimbursed in full for all of its obligations thereunder. If the Borrower is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

(m) Addition of an Issuing Bank. One or more Revolving Lenders (other than a Defaulting Lender) selected by the Borrower that agree to act in such capacity and reasonably acceptable to the Administrative Agent may become an additional Issuing Bank hereunder pursuant to a written agreement in form and substance reasonably satisfactory to the Administrative Agent among the Borrower, the Administrative Agent and such Revolving Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

Section 2.05 Conversion/Continuation.

(a) Each conversion of Loans from one Type to another, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may only be given in writing; provided that Revolving Loans denominated in an Alternative Currency may not be converted into Base Rate Loans. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. on the requested date of any conversion of Eurocurrency Rate Loans to Base Rate Loans and not later than 2:00 p.m. three Business Days prior to the requested date of continuation of any Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans. Each notice by the Borrower pursuant to this Section 2.05(a) must be delivered to the Administrative Agent in the form of a Conversion/Continuation Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Conversion/Continuation Notice shall specify (i) whether the Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Class of Loans to be converted or continued, (v) the Type of Loans to which such existing Loans are to be converted, if applicable, and (vi) if applicable, the duration of the Interest Period with respect thereto. If with respect to any Eurocurrency Rate Loans, the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be converted to Base Rate Loans. Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a conversion to, or continuation of Eurocurrency Rate Loans in any such Conversion/Continuation Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Conversion/Continuation Notice, the Administrative Agent shall promptly notify each applicable Lender of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.05(a).

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrower that no Loans denominated in Dollars may be converted to or continued as Eurocurrency Rate Loans. This Section shall not apply to Swing Line Loans or Protective Advances, which may not be converted or continued.

Section 2.06 Availability. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrower, the interest rate applicable at the time to the applicable Loans comprising such Borrowing and (b) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.06 shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s applicable Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.06 shall be conclusive, absent manifest error.

Section 2.07 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent in the form of a Prepayment Notice, at any time or from time to time, voluntarily prepay Loans in whole or in part without premium or penalty; provided that:

(A) such Prepayment Notice must be received by the Administrative Agent (1) not later than 1:00 p.m. three Business Days prior to any date of prepayment of Eurocurrency Rate Loans prior to the last day of the applicable Interest Period, (2) not later than 1:00 p.m. one Business Day prior to any date of prepayment of Base Rate Loans or Eurocurrency Rate Loans on the last day of the applicable Interest Period and (3) not later than 1:00 p.m. one Business Day prior to any date of prepayment of Swing Line Loans or Protective Advances;

(B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and

(C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.

Each Prepayment Notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid, and the payment amount specified in each Prepayment Notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of a Prepayment Notice and of the amount of such Lender’s Pro Rata Share of such prepayment; provided, “non-consenting” Lenders may be repaid on a non-pro rata basis in connection with an Extension Offer and Disqualified Lenders may be repaid on a non-pro rata basis. Any prepayment of Loans shall be subject to Section 2.07(c).

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind, in whole or in part, any notice of prepayment under Section 2.07(a)(i), if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory.

(i) If at any time the Total Utilization of Revolving Commitments exceeds the Maximum Borrowing Amount, then within one Business Day thereof, the Borrowers shall prepay first, the Swing Line Loans and second, the applicable Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall no longer exceed the Maximum Borrowing Amount; provided that, to the extent such excess amount is greater than the aggregate principal Dollar Amount of Swing Line Loans and applicable Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as cover for Letter of Credit Usage, as more particularly described in Section 2.04(l), and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Usage by an equivalent amount; provided, further, that (1) if the circumstances described in this clause (i) are the result of the imposition of or increase in a Reserve, the Borrowers shall not be required to make the initial prepayment or deposit until the fifth Business Day following the date on which Administrative Agent notifies the Borrower of such imposition or increase, (2) the Letter of Credit Usage may not be reduced to less than zero and (3) the calculations in this clause (i) shall be made in accordance with Section 2.22.

(ii) At all times after the occurrence and during the continuance of a Cash Dominion Period and notification thereof by the Administrative Agent to the Borrower (subject to the provisions of Sections 2.19, 9.03 and to the terms of the Security Agreement), on each Business Day, at or before 1:00 p.m. the Administrative Agent shall apply all immediately available funds credited to the Administrative Agent Account or otherwise received by Administrative Agent for application to the Obligations, first, to payment of any fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.04 and amounts payable under Article III) payable to any Agent in its capacity as such; second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent and the Issuing Banks pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution); third, to payment of fees, indemnities and other amounts (other than principal and interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (other than in respect of a FILO Tranche) (including Attorney Costs payable under Section 11.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause third payable to them; fourth, to payment of accrued and unpaid Letter of Credit fees and interest on the Loans (other than any Loans under a FILO Tranche) and Letter of Credit Usage, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause fourth held by them; fifth, to pay the principal of Protective Advances; sixth, ratably, (a) to payment of unpaid principal of the Loans (other than Protective Advances and Loans under a FILO Tranche) and the Letter of Credit Usage, (b) to the extent a Bank Products Reserve has been established therefor by the Administrative Agent in accordance with the terms hereof, to pay the unpaid Reserved Secured Hedge Obligations, including the Cash Collateralization of such Reserved Secured Hedge Obligations, (c) to the extent a Bank Products Reserve has been established therefor by the Administrative Agent in accordance the terms hereof, to pay the unpaid Reserved Secured Cash Management Obligations, (d) to Cash Collateralize Letters of Credit (to the extent not otherwise Cash Collateralized pursuant to the terms of this Agreement) (in an amount equal to 103.0% of the maximum face amount of all outstanding Letters of Credit) and to further permanently reduce the Revolving Commitments by the amount of such Cash Collateralization, ratably among the Secured Parties in proportion to the respective amounts described in this clause sixth held by them; provided that (i) any such amounts applied pursuant to the foregoing subclause (d) shall be paid to the Administrative Agent for the ratable account of the Issuing Banks to Cash Collateralize such Letters of Credit, (ii) subject to Section 2.04 and Section 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause sixth shall be applied to satisfy drawings under such Letters of Credit as they occur and (iii) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 2.07(b)(ii); seventh, ratably to pay other Obligations then due (other than Obligations in respect of Secured Cash Management Services and Secured Hedge Agreements and Obligations in respect of a FILO Tranche), until paid in full; eighth, ratably to pay other Obligations in respect of the Secured Cash Management Services and Secured Hedge Agreements, until paid in full; ninth, to the payment of all other Obligations (other than Obligations in respect of a FILO Tranche) of the Loan Parties (other than contingent indemnification obligations for which no claim has yet been made) that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; tenth, ratably to pay any Obligations in respect of any FILO Tranche until paid in full; and last, as the Borrower may direct or as directed by a court of competent jurisdiction or required by applicable law.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.07 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

(d) Application of Prepayment Amounts.

Each payment or prepayment pursuant to the provisions of Section 2.07(b) shall be applied ratably among the Lenders of each Class holding the Loans being prepaid, in proportion to the principal amount held by each, and shall be applied as among the Loans being prepaid, (A) first, to prepay all Base Rate Loans and (B) second, to the extent of any excess remaining after application as provided in clause (A) above, to prepay all Eurocurrency Rate Loans (and as among Eurocurrency Rate Loans, (1) first to prepay those Eurocurrency Rate Loans, if any, having Interest Periods ending on the date of such prepayment, and (2) thereafter, to the extent of any excess remaining after application as provided in clause (1) above, to prepay any Eurocurrency Rate Loans in the order of the expiration dates of the Interest Periods applicable thereto).

(e) Interest Period Deferrals. Notwithstanding any of the other provisions of this Section 2.07, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.07 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.07 in respect of any such Eurocurrency Rate Loan, prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.07. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.07.

Section 2.08 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof or, if less, the entire amount thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Commitments if, after giving effect to any concurrent prepayment of Revolving Loans in accordance with Section 2.07, the Total Utilization of Revolving Commitments would exceed the Maximum Borrowing Amount, (B) the Letter of Credit Sublimit if, after giving effect thereto, (1) the Letter of Credit Usage not fully Cash Collateralized hereunder at 103.0% of the maximum face amount of any such Letters of Credit would exceed the Letter of Credit Sublimit or (2) the Letter of Credit Usage with respect to Letters of Credit issued by an applicable Issuing Bank not fully Cash Collateralized hereunder at 103.0% of the maximum face amount of any such Letters of Credit would exceed the amount of such Issuing Bank’s Letter of Credit Percentage of the Letter of Credit Sublimit or (C) the Swing Line Sublimit, if after giving effect to any concurrent payment of Swing Line Loans in accordance with Section 2.07, the Total Utilization of Revolving Commitments with respect to Swing Line Loans would exceed the Swing Line Sublimit. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory.

(i) The Revolving Commitments shall terminate on the Revolving Commitment Termination Date.

(ii) If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.08, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Effect of Termination or Reduction. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Pro Rata Share of Commitments of such Class.

Section 2.09 Repayment of Loans.

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (i) the outstanding principal amount of Revolving Loans on the Maturity Date of the Revolving Loans and (ii) the then unpaid amount of each Protective Advance on the earliest of (A) the Revolving Commitment Termination Date or, if applicable, the Latest Maturity Date, (B) 45 days (or such longer period as may be consented to by the Administrative Agent) after such Protective Advance is made and (C) the date on which demand for payment is made upon any Borrower for such Protective Advance; provided that on each date that a Revolving Loan is made while any Protective Advance is outstanding, the Borrower shall repay all Protective Advances with the proceeds of such Revolving Loan.

(b) The Borrower shall repay to the Swing Line Lender (or, to the extent required by Section 2.03(c), to the Administrative Agent for the account of the Revolving Lenders) each Swing Line Loan made by the Swing Line Lender on the earlier to occur of (i) the last Business Day of the week during which such Swing Line Loan is made (other than Swing Line Loans that are made on the last Business Day of any week, which shall be mature on the last Business Day of the following week) and (ii) the Maturity Date of the Revolving Loans; provided, on each date that a Revolving Loan is made while any Swing Line Loan is outstanding, the Borrower shall repay all Swing Line Loans then outstanding with the proceeds of such Revolving Loans. At any time there shall exist a Defaulting Lender that is a Revolving Lender, immediately upon the request of the Swing Line Lender, the Borrower shall repay the outstanding Swing Line Loans made by the Swing Line Lender to the Borrower in an amount sufficient to eliminate any Fronting Exposure in respect of the Swing Line Loans.

Section 2.10 Interest.

(a) Subject to the provisions of Section 2.10(b),

(i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurocurrency Rate for such Interest Period plus the Applicable Rate; and

(ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (or, after the occurrence of a Specified Event of Default, automatically and without further action by the Administrative Agent or any Lender) such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(d) Accrued and unpaid interest on the principal amount of all outstanding past due Obligations (including interest on past due interest) shall be due and payable upon demand (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender).

(e) Interest on each Loan shall be due and payable (i) with respect to Base Rate Loans, in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein and (ii) with respect to Eurocurrency Rate Loans, in arrears at the end of each Interest Period, and, in any event, every three months. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding, under any Debtor Relief Law.

(f) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for any Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Adjusted Eurocurrency Rate and the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the “prime rate” used in determining the Base Rate promptly following the public announcement of such change.

(g) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent.

Section 2.11 Fees.

(a) The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing (including pursuant to any fee letter executed with the Agents in connection with the Facilities) in the amounts and at the times so specified. Such fees shall be fully earned when due and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(b) The Borrower agree to pay to the Administrative Agent for the account of the Lenders having Revolving Commitments:

(i) commitment fees for the period from and including the Closing Date to and including the Revolving Commitment Termination Date equal to (A) the average of the daily difference between (1) the Revolving Commitments and (2) the sum of (I) the aggregate principal amount of all outstanding Revolving Loans during the applicable period plus (II) the Letter of Credit Usage, times (B) the Applicable Commitment Fee; and

(ii) letter of credit fees with respect to all Letters of Credit (the “L/C Fee”) equal to (A) the Applicable Rate for Revolving Loans that are Eurocurrency Rate Loans, times (B) average daily outstanding face amount of each Letter of Credit during the applicable period.

All fees referred to in this Section 2.11(b) shall be paid to the Administrative Agent at the Administrative Agent’s Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof. In addition, for purposes of calculating the commitment fees referred to in clause (b)(i) only, no portion of the Revolving Commitments shall be deemed utilized as a result of outstanding Swing Line Loans.

(c) The Borrower agrees to pay to the Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.125% per annum times the maximum Dollar Amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) determined as of the close of business on any date of determination; and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be, which fees, costs and charges shall be payable to such Issuing Bank within three Business Days after its demand therefor and are nonrefundable.

Each payment of fees required above under this clause (c) on any Letters of Credit, whether denominated in Dollars or an Alternative Currency, shall be made in Dollars or such Alternative Currency, at the option of the applicable Issuing Bank.

(d) All fees referred to in Sections 2.11(b) and 2.11(c)(i) shall be payable monthly in arrears on the first day following the last day of each month during the Revolving Commitment Period, commencing with the first day following the first full month ending after the Closing Date, and on the Revolving Commitment Termination Date; provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(e) The Borrower agrees to pay to the Administrative Agent for its own account the fees payable in the amounts and at the times separately agreed upon.

Section 2.12 Computation of Interest and Fees. All computations of interest for Base Rate Loans calculated by reference to the “prime rate” or Federal Funds Rate shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13 Evidence of Indebtedness.

(a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for this purpose, as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The Register maintained by the Administrative Agent shall be conclusive evidence, and the accounts and records maintained by each Lender shall be prima facie evidence, absent manifest error, of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register maintained by the Administrative Agent in respect of such matters, the Register maintained by the Administrative Agent shall control in the absence of manifest error.

(b) Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence the relevant Class of such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Section 2.14 Payments Generally.

(a) All payments to be made by the Borrower shall be made on the date when due, in immediately available funds without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 1:00 p.m. on the date specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount (plus an additional amount equal to the amount required to convert Dollars into such Alternative Currency). The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office; provided that the proceeds of any borrowing of Revolving Loans to finance the reimbursement of a drawn Letter of Credit as provided in Section 2.04(c) shall be remitted by the Administrative Agent to the applicable Issuing Bank. All payments received by the Administrative Agent after 1:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. At all times during which a Cash Dominion Period exists, solely for purposes of determining the Total Utilization of Revolving Commitments, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank, as applicable, that the Borrower will not make such payment on such date in accordance herewith and may (but shall not be so required to), in reliance on such assumption, distribute to the Lenders or the applicable Issuing Banks, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”):

(i) the Borrower has not in fact made such payment;

(ii) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or

(iii) the Administrative Agent has for any reason otherwise erroneously made such payment or any funds (or any portion thereof) received by a Lender, a Participant or any Issuing Bank (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise);

each of the Lenders, all Participants or the applicable Issuing Bank(s), as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, Participant or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Issuing Bank with respect to any amount owing under this paragraph (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit, Swing Line Loans and Protective Advances and to make payments pursuant to Section 10.07 are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such of the outstanding Loans or other Obligations then owing to such Lender.

(h) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(c), Section 2.04(c), Section 2.06, Section 2.15 or Section 10.07, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swing Line Lender or the Issuing Banks, as applicable, to satisfy such Lender’s obligations to such Persons until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.15 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans of a particular Class made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of the amount to which such Lender would have otherwise been entitled were such amount applied in accordance with Section 9.03, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans of such applicable Class or Classes made by them and/or such subparticipations in the participations in L/C obligations, Swing Line Loans or Protective Advances held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, as if such payment were applied in accordance with Section 9.03; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each relevant Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including Section 11.07), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder or (C) any payment received by such Lender not in its capacity as a Lender. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.15 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.15 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.16 Incremental Borrowings.

(a) Notice. At any time and from time to time, on one or more occasions, the Borrower or, subject to the satisfaction of customary “know your customer” requests of the Administrative Agent and the Lenders providing such Incremental Facility, any Co-Borrower, may, by notice to the Administrative Agent, increase the aggregate principal amount of the Revolving Commitments (the Incremental Revolving Facilities and the revolving loans and other extensions of credit made thereunder, the “Incremental Revolving Loans”) or add one or more tranches of term loans structured as “FILO” loans under the Loan Documents (each Incremental Revolving Facility and any FILO Tranche (as defined below), an “Incremental Facility” and the loans or other extensions of credit made thereunder, the “Incremental Loans”).

(b) Ranking. Incremental Facilities will rank pari passu in right of payment with the initial Revolving Commitments and will be secured by the Collateral by Liens on a pari passu basis to the Liens that secure the initial Revolving Commitments.

(c) Size and Currency. The aggregate principal amount of Incremental Facilities on any date (i) with respect to Incremental Revolving Facilities, commitments with respect thereto are first received, assuming such commitments are fully drawn on the date of receipt thereof and (ii) with respect to any FILO Tranche, the date Indebtedness thereunder is first incurred (assuming, in the case of any FILO Tranche in the form of delayed draw commitments, that such commitments are fully drawn on the date such commitments were provided), will not exceed the Incremental Amount. Calculation of the Incremental Amount shall be made on Pro Forma Basis and evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such calculation in reasonable detail. Each Incremental Facility will be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $10,000,000 (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the Incremental Amount at such time. Any Incremental Facility may be denominated in Dollars or in any Alternative Currency (and in the case of any Alternative Currency, the Dollar Amount thereof as of, in the case of Incremental Revolving Loans, the date of receipt of commitments therefor or in the case of any FILO Tranche, the date of incurrence thereof (or, in the case of an LCA Election with respect to any FILO Tranche, as of the applicable LCA Test Date) shall be controlling for purposes of determining compliance with the Incremental Amount, and the minimum amount and integral multiples shall be a Dollar Amount of $10,000,000 or $1,000,000, respectively (or, in each case, such lesser minimum amount approved by the Administrative Agent in its reasonable discretion)).

(d) Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make, or provide commitments with respect to, an Incremental Loan) or by any Additional Lender. While existing Lenders may (but are not obligated to unless invited to and so elect) participate in any syndication of an Incremental Facility and may (but are not obligated to unless invited to and so elect) become lenders with respect thereto, the existing Lenders will not have any right to participate in any syndication of, and will not have any right of first refusal or other right to provide all or any portion of, any Incremental Facility or Incremental Loan except to the extent the Borrower and the arrangers thereof, if any, in their discretion, choose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of Incremental Facilities will be made by the Borrower together with the arrangers thereof, if any, in their discretion, on the terms permitted by this Section 2.16; provided that the lenders providing the Incremental Facilities will be reasonably acceptable to (i) the Borrower, (ii) the Administrative Agent, (iii) other than in the case of a FILO Tranche, each Issuing Bank and (iv) other than in the case of a FILO Tranche, the Swing Line Lender (except that, in the case of clauses (ii), (iii) and (iv), only to the extent such Person otherwise would have a consent right to an assignment of such loans or commitments to such lender, such consent not to be unreasonably withheld, conditioned or delayed).

(e) Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent and each Person providing such Incremental Facility. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Borrower in consultation with the Administrative Agent, to effect the provisions of this Section 2.16. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility evidenced thereby. This Section 2.16 shall supersede any provisions in Section 2.15 or Section 11.01 to the contrary. The Borrower may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(f) Conditions. The availability of Incremental Facilities under this Agreement will be subject solely to the following conditions, and with respect to each FILO Tranche, subject to Section 1.08, and measured on the date of the receipt of commitments under (assuming such commitments are fully drawn only on the date of receipt) such Incremental Revolving Facility or the date of the initial borrowing under such FILO Tranche (assuming in the case of any FILO Tranche in the form of delayed draw commitments, that such commitments are fully drawn on the date such commitments were provided):

(i) no Event of Default shall have occurred and be continuing or would result therefrom; provided that with respect to each FILO Tranche with respect to which an LCA Election has been made, the condition set forth in this clause (i)may be waived or not required (other than with respect to Specified Events of Default) by the Persons providing such Incremental Facilities if the proceeds of the initial Borrowings under such Incremental Facilities will incurred in connection with a Permitted Investment; and

(ii) the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility; provided that with respect to each FILO Tranche with respect to which an LCA Election has been made, the condition set forth in this clause (ii) may be waived or not required by the Persons providing such Incremental Facilities if the proceeds of the initial Borrowings under such Incremental Facilities will be used to finance, in whole or in part, a Permitted Investment.

(g) Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility. Each Incremental Facility will be documented as an increase to the Revolving Commitments (other than in connection with a FILO Tranche) and shall be on terms identical to those applicable to the Revolving Loans except with respect to any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrower and the lenders providing such Incremental Facility and to account for the term loan nature of any FILO Tranche.

(h) FILO Tranche. The Incremental Facilities may be in the form of a separate “first-in, last-out” or “last-out” tranche (the “FILO Tranche”) with interest rate margins, rate floors, upfront fees, funding discounts, advance rates, premiums, unused fees and original issue discounts to be agreed between the Borrower and the applicable Lenders providing such Incremental Facilities, and with other terms reasonably satisfactory to the Administrative Agent (it being understood to the extent that any financial maintenance covenant is added for the benefit of any FILO Tranche, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of the Revolving Facility) and to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Rate of other Loans pursuant to clause (i) above) among the Borrower and the Lenders providing the FILO Tranche so long as (1) any loans and related obligations in respect of the FILO Tranche shall not be guaranteed by any Person other than the Guarantors and shall rank equal in right of priority to the Collateral Agent’s Liens; (2) as between (x) the Revolving Facility (other than the FILO Tranche) and (y) the FILO Tranche, all proceeds from the liquidation or other realization of the Collateral shall be applied, first to obligations owing under, or with respect to, the Revolving Facility (other than the FILO Tranche) and second to the FILO Tranche; (3) no Borrower may prepay Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Revolving Loans (including Swing Line Loans) and/or Reimbursement Obligations (unless Cash Collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank) are outstanding; (4) the Required Lenders (calculated as including the FILO Tranche) shall, subject to the terms of the Closing Date Intercreditor Agreement, control exercise of remedies in respect of the Collateral; (5) no changes affecting the priority status of the Revolving Facility (other than the FILO Tranche) vis-à-vis the FILO Tranche may be made without the consent of each of the Lenders under the Revolving Facility (other than the FILO Tranche) and (6) no FILO Tranche shall include an advance rate in excess of 100.0% with respect to such Tranche.

(i) Adjustments to Revolving Loans. Upon each increase in the Revolving Commitments pursuant to this Section 2.16, other than in connection with a FILO Tranche, unless an Event of Default shall have occurred and be continuing, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each lender providing a portion of such increase (each an “Incremental Revolving Facility Lender”), and each such Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit, Swing Line Loans and Protective Advances such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (1) participations hereunder in Letters of Credit, (2) participations hereunder in Swing Line Loans and (3) participations hereunder in Protective Advances, in each case held by each Revolving Lender will equal the percentage of the aggregate Revolving Commitments of all Lenders represented by such Revolving Lender’s Revolving Commitments.

Section 2.17 [Reserved].

Section 2.18 Extensions of Loans.

(a) Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Loans and/or Commitments of a particular Class with a like Maturity Date, the Borrower may extend such Maturity Date and otherwise modify the terms of such Loans and/or Commitments pursuant to the terms set forth in an Extension Offer (each, an “Extension”). Each Extension Offer will specify the minimum amount of Loans and/or Commitments with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1,000,000 and an aggregate principal amount that is not less than $5,000,000, or, if less, (i) the aggregate principal amount of such Class of Loans outstanding or (ii) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed. Extension Offers will be made on a pro rata basis to all Lenders holding Loans and/or Commitments of a particular Class with a like Maturity Date. If the aggregate outstanding principal amount of such Loans (calculated on the face amount thereof) and/or Commitments in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans and/or Commitments offered to be extended pursuant to such Extension Offer, then the Loans and/or Commitments of such Lenders will be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer. There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions. The terms of an Extension Offer shall be determined by the Borrower, and Extension Offers may contain one or more conditions to their effectiveness as determined by the Borrower, including a condition that a minimum amount of Loans and/or Commitments of any or all applicable tranches be tendered. For avoidance of doubt, no Lender shall be required to accept any Extension Offer.

(b) Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) as may be necessary, advisable or appropriate in order to establish new tranches in respect of Extended Loans and Extended Commitments and such amendments as permitted by clause (c) below as may be necessary, advisable or appropriate in the reasonable opinion of the Borrower, in consultation with the Administrative Agent, in connection with the establishment of such new tranches of Loans or Commitments. This Section 2.18 shall supersede any provisions in Section 2.15 or Section 11.01 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(c) Terms of Extension Offers and Extension Amendments. The terms of any Extended Loans will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Lenders accepting such Extension Offer; provided that:

(i) the final maturity date of such Extended Loans will be no earlier than the Latest Maturity Date applicable to the Loans and/or Commitments subject to such Extension Offer; and

(ii) except as to (x) maturity, interest, fees (including any commitment, arrangement, upfront or similar fees) and (y) other terms applicable after the Latest Maturity Date of the Loans that are not Extended Revolving Loans, all terms of any Extended Revolving Loans or Extended Revolving Commitments shall be on terms and pursuant to documentation applicable to the Revolving Facility.

Any Extended Loans will constitute a separate tranche of Revolving Loans from the Revolving Loans held by Lenders that did not accept the applicable Extension Offer.

(d) Extension of Revolving Commitments. In the case of any Extension of Revolving Commitments and/or Revolving Loans, the following shall apply:

(i) all borrowings and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the relevant Maturity Date;

(ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letters of Credit, Swing Line Loans or Protective Advances as between the Revolving Commitments of such extended tranche and the remaining non-extended Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to such non-extended Revolving Commitments has occurred, it being understood that the obligations of any Issuing Bank or Swing Line Lender may not be extended beyond the Maturity Date relating to the non-extended Revolving Commitments pursuant to this Section 2.18 without the consent of such Issuing Bank or Swing Line Lender;

(iii) no termination of extended Revolving Commitments and no repayment of extended Revolving Loans accompanied by a corresponding permanent reduction in extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of each other tranche of Revolving Loans and Revolving Commitments (or each other tranche of Revolving Commitments and Revolving Loans shall have otherwise been terminated and repaid in full);

(iv) at no time shall there be more than five different tranches of Revolving Commitments.

If the Total Utilization of Revolving Commitments exceeds the Maximum Borrowing Amount as a result of the occurrence of the Maturity Date with respect to any tranche of Revolving Commitments while an extended tranche of Revolving Commitments remains outstanding, the Borrower shall make such payments as are necessary in order to eliminate such excess on such Maturity Date.

(e) Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower and each applicable Extending Lender. The transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18 will not apply to any of the transactions effected pursuant to this Section 2.18.

Section 2.19 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; next, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank and the Swing Line Lender hereunder; next, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender with respect to outstanding Letters of Credit (in an amount equal to 103.0% of the maximum face amount of all outstanding Letters of Credit) or the Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19(d); next, as the Borrower may request (so long as no Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; next, if so determined by the Administrative Agent and the Borrower, to be held in a Cash Collateral Account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize each Issuing Bank’s (in an amount equal to 103.0% of the maximum face amount of all outstanding Letters of Credit) or the Swing Line Lender’s future

Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit or Swing Line Loans, as applicable, issued under this Agreement, in accordance with Section 2.19(d); next, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; next, so long as no Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and next, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances are held by the Lenders pro rata in accordance with their applicable Commitments without giving effect to Section 2.19(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender; provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(b)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.04.

(B) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit, Swing Line Loans and Protective Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (2) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure.

(A) In the case of Defaulting Lenders holding Revolving Commitments, all or any part of such Defaulting Lender’s participation in Letters of Credit, Swing Line Loans and Protective Advances shall be reallocated among the Non-Defaulting Lenders holding Revolving Commitments in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender holding Revolving Commitments to exceed such Non-Defaulting Lender’s Revolving Commitment.

(B) Subject to Section 11.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non- Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, provide Cash Collateral pursuant to the requirements set forth in Section 2.19(d).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.04) whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Bank shall be required to issue, extend or amend any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Cash Collateral. At any time that there shall exist a Defaulting Lender and Section 2.19(a)(iv) is applicable, within one Business Day following the written request of the Administrative Agent, any Issuing Bank (with a copy to the Administrative Agent) or the Swing Line Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the applicable Issuing Bank’s Fronting Exposure, the Swing Line Lender’s Fronting Exposure and any outstanding Protective Advance, as the case may be, with respect to such Defaulting Lender (determined after giving effect to Section 2.04 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, Swing Line Loans and Protective Advances, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that the Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Banks or the Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, (A) Cash Collateral provided under this Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein, (B) Cash Collateral provided under this Section 2.19 in respect of Swing Line Loans shall be applied to the satisfaction of the Defaulting Lender’s obligations to fund participations in respect of Swing Line Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein and (C) Cash Collateral provided under this Section 2.19 in respect of Protective Advances shall be applied to the satisfaction of the Defaulting Lender’s obligations to fund participations in respect of Protective Advances (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s or the Swing Line Lender’s Fronting Exposure or applied to any such Defaulting Lender’s obligations to fund participations in respect of Protective Advances shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), (B) (I) the repayment in full of all Protective Advances by the Borrower or (II) the payment by such Defaulting Lender of its obligations to fund participations in respect of Protective Advances (including at the time of the termination of Defaulting Lender status of the applicable Lender), as applicable, or (C) the determination by the Administrative Agent, the applicable Issuing Bank or the Swing Line Lender, as the case may be, that there exists excess Cash Collateral (but only to the extent of such excess Cash Collateral); provided that, subject to the other provisions of this Section 2.19, the Person providing Cash Collateral and the applicable Issuing Bank, the Swing Line Lender or, with respect to Protective Advances, the Administrative Agent, as the case may be, may agree that the Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations (including obligations to fund Protective Advances); provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(e) Hedge Banks. So long as any Lender is a Defaulting Lender, such Lender shall not be a Hedge Bank with respect to any Secured Hedge Agreement entered into while such Lender was a Defaulting Lender.

Section 2.20 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 2.21 Reserves; Changes to Eligibility Criteria.

(a) Subject to Section 11.01(c)(ii), the Administrative Agent may in its Permitted Discretion from time to time exercised in good faith and in a commercially reasonable manner, establish new categories of Reserves or change eligibility criteria set forth in the definitions of “Eligible Accounts Receivable” or “Eligible Inventory” upon not less than five Business Days’ prior written notice (which may be delivered by electronic mail) to the Borrower, which notice shall include a reasonably detailed description of such new category of Reserve being established or change to any eligibility criteria set forth in the definitions of “Eligible Accounts Receivable” or “Eligible Inventory”; provided, pending the expiration of such five Business Day period, no Borrowings may be made if such Borrowings would result in the Total Utilization of Revolving Commitments to exceed the Maximum Borrowing Amount, calculated as if such proposed Reserve had been implemented.

(b) During such five Business Day period (i) the Administrative Agent shall, if requested, discuss any such Reserve or change with the Borrower and (ii) the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

(c) In exercising such Permitted Discretion, the Administrative Agent shall include in its consideration the following: (a) changes after the Closing Date in demand for, pricing of, or product mix of Inventory; (b) changes after the Closing Date in any concentration of risk with respect to a Loan Party’s Accounts or Inventory; (c) any changes in the ability of the Administrative Agent to realize upon the Collateral and (d) any other factors arising after the Closing Date that change in any respect the credit risk of lending to the Borrower on the security of a Loan Party’s Accounts or Inventory.

Section 2.22 Currency Equivalents.

(a) The Administrative Agent shall determine the Dollar Amount of each Loan denominated in an Alternative Currency and Letter of Credit Obligation in respect of Letters of Credit denominated in an Alternative Currency at any time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 2.22, the “Spot Rate” in relation to the conversion of one currency into another currency, the spot rate of exchange for such conversion as quoted by the Administrative Agent, at the close of business on the Business Day that such conversion is to be made (or if such conversion is to be made before close of business on such Business Day, then at approximately the close of business on the immediately preceding Business Day) and, in either case, if no such rate is quoted, the spot rate of exchange quoted for wholesale transactions by the Administrative Agent on the Business Day such conversion is to be made in accordance with its normal practice.

(b) If after giving effect to any such determination of a Dollar Amount, the sum of the aggregate outstanding amount of the Revolving Loans denominated in Alternative Currencies and the Letter of Credit Obligations denominated in Alternative Currencies exceeds the aggregate Dollar Amount of Revolving Commitments then in effect (including any sublimits applicable to such Alternative Currency), the Borrower shall, within five Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, prepay the applicable Revolving Loans denominated in Alternative Currencies under the Revolving Facility or take other action as the Administrative Agent, in its discretion, may direct (including to Cash Collateralize the applicable Letter of Credit Obligations) to the extent necessary to eliminate any such excess.

ARTICLE III.

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank and the Swing Line Lender, and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or Lender, as applicable, will use reasonable efforts to cooperate with the Loan Party to obtain a refund of such Taxes (which shall be repaid to the Loan Party in accordance with Section 3.01(i)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional costs or expenses not reimbursed by the Loan Party or be otherwise materially disadvantageous to it. A certificate as to the amount of such payment or liability delivered to the Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Loan party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Loan Parties and the Administrative Agent, at the time or times reasonably requested by any Loan Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W- 8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Loan Parties or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Parties and the Administrative Agent in writing of its legal inability to do so.

(h) On or before the date the Administrative Agent (or any successor or supplemental agent) becomes a party to this Agreement and from time to time upon the reasonable request of the Borrower, the Administrative Agent (or such successor or supplemental agent) shall deliver to the Borrower either (i) a duly executed IRS Form W-9 or (ii) an IRS Form W-8IMY, in each case with the effect that the Loan Parties may make payments to the Administrative Agent (or such successor or supplemental agent, as applicable), to the extent such payments are made to the Administrative Agent (or such successor or supplemental agent, as applicable) as an intermediary, without any deduction or withholding of any Taxes imposed by the United States.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(b) with respect to such Lender, it will, if requested by the Borrower in writing, use reasonable efforts to mitigate the effect of any such event, including by designating another Lending Office for any Loan affected by such event and by completing and delivering or filing any Tax-related forms that such Lender is legally able to deliver and that would reduce or eliminate any amount of Taxes required to be deducted or withheld or paid by the Loan Parties.

(k) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) with respect to Borrowings denominated in Dollars, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans, (B) [reserved] or (C) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurocurrency Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

Section 3.03 Inability to Determine Rates. If the Administrative Agent or the Required Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Adjusted Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the Adjusted Eurocurrency Rate component of the Base Rate, the utilization of the Adjusted Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein; provided however, that if the Borrower and the applicable Lenders cannot agree within a reasonable time on an alternative rate for such Loans, the Borrower may, at its discretion, either (A) prepay such Loans or (B) maintain such Loans outstanding, in which case, the interest rate payable to the applicable Lender on such Loans will be the rate determined by the Administrative Agent as its cost of funds to fund a Borrowing of such Loans with maturities comparable to the Interest Period applicable thereto plus the Applicable Rate.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, any Issuing Bank or the Swing Line Lender;

(ii) subject any Lender, any Issuing Bank or the Swing Line Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, any Issuing Bank or the Swing Line Lender or the London interbank market any other condition, cost or expense affecting this Agreement, any Letter of Credit, any participation in a Letter of Credit or Eurocurrency Rate Loans made by such Lender, Issuing Bank or the Swing Line Lender (other than with respect to Taxes) that is not otherwise accounted for in the definition of the Adjusted Eurocurrency Rate or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or the Swing Line Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate or, in the case of a Change in Law with respect to Taxes, making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank (whether of principal, interest or any other amount)) then, from time to time within ten days after demand by such Lender or such Issuing Bank setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent) (provided that such calculation will not in an way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law), the Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank for such additional costs incurred or reduction suffered. No Lender, Issuing Bank or Swing Line Lender shall request that the Borrower pay any additional amount pursuant to this Section 3.04(a) unless it shall concurrently make similar requests to other borrowers similarly situated and affected by such Change in Law and from whom such Lender, Issuing Bank or Swing Line Lender is entitled to seek similar amounts.

(b) Capital Requirements. If any Lender or any Issuing Bank reasonably determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or such Issuing Bank or the Loans made by or Letters of

Credit issued by it to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to liquidity or capital adequacy), then from time to time upon demand of such Lender or such Issuing Bank setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent) (provided that such calculation will not in an way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law), the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty days prior to the date that such Lender or such Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurocurrency Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan made to the Borrower; provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

Section 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount (provided that such calculation will not in an way require disclosure of confidential or price-sensitive information or any other information the disclosure of which is prohibited by law), the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost, liability or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurocurrency Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Notwithstanding the foregoing, no Lender may make any demand under this Section 3.05 (i) with respect to the “floor” specified in the parenthetical in the first sentence of the definition of Adjusted Eurocurrency Rate or (ii) in connection with any prepayment of interest on Revolving Loans.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect; provided that nothing in this Section 3.06 shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.01, 3.02 or 3.04.

(b) Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) Conversion of Eurocurrency Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

Section 3.07 Replacement of Lenders Under Certain Circumstances. If (i) any Lender requests compensation under Section 3.04 or ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrower is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.01, (iii) any Lender is a Non-Consenting Lender, (iv) any Lender does not accept an Extension Offer, (v) (A) any Lender shall become and continue to be a Defaulting Lender and (B) such Defaulting Lender shall fail to cure the default pursuant to Section 2.19(b) within five Business Days after the Borrower’s request that it cure such default or (vi) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender (other than a Disqualified Lender) as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents (other than its existing rights to payments pursuant to Section 3.01 or 3.04) to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.07(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, Swing Line Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts payable under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in Letters of Credit, Swing Line Loans and Protective Advances, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note affidavit in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d) the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(f) in the case of any such assignment resulting from a Lender being a Non-Consenting Lender, the Eligible Assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender being replaced was a Non-Consenting Lender; and

(g) such assignment does not conflict with applicable Laws.

Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.09.

Notwithstanding anything to the contrary contained above, any Lender that acts as an Issuing Bank may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such Issuing Bank or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit, and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.09.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent or the Collateral Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO BORROWINGS

Section 4.01 Conditions to Initial Borrowing.

The obligation of each Lender to extend credit to the Borrower and of each Issuing Bank to issue Letters of Credit hereunder on the Closing Date is subject only to the satisfaction, or waiver in accordance with Section 11.01, of each of the following conditions precedent, except as otherwise agreed between the Borrower and the Required Lenders, and in each case subject to the Certain Funds Provisions:

(a) The Administrative Agent’s (or in the case of clause (v), the Term Loan Agent’s receipt (as a non-fiduciary bailee of the Collateral Agent)) of the following, each of which may be originals, facsimiles or copies in .pdf format, unless otherwise specified:

(i) if the amount of the Initial Revolving Borrowing exceeds $0, a Committed Loan Notice duly executed by the Borrower and delivered as forth in Section 2.01(b), which, if delivered, shall be deemed to be conditioned on the consummation of the Transactions;

(ii) this Agreement duly executed by the Borrower and Holdings;

(iii) the Guaranty and the Security Agreement, in each case, duly executed by the Borrower and each other Loan Party;

(iv) the Closing Date Intercreditor Agreement with acknowledgment pages thereto duly executed by the Borrower and each other Loan Party;

(v) original certificated securities (as defined in the UCC), if any, representing Pledged Equity issued by the Borrower and, if delivered to the Borrower pursuant to the terms of the Acquisition Agreement and constituting Collateral, the Pledged Equity of the Subsidiaries of the Borrower, in each case, accompanied by undated stock powers or transfer powers executed in blank;

(vi) a certificate of a Responsible Officer of each Loan Party attaching: (A) certificates of good standing from the secretary of state or other applicable office of the state of organization or formation of the Borrower and each other Loan Party, (B) resolutions or other applicable action of the Borrower and each other Loan Party, (C) an incumbency certificate and/or other certificate of Responsible Officers of the Borrower and each other Loan Party, evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which it is a party or is to be a party on the Closing Date and (D) the Organization Documents of each Loan Party;

(vii) a certificate of a Responsible Officer of the Borrower that the conditions specified in clauses (c), (e) and (f) below have been satisfied or will be satisfied promptly upon the funding of the Initial Revolving Loans;

(viii) an opinion from Latham & Watkins LLP, special counsel to the Loan Parties with respect to matters of New York and certain aspects of Delaware law; and

(ix) a certificate from the chief financial officer or other officer with equivalent duties of the Borrower as to the Solvency (after giving effect to the Transactions on the Closing Date) of the Borrower, substantially in the form attached hereto as Exhibit I;

provided, for the avoidance of doubt (i) each reference to Loan Parties in this clause (a) shall include Nestlé Waters North America Holdings Inc. and each of its Subsidiaries (the “Target Loan Parties”) that shall become, or are required to become, Loan Parties upon consummation of the Acquisition but (ii) the execution and delivery of the Loan Documents, certificates and resolutions by the Target Loan Parties is not a condition precedent under this Section 4.01; it being agreed that each Loan Document (and related authorizing resolutions) and certificates to be executed and/or delivered on the Closing Date by or on behalf of a Target Loan Party will be executed and delivered in escrow prior to the consummation of the Acquisition and automatically released from escrow upon funding of the Initial Revolving Loans and the consummation of the Acquisition, and upon such release each Target Loan Party will be deemed to have made the Specified Representations with respect to it.

(b) All fees and expenses required to be paid hereunder on the Closing Date (and all fees and expenses required to be paid under the Commitment Letter and any related fee letter on the Closing Date) to the extent invoiced in reasonable detail at least two Business Days before the Acquisition Date (except as otherwise reasonably agreed to by the Borrower) shall have been paid in full, it being agreed that such fees and expenses may be paid with the proceeds of the initial funding of the Revolving Loans;

(c) Confirmation from the Borrower (in the form of an officer’s certificate) that prior to or substantially concurrently with the initial Borrowing on the Closing Date,

(i) each of the following shall have been or will be consummated: the Equity Contribution; the issuance of Senior Notes under the Notes Indenture; and the funding of the Initial Term Loans under the Term Loan Facility pursuant to the Term Loan Credit Agreement;

(ii) the Acquisition shall have been or will be consummated in accordance with the terms of the Acquisition Agreement; and

(iii) since its execution, the Acquisition Agreement has not been amended, supplemented, waived or modified pursuant to its terms and no express consent thereunder has been given by the Borrower in a manner that is materially adverse to the Lenders (taken as a whole), in their respective capacities as such, without the consent of the Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed); provided that each Commitment Party shall be deemed to have consented to such amendment, supplement, waiver, modification or consent unless it shall object in writing thereto within five (5) Business Days of receipt of written notice of such amendment, waiver, modification or consent; provided further (A) an amendment, supplement, waiver or modification of the Acquisition Agreement that does not increase the cash purchase price thereunder to be paid on the Closing Date or that has the effect of reducing the purchase price thereunder, will, in each case, be deemed not to be materially adverse to the interests of the Lenders and any such reduction will be allocated (1) first, to reduce the Equity Contribution until the Equity Contribution equals the Minimum Equity Contribution, (2) second, to the reduce the Senior Notes and the Initial Term Loans on a pro rata basis until the Senior Notes are reduced to $300,000,000, and (3) thereafter, to reduce the Initial Term Loans; (B) any amendment, supplement, waiver or modification of the Acquisition Agreement that has the effect of increasing the purchase price thereunder will be deemed not to be materially adverse to the Lead Arrangers if such increase is not funded with indebtedness for borrowed money; (C) any change to the definition of “Material Adverse Effect”, “Outside Date” or the Xerox provisions contained in the Acquisition Agreement (in each case, as in effect on February 16, 2021) will be deemed to be materially adverse to the interests of the Lead Arrangers.

(d) The Commitment Parties will have received at least three Business Days (as defined in the Acquisition Agreement) prior to the Closing Date (a) all outstanding documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, that in each case has been requested in writing at least ten Business Days (as defined in the Acquisition Agreement) prior to the Closing Date.

(e) The Acquisition Agreement Representations and the Specified Representations shall be accurate in all material respects on and as of the Closing Date; provided that, a failure of an Acquisition Agreement Representation to be accurate will not result in a failure of a condition precedent under this Section 4.01, unless such failure results in a failure of a condition precedent to Borrower’s obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement or such failure gives Borrower the right (taking into account any notice and cure provisions) to terminate its obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement; provided further that to the extent that the Acquisition Agreement Representations and the Specified Representations specifically refer to an earlier date, they shall be accurate in all material respects as of such earlier date.

(f) Since the date of the Acquisition Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement) that would result in the failure of a condition precedent to the Borrower’s obligation to consummate the Acquisition under the Acquisition Agreement or that would give it the right (taking into account any notice and cure provisions) to terminate its obligations pursuant to the terms of the Acquisition Agreement.

(g) The Commitment Parties have received (i) the audited consolidated balance sheets, consolidated income statements, and consolidated statements of cash flows of the Acquired Business as of the last day of the fiscal year ended December 31, 2020, (ii) for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended on or after September 30, 2020 and at least 45 days prior to the Closing Date, an unaudited consolidated balance sheet of the Acquired Business as of the last day of such fiscal quarter, together with the related unaudited consolidated income statement and statement of cash flows for such fiscal quarter in each case, prior to giving effect to the Transactions (the financial statements described in this clause (ii), the “Interim Financial Statements”) and (iii) an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated income statement of the Acquired Business as of, and for the twelve-month period ended, September 30, 2020 or such later balance sheet date delivered pursuant to the preceding clause (i) or (ii), as applicable, if any, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), which need not be prepared in compliance with Regulation S-X of the Securities Act or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

Without limiting the generality of the provisions of the last paragraph of Section 11.01, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement or funded Loans hereunder shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 Conditions to All Borrowings After the Closing Date. Except as set forth in Section 2.16(f) with respect to Incremental Loans which are part of a FILO Tranche, the obligation of each Lender to honor a Committed Loan Notice, of each Issuing Bank to issue, amend, renew or extend any Letter of Credit and of the Swing Line Lender to make Swing Line Loans, in each case, after the Closing Date, is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, renewal or extension of any Letter of Credit; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; provided, further, for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) As of the date of such Borrowing or the date of any issuance, amendment, renewal or extension of any Letter of Credit, no Default or Event of Default shall have occurred and be continuing on such date (immediately prior to giving effect to the extensions of credit requested to be made) or would result after giving effect to the extensions of credit requested to be made on such date.

(c) As of the date of such Borrowing and after giving effect thereto the Total Utilization of Revolving Commitments shall not exceed the Maximum Borrowing Amount.

(d) If applicable, the Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof and, if applicable, the applicable Issuing Bank shall have received an Issuance Notice in accordance with the requirements hereof or the Swing Line Lender shall have received a Swing Line Loan Request in accordance with the requirements hereof.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to another Type or a continuation of Eurocurrency Rate Loans) and each Issuance Notice submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Sections 4.02(a), (b) and (c) has been satisfied on and as of the date of the applicable Borrowing or issuance, amendment, renewal or extension of a Letter of Credit.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants each of the following to the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent, in each case, to the extent and, unless otherwise specifically agreed by the Borrower, only on the dates required by Section 2.16 or Article IV, as applicable.

Section 5.01 Organization, Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries that is a Material Subsidiary,

(a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concepts exist in such jurisdiction);

(b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions;

(c) is duly qualified and in good standing (to the extent such concepts exist in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(d) is in compliance with all applicable Laws; and

(e) has all requisite governmental licenses, permits, authorizations, consents and approvals to operate its business as currently conducted;

except in each case referred to in clauses (c), (d) or (e), to the extent that failure to do so has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.02 Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action.

(b) Neither the execution, delivery nor performance by each Loan Party of each Loan Document to which it is a party nor the consummation of the Transactions will,

(i) contravene the terms of any of its Organization Documents;

(ii) result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) upon any assets of such Loan Party or any Restricted Subsidiary, under (A) any Contractual Obligation relating to Material Indebtedness of a Loan Party or a Restricted Subsidiary or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its Restricted Subsidiaries or their respective property is subject;

(iii) violate any applicable Law; or

(iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation relating to Material Indebtedness, except for such approvals or consents which will be obtained on or before the Closing Date;

except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii), (iii)and (iv), to the extent that such breach, contravention or violation has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, except for,

(a) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties;

(b) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral Documents); and

(c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto and thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Annual Financial Statements fairly present in all material respects the financial condition of Nestlé US and Canada Domestic Waters Business as of the dates thereof and their results of operations for the period covered thereby in accordance with the Accounting Principles (as in effect on the Closing Date (or the date of preparation)) consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. The Interim Financial Statements fairly present in all material respects the financial condition of Nestlé US and Canada Domestic Waters Business as of the dates thereof and their results of operations for the periods covered thereby in accordance with the Accounting Principles (as in effect on the Closing Date (or the date of preparation)) consistently applied throughout the periods covered thereby, subject only to normal year-end audit and adjustments, the absence of footnotes and to any other adjustments described therein.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has resulted in, and is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets and statements of comprehensive income (loss) of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date, when taken as a whole, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made and at the time the forecasts are delivered, it being understood that (i) no forecasts are to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties or the Sponsor, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ and such differences may be material.

Section 5.06 Litigation. Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Restricted Subsidiaries that has resulted in, or is reasonably expected, individually or in the aggregate, to result in Material Adverse Effect.

Section 5.07 Labor Matters. Except as set forth on Schedule 5.07 or except as has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened and (b) hours worked by and payment made based on hours worked to employees of the Borrower or a Restricted Subsidiary have not been in material violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

Section 5.08 Ownership of Property; Liens. Each Loan Party and each Restricted Subsidiary has good and valid record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Permitted Liens and except where the failure to have such title or other interest has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.09 Environmental Matters.

(a) Except as has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) the Loan Parties and the Restricted Subsidiaries are and have been in compliance with all applicable Environmental Laws and Environmental Permits (including having obtained and maintained all Environmental Permits required for the operation of their respective businesses) and (ii) none of the Loan Parties or any of the Restricted Subsidiaries is subject to any pending, or to the knowledge of the Loan Parties, threatened Environmental Claim or any other Environmental Liability or is aware of any basis for any Environmental Liability or the revocation or modification of any Environmental Permit, and (iii) there are no agreements in which the Loan Parties or the Restricted Subsidiaries have assumed or undertaken responsibility for any known or reasonably likely material liability or material obligation of any other person arising under or relating to Environmental Laws.

(b) None of the Loan Parties or any of the Restricted Subsidiaries (i) has used, released, treated, stored, transported or disposed of Hazardous Materials, at or from any currently or formerly owned or operated real estate or facility relating to its business, or (ii) to the knowledge of the Loan Parties, currently owns or operates (or formerly owned or operated) any real estate or facility that is contaminated by any Hazardous Substances, in each case, in a manner that has resulted in, or is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.10 Taxes. The Borrower and the Restricted Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with the Accounting Principles or (b) to the extent that the failure to do so has not resulted in and could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11 [Reserved].

Section 5.12 Subsidiaries. As of the Closing Date, all of the outstanding Equity Interests in the Borrower and each Material Subsidiary have been validly issued and are fully paid and (if applicable) non-assessable, and all Equity Interests owned by Holdings (in the Borrower), and by the Borrower or any Subsidiary Guarantor in any of their respective direct Material Subsidiaries are owned free and clear of all Liens (other than Permitted Liens) of any Person. As of the Closing Date, Schedule 5.12 (i) sets forth the name and jurisdiction of each Subsidiary Guarantor and its respective direct Subsidiaries, (ii) sets forth the percentage ownership interest of Holdings, the Borrower and each Subsidiary Guarantor in each such applicable Subsidiary, and (iii) identifies the Equity Interests which are required to be pledged on the Closing Date pursuant to the Collateral Documents.

Section 5.13 Margin Regulations; Investment Company Act.

(a) As of the Closing Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or issuance of, or drawings under, any Letter of Credit, will be used for any purpose that violates Regulation U.

(b) Neither the Borrower nor any Guarantor is an “investment company” under the Investment Company Act of 1940.

Section 5.14 Disclosure. As of the Closing Date, none of the written information and written data heretofore or contemporaneously furnished by or on behalf of any Loan Party or the Sponsor to any Agent or any Lender on or prior to the Closing Date in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or any other Loan Document on or prior to the Closing Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Closing Date); it being understood that for purposes of this Section 5.14, such written information and written data shall not include projections, pro forma financial information, financial estimates, forecasts or other forward-looking information or information of a general economic or general industry nature or prepared by the Lead Arrangers.

Section 5.15 Intellectual Property; Licenses, Etc. The Borrower and the Restricted Subsidiaries own or have a valid right to use, all the intellectual property necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower and the Restricted Subsidiaries as currently conducted does not infringe upon, misappropriate or violate any intellectual property rights held by any Person except for such infringements, misappropriations or violations that have not resulted in, or are not reasonably expected, individually or in the aggregate, to result in, a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned by the Borrower or any of the Restricted Subsidiaries is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary, that, has resulted in, or is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.16 Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17 USA PATRIOT Act, FCPA and OFAC.

(a) To the extent applicable, each of the Loan Parties and the Restricted Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the USA PATRIOT Act and other similar anti-money laundering rules and regulations.

(b) Each of the Loan Parties and the Restricted Subsidiaries, and their respective officers, directors and employees, and to the Borrower’s knowledge, their respective agents, Affiliates and representatives, have conducted their businesses in compliance in all material respects with the FCPA, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions in which they operate and the Loan Parties and their Subsidiaries have instituted and maintain policies and procedures appropriate for their business designed to promote and achieve compliance with such laws. The Borrower will not directly, or to its knowledge indirectly, use the proceeds of the Loans in violation of the FCPA, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

(c) None of the Loan Parties or any of the Restricted Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is, (a) the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets, the Investment Ban List or any other Sanctions list, or (c) located, organized or resident in a Designated Jurisdiction (each, a “Sanctioned Person”). The Borrower will not directly, or to its knowledge indirectly, use the proceeds of the Loans or Letters of Credit or otherwise knowingly make available such proceeds to any Person, for the purpose of financing the activities of any Person that, at the time of such financing, is (a) the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets, the Investment Ban List or any other Sanctions list, or (c) located, organized or resident in a Designated Jurisdiction.

Section 5.18 Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents or contemplated by the Collateral Documents (including the delivery to Collateral Agent (or its agents or bailees) of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first-priority perfected Lien (subject to Permitted Liens) on all right, title and interest of Holdings, the Borrower and the applicable Subsidiary Guarantors, respectively, in and to the ABL Priority Collateral, and a legal, valid and enforceable second-priority perfected Lien (subject to Permitted Liens) on all right, title and interest of Holdings, the Borrower and the applicable Subsidiary Guarantors, respectively, in and to the Term Priority Collateral, in each case, as described therein.

Section 5.19 Use of Proceeds. The Borrower will use the Revolving Loans (including the Swing Line Loans) and the Letters of Credit issued hereunder in compliance (and not in contravention of) applicable Laws and each Loan Document.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as the Termination Conditions have not been satisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender each of the following:

(a) Audited Annual Financial Statements. Within one hundred and twenty (120) days after the end of each fiscal year of the Borrower (commencing with the first fiscal year ending after the Closing Date) or, in the case of the first fiscal year ending after the Closing Date, one hundred and fifty (150) days after the end of such fiscal year (subject for any fiscal year to a 30-day extension in the reasonable discretion of the Administrative Agent), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for such fiscal year together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year (if ending after the Closing Date), prepared in accordance with the Accounting Principles, audited and accompanied by a report and opinion of any accounting firm of nationally recognized standing or other accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification arising from a limitation in scope or as to the Borrower’s ability to continue as a “going concern”, other than any such qualification resulting from or relating to (i) an actual or anticipated breach of a Financial Covenant, (ii) an upcoming maturity date or

(iii) activities, operations, financial results or liabilities of any Person other than the Borrower and the Restricted Subsidiaries or (iv) changes in accounting principles or practices.

(b) Quarterly Financial Statements. As soon as available, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2021), or in the case of the first three such fiscal quarters ending after the Closing Date, within seventy-five (75) days after the end of each such fiscal quarter, (i) a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, (ii) the related condensed consolidated statements of comprehensive income (loss) for such fiscal quarter and for the portion of the fiscal year then ended and (iii) the related condensed consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth, in each case of clauses (ii) and (iii), in comparative form, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, in each case if ended after the Closing Date, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in material compliance with the Accounting Principles, subject to year-end adjustments and the absence of footnotes.

(c) Budget; Projections. Prior to the consummation of a Qualifying IPO, on or prior to the date financial statements are required to be delivered pursuant to Section 6.01(a) (commencing with the first fiscal year ending after the Closing Date), a consolidated budget for the following fiscal year on an annual basis in form and substance consistent with the budget customarily prepared by management of the Borrower for its internal use.

(d) Unrestricted Subsidiaries. Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b), such supplemental financial information (which need not be audited) as is necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (i) the applicable financial statements of any Person of which the Borrower is a Subsidiary (such Person, a “Parent Entity”) or (ii) the Borrower’s or a Parent Entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to each of clauses (i) and (ii), (A) to the extent such information relates to a Parent Entity, such information is accompanied by such supplemental financial information (which need not be audited) as is necessary to eliminate the accounts of such Parent Entity and each of its Subsidiaries, other than the Borrower and its Subsidiaries and (B) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of any accounting firm of nationally recognized standing or other accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification arising from a limitation in scope or as to the Borrower’s ability to continue as a “going concern”, other than any such qualification resulting from or relating to (i) an actual or anticipated breach of a Financial Covenant, (ii) an upcoming maturity date or (iii) activities, operations, financial results or liabilities of any Person other than the Borrower and the Restricted Subsidiaries or (iv) changes in accounting principles or practices or Subsidiaries of the Parent Entity (other than Holdings and its Subsidiaries). Any financial statements required to be delivered pursuant to this Section 6.01 shall not be required to contain purchase accounting adjustments to the extent it is not practicable to include any such adjustments in such financial statements.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender each of the following:

(a) Compliance Certificate. No later than five Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate; provided that if such Compliance Certificate demonstrates a Financial Covenant Event of Default, a notice of an intent to cure (a “Notice of Intent to Cure”) pursuant to Section 8.02 may be delivered along with or prior to delivery of such Compliance Certificate, to the extent permitted thereunder.

(b) SEC Filings. Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings or the Borrower or any Restricted Subsidiary files with the SEC (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied by causing such information to be publicly available on the SEC’s EDGAR website or another publicly available reporting service.

(c) Information Regarding Collateral. The Borrower agrees to notify the Collateral Agent (within 30 calendar days, or such longer period of time as the Administrative Agent may agree in its sole discretion) after the occurrence of such event (or such later date as the Collateral Agent may agree in its reasonable discretion) of any change,

(i) in the legal name of any Person required to be a Loan Party;

(ii) in the identity or type of organization of any Person required to be a Loan Party;

(iii) in the jurisdiction of organization of any Person required to be a Loan Party; or

(iv) in the location (within the meaning of Section 9-307 of the UCC) of any Person (to the extent not a “registered organization” (as defined in Section 9-102 of the UCC)) required to be a Loan Party.

(d) Other Information. Such additional information as may be reasonably requested by the Administrative Agent or any Lender through the Administrative Agent for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

(e) Borrowing Base Certificate.

(i) On or prior to the 20th calendar day after the last day of each calendar month (the period ending on such date, a “Fiscal Month”), a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding Fiscal Month; provided that (1) during the continuance of any Cash Dominion Period and only for so long as such Cash Dominion Period is continuing, the Borrower shall deliver a Borrowing Base Certificate a weekly basis within three Business Days after the end of each week, and (2) any Borrowing Base Certificate that the Borrower elects to deliver more frequently than otherwise required in this clause (e)(i) will be delivered at such increased frequency for at least 60 consecutive calendar days following the initial delivery thereof; provided, further, that (a) a revised Borrowing Base Certificate based on the Borrowing Base Certificate most recently delivered shall be delivered prior to (x) the consummation of a sale or other disposition or transfer (or merger, consolidation or amalgamation that constitutes a sale or disposition (other than ordinary course dispositions) or otherwise results in the transfer) of any eligible assets of a Loan Party or a Lien Release Event that constitute more than an amount equal to the greater of $20,000,000 and 7.50% of the Borrowing Base to any Person other than a Domestic Loan Party and (y) any occurrence of a Guaranty Release Event in respect of a Loan Party the assets of which comprise any portion of the Borrowing Base, in each case, removing all such assets from the Borrowing Base, which revised Borrowing Base Certificate shall demonstrate that, after giving pro forma effect to the removal of such assets from the Borrowing Base, the Total Utilization of Revolving Commitments does not exceed the Maximum Borrowing Amount and (b) notwithstanding anything in this Agreement or any other Loan Document to the contrary, any sale, disposition or transfer that is subject to the foregoing terms of clause (a) shall be permitted only if the Borrower complies with the terms of such clause (a).

(ii) Concurrently with the delivery of each Borrowing Base Certificate delivered pursuant to clause (e)(i) above and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent;

(A) a detailed aging of the Borrower’s Accounts, including all invoices aged by invoice date (with an indication of payment terms by invoice), by division, prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name and balance due for each Account Debtor;

(B) a schedule detailing the Borrower’s Inventory, in form satisfactory to the Administrative Agent, by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by division, by product type, by volume on hand, by lot code and by manufacture and expiration date, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower are deemed by the Administrative Agent to be appropriate;

(C) a worksheet of calculations prepared by the Borrower to determine Eligible Accounts Receivable and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts Receivable and Eligible Inventory and the reason for such exclusion; and

(D) a reconciliation of the Borrower’s Accounts and Inventory between (A) the amounts shown in the Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above, and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (l) above as of such date;

(iii) as soon as available but in any event concurrently with the delivery of each Borrowing Base Certificate and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Borrower’s accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website addresses listed on Schedule 11.02, or (ii) on which such documents are posted on the Borrower’s behalf on Merrill Datasite One, Syndtrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Merrill Datasite One, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive any information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, that is not Public-Side Information, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (and by doing so shall be deemed to have represented that such information contains only Public-Side Information); (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as containing only Public-Side Information

(provided however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public-Side Information”; and (iv) the Administrative Agent and/or the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public-Side Information.”

For the avoidance of doubt, the foregoing shall be subject to the provisions of Section 11.08.

Section 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent for prompt further notification by the Administrative Agent to each Lender of:

(a) the occurrence of any Event of Default;

(b) (i) any dispute, litigation, investigation or proceeding between the Borrower or any Restricted Subsidiary and any arbitrator or Governmental Authority or (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, or (iii) the occurrence of any ERISA Event that, in any such case referred to in clause (i) through (iii), has resulted, or is reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect; and

(c) (i) any notice of any Environmental Claim, or (ii) any unpermitted release of Hazardous Materials at any real property or facility owned or operated by any Borrower or any Restricted Subsidiary that, in the case of either of the preceding clauses (i) or (ii), would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth a summary description of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. For the avoidance of doubt, the foregoing shall be subject to the provisions of Section 11.08.

Section 6.04 Payment of Certain Taxes. Pay all federal, state and other Taxes levied or imposed upon it or upon its properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with the Accounting Principles or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation or organization, as applicable; and

(b) take all reasonable action to preserve, renew and keep in full force and effect those of its rights (including with respect to Intellectual Property), licenses, permits, privileges, and franchises, that are material to the conduct of the business of the Loan Parties taken as a whole;

except in the case of clause (a) or (b), (i) in connection with a transaction permitted by the Loan Documents (including transactions permitted by Section 7.04 or Section 7.05), (ii) with respect to any Immaterial Subsidiary, or (iii) to the extent that failure to do so has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition (ordinary wear and tear excepted and casualty or condemnation excepted), except to the extent the failure to do so has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.07 Maintenance of Insurance.

(a) Except when the failure to do so has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, maintain or cause to be maintained with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and of such types and in such amounts (after giving effect to any self-insurance) as are customarily carried under similar circumstances by such other Persons, and furnish to the Administrative Agent, which, absent a continuing Event of Default, shall not be made more than once in any twelve month period, upon reasonable written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

(b) Subject to Section 6.16 each such policy of insurance shall as appropriate and is customary and, with respect to jurisdictions outside the United States, to the extent available in such jurisdiction without undue cost or expense,

(i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder (with respect to liability insurance), and

(ii) to the extent covering Collateral in the case of property insurance, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder;

provided that (A) absent a Specified Event of Default that is continuing, any proceeds of any such insurance shall be delivered by the insurer(s) to Holdings, the Borrower or one of its Subsidiaries and may be applied in accordance with (or, if this Agreement does not provide for application of such proceeds, in a manner that is not prohibited by) this Agreement and (B) this Section 6.07(b) shall not be applicable to (1) business interruption insurance, workers’ compensation policies, employee liability policies or directors and officers policies, (2) policies to the extent the Collateral Agent cannot have an insurable interest therein or is unable to be named as an additional insured or loss payee thereunder or (3) the extent unavailable from the relevant insurer after the Borrower’s use of its commercially reasonable efforts.

Section 6.08 Compliance with Laws. (a) Comply with the requirements of all Laws (including applicable Environmental Laws and the maintenance, continuation or acquisition of all required licenses and permits) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or products or property, except to the extent the failure to comply therewith has not resulted in, or is not reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect and (b) comply with the requirements of USA PATRIOT Act, FCPA, OFAC, UK Bribery Act of 2010 and other anti-terrorism, anti-corruption and anti-money laundering Laws; provided that the requirements set forth in this Section 6.08, as they pertain to compliance by any Foreign Subsidiary with the USA PATRIOT ACT, FCPA, OFAC and UK Bribery Act of 2010 are subject to and limited by any Law applicable to such Foreign Subsidiary in its relevant local jurisdiction.

Section 6.09 Books and Records. Maintain proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and material matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization or operations and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder), in each case, to the extent necessary to prepare the financial statements described in Sections 6.01(a) and 6.01(b).

Section 6.10 Inspection Rights.

(a) Subject to Section 6.10(d), permit representatives of the Administrative Agent and Required Lenders to visit and inspect any of its properties, to examine its financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its officers and independent public accountants (subject to such accountants’ policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired but subject to any restrictions in leases, upon reasonable advance notice to the Borrower; provided that (a) excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the continuation of an Event of Default and only one such time shall be at the Borrower’s expense and (b) when an Event of Default is continuing, the Administrative Agent or the Required Lenders (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. For the avoidance of doubt, the foregoing shall be subject to the provisions of Section 11.08.

(b) Subject to Section 6.10(d), at any time in the Administrative Agent’s reasonable discretion upon the occurrence and during the continuation of an Event of Default, and at such other times not more frequently than (1) once per 12-month period if subclause (2) does not apply and (2) twice per 12-month period during any period commencing upon the date on which Specified Excess Availability has been less than the greater of $37,500,000 and 15.0% of the Maximum Borrowing Amount then in effect for five consecutive Business Days and ending on the date on which Specified Excess Availability has been at least equal to the greater of $37,500,000 and 15.0% of the Maximum Borrowing Amount then in effect for 20 consecutive calendar days, the Loan Parties will, at the expense of the Borrower and upon the Administrative Agent’s request, permit any Persons designated by the Administrative Agent to conduct field examinations at reasonable business hours and upon reasonable prior notice to the Borrower; provided that if a field examination has commenced (or if an appraiser or consultant has been engaged for purposes of conducting such field examination) pursuant to the immediately preceding clause (2) but such field examination has not been completed prior to such time as Specified Excess Availability has been at least equal to the greater of $37,500,000 and 15.0% of the Maximum Borrowing Amount then in effect for 20 consecutive calendar days, such field examination will nevertheless be completed at the expense of the Borrower; provided, further, that the Administrative Agent may conduct one additional field examination in each 12-month period at the expense of the Lenders. The Loan Parties will reasonably cooperate with the Administrative Agent and such Persons in the conduct of such field examinations. The Administrative Agent shall provide a copy of any field examination Report to any Lender upon such Lender’s request.

(c) Subject to Section 6.10(d), at any time in the Administrative Agent’s reasonable discretion upon the occurrence and during the continuation of an Event of Default, and at such other times not more frequently than (1) once per 12-month period if subclause (2) does not apply and (2) twice per 12-month period during any period commencing upon the date on which Specified Excess Availability has been less than the greater of $37,500,000 and 15.0% of the Maximum Borrowing Amount then in effect for five consecutive Business Days and ending on the date on which Specified Excess Availability has been at least equal to the greater of $37,500,000 and 15.0% of the Maximum Borrowing Amount then in effect for 20 consecutive calendar days, the Loan Parties will, at the expense of the Borrower and upon the Administrative Agent’s request, permit any appraiser or consultant to conduct appraisals of the Collateral at reasonable business hours and upon reasonable prior notice to the Borrower; provided that if an appraisal of the Collateral has commenced (or if an appraiser or consultant has been engaged for purposes of conducting such appraisal) pursuant to the immediately preceding clause (2) but such appraisal has not completed prior to such time as Specified Excess Availability has been at least equal to the greater of $37,500,000 and 15.0% of the Maximum Borrowing Amount then in effect for 20 consecutive calendar days, such field examination will nevertheless be completed at the expense of the Borrower; provided, further, that the Administrative Agent may conduct one additional appraisal of the Collateral in each 12- month period at the expense of the Lenders. The Loan Parties will reasonably cooperate with the Administrative Agent and the applicable appraiser or consultant in the conduct of such appraisals. Such appraisals will be prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisals to include, without limitation, information required by applicable law and by the internal policies of the Lenders. The Administrative Agent shall provide a copy of any appraisal Report to any Lender upon such Lender’s request.

(d) For each of the foregoing clauses (a), (b) or (c), to the extent the Administrative Agent elects to retain any appraiser or consultant, other than the Administrative Agent’s internal auditors, or any other appraiser or consultant previously approved by the Borrower (it being agreed that, as of the Closing Date, the Borrower approves Hilco, KPMG, FTI, Great American, Sector 3, Durkin Group and Gordon Brothers), the selection of such appraiser or consultants will be selected in consultation with the Borrower.

Section 6.11 Covenant to Guarantee Obligations and Give Security. Subject to any applicable limitation in any Loan Document (including Section 6.12), at the Borrower’s expense, take the following actions within ninety days of the occurrence of any Grant Event (or such longer period as the Administrative Agent may agree in its reasonable discretion):

(i) cause the Restricted Subsidiary subject of the Grant Event to execute and deliver the Guaranty (or a joinder thereto), which may be accomplished by executing a Guaranty Supplement;

(ii) cause the Restricted Subsidiary subject of the Grant Event to execute and deliver the Security Agreement (or a supplement thereto), which may be accomplished by executing a Security Agreement Supplement;

(iii) cause the Restricted Subsidiary subject of the Grant Event to execute and deliver any applicable Intellectual Property Security Agreements with respect to registered Intellectual Property that it owns and that constitutes Collateral;

(iv) cause the Restricted Subsidiary subject of the Grant Event to execute and deliver an acknowledgement of the Closing Date Intercreditor Agreement (or a supplement thereto);

(v) cause the Restricted Subsidiary subject of the Grant Event (and any Loan Party of which such Restricted Subsidiary is a direct Subsidiary) to (A) deliver (or deliver to the Term Loan Agent in accordance with the Closing Date Intercreditor Agreement) any and all certificates representing its Equity Interests (to the extent certificated) that constitute, or are required to be, Collateral and are required to be delivered pursuant to the Security Agreement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law), (B) execute and deliver a counterparty signature to the Global Intercompany Note (or joinder thereto) and (C) deliver (or deliver to the Term Loan Agent in accordance with the Closing Date Intercreditor Agreement) all instruments evidencing Indebtedness held by such Restricted Subsidiary that constitute Collateral and are required to be delivered pursuant to the Security Agreement, endorsed in blank, to the Collateral Agent;

(vi) upon the reasonable request of the Administrative Agent, take and cause the Restricted Subsidiary the subject of the Grant Event and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to this Agreement that directly holds Equity Interests in such Restricted Subsidiary to take such customary actions as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in the Term Loan Collateral Agent in accordance with the Closing Date Intercreditor Agreement) perfected Liens (subject to Permitted Liens) in the Equity Interests of such Restricted Subsidiary and the personal property and fixtures of such Restricted Subsidiary to the extent required by the Loan Documents, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

provided that without limiting the obligations set forth above, the Administrative Agent and the Collateral Agent will consult in good faith with the Borrower to reduce any stamp, filing or similar taxes imposed as a result of the actions described in the foregoing provisions.

Section 6.12 Further Assurances. Subject to Section 6.11 and any applicable limitations in any Collateral Document, and in each case at the expense of the Borrower, promptly upon the reasonable request by the Administrative Agent or Collateral Agent (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents (but in no event broader than the deliverables contemplated under Section 6.11). Notwithstanding anything to the contrary in any Loan Document, neither Holdings, the Borrower, nor any Restricted Subsidiary will be required to, nor will the Administrative Agent or the Collateral Agent be authorized to take any Prohibited Perfection Action. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in the event that a Foreign Subsidiary becomes a Guarantor pursuant to the proviso to the definition of “Excluded Subsidiary”, such Loan Party shall grant a perfected lien on substantially all of its assets pursuant to arrangements reasonably agreed between the Administrative Agent and the Borrower, subject to customary limitations in such jurisdiction as may be reasonably agreed between the Administrative Agent and the Borrower, and nothing in the definition of “Excluded Assets” or “Excluded Equity Interests” or other limitation in this Agreement (other than as set forth in this paragraph) shall in any way limit or restrict the pledge of assets and property by any such Foreign Subsidiary that is a Guarantor.

Further, the Loan Parties shall not be required to perform any periodic collateral reporting, if any, with any frequency greater than once per fiscal year (provided that this clause shall not limit the obligation of the Loan Parties to comply with Section 6.02(c), Section 6.10 or Section 6.11).

Section 6.13 Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:

(a) immediately before and after such designation (or re-designation), no Event of Default shall have occurred and be continuing;

(b) the Investment resulting from the designation of such Restricted Subsidiary as an Unrestricted Subsidiary as described above is permitted by Section 7.02;

(c) no Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated as an “unrestricted subsidiary” under the Notes Indenture, the Term Loan Credit Agreement or the documentation governing any other Material Indebtedness of the Borrower or any Restricted Subsidiary (and, in each case, any Permitted Refinancing thereof); and

(d) (i) a revised Borrowing Base Certificate based on the Borrowing Base Certificate most recently delivered shall be delivered prior to the designation of any Restricted Subsidiary holding eligible assets that constitute more than an amount equal to the greater of $20,000,000 and 7.50% of the Borrowing Base as an Unrestricted Subsidiary, which revised Borrowing Base Certificate shall demonstrate that, after giving pro forma effect to the removal of such eligible assets from the Borrowing Base, the Total Utilization of Revolving Commitments does not exceed the Maximum Borrowing Amount and (ii) notwithstanding anything in this Agreement or any other Loan Document to the contrary, any designation of a Restricted Subsidiary as an Unrestricted Subsidiary that is subject to the foregoing terms of clause (d)(i) shall be permitted only if the Borrower complies with the terms of such clause (d)(i).

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as of such date of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment(s) to date therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary. Except as set forth in this paragraph, no Investment will be deemed to exist or have been made, and no Indebtedness or Liens shall be deemed to have been incurred or exist, by virtue of a Subsidiary becoming an Excluded Subsidiary or an Excluded Subsidiary becoming a Restricted Subsidiary. For all purposes hereunder, the designation of a Subsidiary as an Unrestricted Subsidiary shall be deemed to constitute a concurrent designation of any Subsidiary of such Subsidiary as an Unrestricted Subsidiary.

Section 6.14 Cash Receipts.

(a) To the knowledge of the Responsible Officers of the Loan Parties, Schedule 6.14 hereto lists all DDAs and Concentration Accounts that are maintained by the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries as of the Closing Date, setting forth (i) the name of the financial institution at which such DDA or Concentration Account is maintained and (ii) the account number(s) assigned to such DDAs or Concentration Accounts by such financial institution.

(b) Each Loan Party shall, within 120 days of the Closing Date (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion) (i) instruct each financial institution for a DDA to cause all amounts on deposit and available at the close of each Business Day in such DDA (net of any Required Minimum Balance), to be swept to one of the Loan Parties’ concentration accounts (each, a “Concentration Account”) no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent; (ii) use commercially reasonable efforts to enter into or maintain a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the Administrative Agent and any financial institution with which such Loan Party maintains (x) a DDA or (y) a Concentration Account into which the DDAs are swept (collectively, the “Blocked Accounts”); and (iii) deliver to the Administrative Agent notifications in form reasonably satisfactory to the Administrative Agent executed on behalf of each applicable Loan Party and addressed to such Loan Party’s Credit Card Processors (each, a “Credit Card Notification”).

If such Blocked Account Agreements cannot be put in place within 120 days after the Closing Date after any such Loan Party’s use of commercially reasonable efforts, subject to extensions agreed to by the Administrative Agent, the Borrower shall be required to move the applicable DDAs and Concentration Accounts (other than Excluded Accounts) to accounts maintained by the Administrative Agent or another bank that has executed such Blocked Account Agreements. In the event that any Loan Party acquires any DDA or Concentration Account after the Closing Date in connection with an Investment permitted hereunder or otherwise that will, following the integration of such DDA or Concentration Account into the cash management procedures of the Borrower, constitute a Blocked Account, such Loan Party shall enter into a Blocked Account Agreement with respect thereto within 120 days following the date such DDA or Concentration Account is acquired (or, in each case, such longer period as the Administrative Agent may agree to in its reasonable discretion). For purposes of this Section 6.14, a DDA or Concentration Account shall include any related reinvestment account.

(c) Each Blocked Account Agreement relating to any Concentration Account and Credit Card Notification shall require, after the delivery of notice of Cash Dominion Period from the Administrative Agent to the Borrower and the other parties to such Blocked Account Agreement or Credit Card Notification (that the Administrative Agent may, or upon the request of the Required Lenders shall, provide upon its becoming aware of such a Cash Dominion Period), the ACH or wire transfer no less frequently than once per Business Day (unless the Revolving Commitment Termination Date shall have occurred), of all available cash balances and cash receipts, including all Credit Card Accounts Receivable and the then contents or then entire ledger balance of each Blocked Account relating to any Concentration Account (net of such minimum balance as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained (the “Required Minimum Balances”)), to an account maintained by the Administrative Agent (the “Administrative Agent Account”). All amounts received in the Administrative Agent Account shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.07(b)(ii); provided that if the circumstances described in Section 9.03 are applicable, all such amounts shall be applied in accordance with such Section 9.03. Each Loan Party agrees that it will not cause any proceeds of any Blocked Account relating to any Concentration Account to be otherwise redirected. At all times, the Loan Parties shall maintain all of their cash and Cash Equivalents in (i) Blocked Accounts, (ii) DDAs, (iii) Excluded Accounts or (iv) securities accounts subject to the control of the Administrative Agent, and at any time a Cash Dominion Period exists and is continuing, amounts shall be swept from the Blocked Accounts relating to any Concentration Account to the Administrative Agent Account as provided herein, except for Required Minimum Balances.

(d) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject (i) in the case of opening any new DDAs, to the satisfaction of the requirements set forth in this Section 6.14 with respect to such new DDAs and (ii) in the case of opening any new Blocked Accounts, to the execution and delivery to the Administrative Agent of a Blocked Account Agreement consistent with the provisions of this Section 6.14 and otherwise reasonably satisfactory to the Administrative Agent within 120 days of the opening thereof (or such longer period as the Administrative Agent may agree in its reasonable discretion). Unless consented to in writing by the Administrative Agent, the Loan Parties will not enter into any agreements with credit card processors unless contemporaneously therewith a Credit Card Notification is executed by a Loan Party and a copy thereof is delivered to the Administriative Agent.

(e) The Administrative Agent Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that (i) no Loan Party has any right of withdrawal from the Administrative Agent Account (except as provided in Section 2.07(b)(ii) or Section 9.03), (ii) the funds on deposit in the Administrative Agent Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in the Administrative Agent Account shall be applied as provided in this Agreement and the Closing Date Intercreditor Agreement. In the event that, notwithstanding the provisions of this Section 6.14, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Administrative Agent Account pursuant to Section 6.14(c), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, and shall promptly be deposited into the Administrative Agent Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(f) Upon the commencement of a Cash Dominion Period and for so long as the same is continuing, the Administrative Agent may direct that all amounts in the Blocked Accounts which are Concentration Accounts be paid to the Administrative Agent Account. So long as no Cash Dominion Period has commenced and is continuing in respect of which the Administrative Agent has delivered notice as contemplated by paragraph (c) of this Section 6.14, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(g) Any amounts held or received in the Administrative Agent Account (including all interest and other earnings with respect thereto, if any) at any time (i) when the Termination Conditions have been satisfied or (ii) all Events of Default have been cured and no Cash Dominion Period exists, shall (subject, in the case of clause (i), to the provisions of the Closing Date Intercreditor Agreement) be remitted to an account of the Borrower.

Section 6.15 Change in Nature of Business. Engage only in material lines of business that are substantially consistent with those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and lines of business that are reasonably similar, corollary, ancillary, incidental, synergistic, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date, in each case as determined by the Borrower in good faith.

Section 6.16 Post-Closing Matters. The Borrower will, and will cause each of its Restricted Subsidiaries to, take each of the actions set forth on Schedule 6.16 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent).

Section 6.17 Use of Proceeds.

(a) The proceeds of Revolving Loans will be used for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries, including the financing of transactions that are not prohibited by the terms of this Agreement; provided that the proceeds of the Initial Revolving Loans will be used on the Closing Date as set forth in the definition of “Initial Revolving Loans”.

(b) Letters of Credit will be used for general corporate purposes of the Borrower and its Restricted Subsidiaries, including supporting transactions not prohibited by the Loan Documents.

Section 6.18 Company Specified Representations. On the Closing Date, upon the release of each Loan Document executed and delivered in escrow by the Target Loan Parties in accordance with Section 4.01, each Target Loan Party will make the Specified Representations with respect to it.

Section 6.19 Designation of Borrowers. On or after the Closing Date, the Borrower may, at any time and from time to time, designate any Loan Party as a “Borrower” (any such Loan Party, upon becoming a Borrower, a “Co-Borrower”) by delivery to the Administrative Agent of the Borrower Joinder in the form of Exhibit N (a “Borrower Joinder”) executed by such Loan Party, each other Guarantor and the Borrower; provided, that

(a) any such Co-Borrower is organized in the United States or any other jurisdiction approved by the Administrative Agent and each Lender in its sole discretion;

(b) the representations and warranties set forth in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrower Joinder with respect to such Co-Borrower with the same effect as if made on such date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date;

(c) no Default or Event of Default shall exist on and as of the date of the Borrower Joinder;

(d) the Administrative Agent shall have received at least three (3) Business Days prior to the date of the Borrower Joinder (i) all documentation and other information about the Co-Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (ii) to the extent such Co-Borrower qualifies as a “legal entity customer” a Beneficial Ownership Certification for such new Loan Party, that in each case has been requested in writing at least ten (10) Business Days prior to the date of the Borrower Joinder.

Upon receipt thereof, the Administrative Agent shall promptly transmit such Borrower Joinder and the related documents delivered pursuant to this Section 6.19 to each of the Lenders; provided that the failure to do so by the Administrative Agent shall not in any way affect the status of any such Co-Borrower as a Borrower hereunder.

The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or to any other Loan Document as may be necessary or appropriate in order to establish any additional Borrower pursuant to this Section 6.19 and such technical amendments, and other customary amendments with respect to provisions of this Agreement relating to taxes for borrowers, in each case as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Co- Borrower in connection therewith.

Upon the later of execution and delivery of a Borrower Joinder by a Co-Borrower and the countersignature of the Administrative Agent thereto, each such Borrower agrees that it is jointly and severally liable for the obligations of each other Borrower hereunder with respect to each Class of Loans on an individual tranche basis, including with respect to the payment of principal of and interest on all Loans on an individual tranche basis, the payment of amounts owing in respect of Letters of Credit and the payment of fees and indemnities and reimbursement of costs and expenses. Each Co-Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Administrative Agent, the Collateral Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the

Borrowers to accept joint and several liability for the obligations of each of them. Each Co-Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all Obligations shall be the joint and several obligations of all of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligations. Each Co-Borrower further agrees that Triton Water Holdings, Inc. will be such Co-Borrower’s agent for administrative, mechanical, and notice provisions in this Agreement and any other Loan Document and the Lenders and the Administrative Agent hereby agree that each Co-Borrower will have the same rights under the Loan Documents as if it is the Borrower and for any other purposes under the provisions of this Agreement, including the affirmative and negative covenants, each such Co-Borrower will be treated as a Restricted Subsidiary that is a Subsidiary Guarantor. Upon written notice by the Borrower to the Administrative Agent, any Co-Borrower may cease to be a Borrower hereunder and shall no longer have any rights to borrow additional Loans hereunder or cause the issuance of Letters of Credit hereunder. Notwithstanding the foregoing, such Borrower (unless it is released in accordance with Section 10.11) shall continue to be a Loan Party, a Grantor (as defined in the Security Agreement) and a Guarantor and its obligations in its capacity as a Loan Party, a Guarantor (as defined in the Security Agreement) and a Guarantor shall continue pursuant to the terms of this Agreement and the other Loan Documents.

ARTICLE VII.

NEGATIVE COVENANTS

So long as the Termination Conditions are not satisfied, the Borrower shall not (and, with respect to Section 7.10 only, Holdings shall not), nor shall the Borrower permit any Restricted Subsidiary to:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, that secures Indebtedness other than the following:

(a) Liens securing obligations in respect of Indebtedness incurred pursuant to Section 7.03(a), including obligations under any Loan Document, Incremental Loans and Extended Loans;

(b) Liens securing obligations in respect of Indebtedness incurred pursuant to Section 7.03(b), including the Term Loan Obligations, subject to an Intercreditor Agreement;

(c) Liens existing on the Closing Date or incurred pursuant to legally binding written contracts in existence on the Closing Date; provided that such Liens are set forth on Schedule 7.01 if such Liens secure obligations in excess of $10,000,000 on the Closing Date; provided further than such Liens shall not include Liens incurred under Sections 7.01(a) and 7.01(b);

(d) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(d), including in respect of Attributable Indebtedness, Capitalized Lease Obligations, and Indebtedness financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that (i) such Liens attach concurrently with or within two hundred and seventy days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens and (ii) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender or its affiliates;

(e) Liens in favor of a Loan Party securing Indebtedness permitted under Section 7.03;

(f) Liens securing Obligations in respect of any Hedge Agreement and other Indebtedness permitted by Section 7.03(f);

(g) (i) Liens on assets of Non-Loan Parties and (ii) Liens on Excluded Assets in an aggregate amount not to exceed the greater of (x) 15.0% of Closing Date EBITDA and (y) 15.0% of TTM Consolidated Adjusted EBITDA;

(h) Liens securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing incurred pursuant to Section 7.03(h); provided, that if secured, the Liens in respect thereof are at all times subject to the Closing Date Intercreditor Agreement or any other intercreditor agreement that may be executed from time to time and reasonably acceptable to the Administrative Agent;

(i) Liens securing obligations in respect of Incremental Equivalent Debt (other than to the extent such Indebtedness is only permitted to be incurred as unsecured Indebtedness) and other Indebtedness incurred pursuant to Section 7.03(i)and any Permitted Refinancing of the foregoing; provided that such Liens securing such other Indebtedness are permitted by Section 7.01(ll)(i); provided, further, that if secured, the Liens in respect thereof are at all times subject to the Closing Date Intercreditor Agreement or any other intercreditor agreement that may be executed from time to time and reasonably acceptable to the Administrative Agent;

(j) Liens securing obligations in respect of Permitted Ratio Debt (other than to the extent such Indebtedness is only permitted to be incurred as unsecured Indebtedness) and other Indebtedness permitted by Sections 7.03(j); provided that such Liens securing such other Indebtedness are permitted by Section 7.01(ll)(i); provided, further, that if secured, the Liens in respect thereof are at all times subject to the Closing Date Intercreditor Agreement or any other intercreditor agreement that may be executed from time to time and reasonably acceptable to the Administrative Agent;

(k) Liens on property or assets contributed to the equity capital of the Borrower or a Loan Party or received in exchange for Equity Interests of the Borrower or a Parent Entity made after the Closing Date solely to the extent Not Otherwise Applied;

(l) (i) Liens existing on property at the time of (and not in contemplation of) its acquisition or existing on the property of any Person or on Equity Interests of any Person, in each case, at the time such Person becomes (and not in contemplation of such Person becoming) a Restricted Subsidiary, in each case after the Closing Date; provided that (A) such Lien does not extend to or cover any other assets or property (other than (1) after-acquired property covered by any applicable grant clause, (2) property that is affixed or incorporated into the property covered by such Lien and (3) proceeds and products of assets covered by such Liens) and (B) the Indebtedness secured thereby is permitted under Section 7.03, (ii) Liens on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement relating to an Investment and (iii) Liens incurred in connection with escrow arrangements or other agreements relating to an Acquisition Transaction or Investment permitted hereunder;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment or (ii) consisting of or created by an agreement to Dispose of any property in a Disposition or created in connection with a Disposition, to the extent such Investment or Disposition would have been permitted on the date of creation of such Lien;

(n) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiaries;

(o) (i) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and (ii) deposits and Liens on cash securing obligations to insurance companies with respect to insurable liabilities incurred in the ordinary course of business;

(p) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(q) Liens on Securitization Assets or otherwise arising in connection with a Qualified Securitization Financing;

(r) Liens in respect of the cash collateralization of letters of credit;

(s) Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(t) Liens securing Cash Management Obligations;

(u) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course of business (and, for the avoidance of doubt, not given in connection with the issuance of Indebtedness), (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(v) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business and secure amounts not overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue, are unfiled and that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with the Accounting Principles;

(w) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Borrower or any of the Restricted Subsidiaries as lessee or licensee in the ordinary course of business;

(x) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(y) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(z) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business to secure the performance of the Borrower’s or a Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(aa) (i) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty days or that are being contested in good faith and by appropriate actions diligently conducted and for which appropriate reserves have been established in accordance with the Accounting Principles or that are (individually or in the aggregate) not material and (ii) Liens for property taxes on property the Borrower or its Subsidiaries has decided to abandon if the sole recourse for such tax, assessment or charge is to such property;

(bb) easements, rights-of-way, restrictions (including zoning and building code restrictions and plan agreements, development agreements and contract zoning agreements), encroachments, survey exceptions, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights, servitudes, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole, or the use of the property for its intended purpose, and any other exceptions to title on the Mortgage Policies (as defined in the Term Loan Credit Agreement) provided in accordance with the Term Loan Credit Agreement;

(cc) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 9.01(g);

(dd) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (including any other agreement under which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies, facilities or services) which do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(ee) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(ff) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods and services entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(gg) Liens imposed by law or incurred pursuant to customary reservations or retentions of title (including contractual Liens in favor of sellers and suppliers of goods) incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than sixty days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with the Accounting Principles (if so required);

(hh) Liens deemed to exist in connection with Investments in repurchase agreements and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(ii) Liens on cash and Cash Equivalents earmarked to be used to satisfy or discharge Indebtedness where such satisfaction or discharge of such Indebtedness is not otherwise prohibited by this Agreement;

(jj) servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with governmental authorities pertaining to the use or development of any of the assets or properties of the Person; provided that the same do not in the aggregate materially adversely affect the value of the affected properties or materially impair their use in the operation of the business of such Person;

(kk) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(ll) the modification, replacement, renewal or extension of any Lien permitted by this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property covered by any applicable grant clause, (B) property that is affixed or incorporated into the property covered by such Lien and (C) proceeds and products of assets covered by such Liens, (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 and (iii) if the Lien so replaced, renewed or extended was required to be subject to an Intercreditor Agreement providing for subordination of such Lien to the Liens on the ABL Priority Collateral securing the Obligations, then such modification, replacement, renewal or extension Lien shall also be subject to such an Intercreditor Agreement;

(mm) Liens securing:

(i) a Permitted Refinancing of Indebtedness; provided that:

(A) such Indebtedness was permitted by Section 7.03 and was secured by a Permitted Lien;

(B) such Permitted Refinancing is permitted by Section 7.03; and

(C) the Lien does not extend to any additional property, other than (A) after-acquired property covered by any applicable grant clause, (B) property that is affixed or incorporated into the property covered by such Lien, (C) proceeds and products of assets covered by such Liens and (D) if the Lien securing the Indebtedness so refinanced was required to be subject to an Intercreditor Agreement providing for subordination of the Lien securing such Indebtedness to the Liens on the ABL Priority Collateral securing the Obligations, then such Permitted Refinancing shall also be subject to such an Intercreditor Agreement; and

(nn) Guarantees of Indebtedness permitted by Section 7.03 to the extent that the underlying Indebtedness subject to such Guarantee is permitted to be secured by a Lien;

(oo) Liens securing Pari Passu Lien Debt and/or Junior Lien Debt; provided that:

(i) such Indebtedness is incurred pursuant to clause (a)(i) or (a)(ii) of the definition of “Permitted Ratio Debt”; and

(ii) such Liens (other than with respect to purchase money and similar obligations) are, in each case, subject to the Closing Date Intercreditor Agreement (or another Intercreditor Agreement in form and substance similar to the Closing Date Intercreditor Agreement and satisfactory to the Administrative Agent in its sole discretion, providing for subordination of such Liens to the Liens on the ABL Priority Collateral securing the Obligations) or a Junior Lien Intercreditor Agreement, as applicable; and

(pp) Liens securing Indebtedness or other obligations in an aggregate principal amount as of the date such Indebtedness is incurred not to exceed the greater of (i) $558,257,000 (i.e. approximately 100.0% of Closing Date EBITDA) and (ii) 100.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, in each case, determined as of the date such Indebtedness is incurred (or commitments with respect thereto are received); provided that it is agreed that Liens incurred pursuant to this clause (pp) may be made pari passu with or junior to the Liens securing the Facilities under this Agreement and, in each case, Liens that are pari passu with such Liens.

For purposes of determining compliance with this Section 7.01, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify (as if incurred at such time), such Lien (or any portion thereof) in any manner that complies with this covenant on the date such Lien is incurred or such later time, as applicable; provided that all Liens securing Indebtedness under (a) the Loan Documents will be deemed to have been incurred in reliance on the exception in Section 7.01(a), and (b) the Term Loan Credit Agreement on the Closing Date will be deemed incurred in reliance on the exception in Section 7.01(b), and shall not be permitted to be reclassified pursuant to this paragraph. With respect to any Liens securing Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Lien securing the Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

Notwithstanding anything to the contrary in this Section 7.01, (i) any Indebtedness secured by a Lien on ABL Priority Collateral pursuant to clauses (b), (h), (i), (j), (mm), (oo) or (pp) above, shall be subject to the Closing Date Intercreditor Agreement or another Intercreditor Agreement in form and substance satisfactory to the Administrative Agent that provides that such Liens shall rank on a junior lien basis in respect of the ABL Priority Collateral to the Liens on the Obligations and (ii) no Indebtedness may be secured by any Liens on any asset which comprises any component of the Borrowing Base, other than first-priority Liens in favor of the Collateral Agent to secure the Obligations, and Liens that are expressly contemplated by clause (a)(ii)(y) of the definition of “Eligible Accounts Receivable” or clause (e)(ii)(y) of the definition of “Eligible Inventory.”

Section 7.02 Investments. Make or hold any Investments, except:

(a) Investments,

(i) by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary; and

(ii) by the Borrower or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(b) Investments existing on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date and set forth on Schedule 7.02 (to the extent in excess of $10,000,000 on the Closing Date) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(b) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment or such legally binding contracts as of the Closing Date or as otherwise permitted by another clause of this Section 7.02;

(c) Permitted Acquisitions, so long as the Payment Conditions are satisfied (after giving Pro Forma Effect to the making of such Permitted Acquisition);

(d) Investments (i) held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged, amalgamated or consolidated with or into the Borrower or merged, amalgamated or consolidated with or into a Restricted Subsidiary (or committed to be made by any such Person) to the extent that, in each case, such Investments or any such commitments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and (ii) held by Persons that become Restricted Subsidiaries after the Closing Date, including Investments by Unrestricted Subsidiaries made or acquired (or committed to be made or acquired), to the extent that such Investments were not made or acquired (or committed to be made or acquired) in contemplation of, or in connection with, such Person becoming a Restricted Subsidiary;

(e) Investments in Similar Businesses that do not exceed in the aggregate the greater of (i) $168,000,000 (i.e. approximately 30.0% of Closing Date EBITDA) and (ii) 30.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(f) Investments in Unrestricted Subsidiaries that do not exceed in the aggregate the greater of (i) $140,000,000 (i.e. approximately 25.0% of Closing Date EBITDA) and (ii) 25.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(g) [reserved];

(h) Joint Venture Investments;

(i) loans and advances to Holdings (or any Parent Entity) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made to Holdings (or such Parent Entity) in accordance with Section 7.06;

(j) loans or advances to any Company Person;

(i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes;

(ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any Parent Entity); provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to Holdings in cash; and

(iii) for any other purpose; provided that either (A) no cash or Cash Equivalents are advanced in connection with such Investment or (B) the aggregate principal amount outstanding under this clause (iii)(B) shall not exceed the greater of (1) $28,000,000 (i.e. approximately 5.0% of Closing Date EBITDA) and (2) 5.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(k) Investments in Hedge Agreements;

(l) Investments consisting of promissory notes, equity securities (including rollover equity) and other Investments (including earnouts and purchase price adjustments) received in connection with Dispositions or any other transfer of assets not constituting a Disposition and Investments made with the proceeds of Dispositions or such other transfers to the extent not required to be applied to a mandatory prepayment of the Initial Term Loans;

(m) Investments in assets that are cash or Cash Equivalents or were Cash Equivalents when made;

(n) Investments consisting of extensions of trade credit or otherwise made in the ordinary course of business, including Investments consisting of endorsements for collection or deposit and trade arrangements with customers, vendors, suppliers, licensors and licensees;

(o) Investments consisting of Liens, Indebtedness (including Guarantees), fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 7.02) by Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(p) Investments (i) received in connection with the bankruptcy, workout, recapitalization or reorganization of, or in settlement of delinquent obligations of, or other disputes with, any other Person, (ii) received in connection with the foreclosure of any secured Investment or other transfer of title with respect to any secured Investment, (iii) in satisfaction of judgments against other Persons, (iv) as a result of the settlement, compromise or resolutions of litigation, arbitration or other disputes with Persons and (v) received in satisfaction or partial satisfaction of trade credit and other credit extended in the ordinary course of business, including to vendors and suppliers;

(q) advances of payroll or other payments to any Company Person;

(r) Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons or related activities in the ordinary course of business;

(s) Investments made in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors, vendors, suppliers, licensors and licensees;

(t) Guarantees of leases or of other obligations;

(u) (i) Investments in connection with any Permitted Reorganization and the transactions relating thereto or contemplated thereby and (ii) Investments received as Designated Non-Cash Consideration;

(v) Investments in connection with any deferred compensation plan or arrangement or other compensation plan or arrangement, including to a “rabbi” trust or to any grantor trust claims of creditors;

(w) in the event that the Borrower or any Restricted Subsidiary makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary, additional Investments in an amount equal to the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(x) Investments made in connection with or to effect the Transactions;

(y) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that such obligations and/or liabilities, as applicable, are permitted to remain unfunded under applicable law;

(z) (i) Investments in connection with intercompany cash management services, treasury arrangements and any related activities; provided that this clause (z)(i) shall not be used for any Investments in Unrestricted Subsidiaries; and (ii) Investments constituting intercompany cost-plus or transfer pricing transactions in connection with the ongoing business operations of Subsidiaries of Holdings;

(aa) Investments consisting of (i) the licensing or contribution of intellectual property pursuant to joint marketing, collaborations or other similar arrangements with other Persons and/or (ii) minority equity interests in customers received as part of fee arrangements or other commercial arrangements;

(bb) (i) Investments consisting of the acquisition of debt securities issued by the Borrower or any of its Restricted Subsidiaries and (ii) the conversion to Qualified Equity Interests of any Indebtedness owed by the Borrower or any Restricted Subsidiary, in each case, if such Investment is a prepayment of Junior Financing, to the extent the prepayment of such debt securities or Indebtedness would have otherwise been permitted by Section 7.09(a);

(cc) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided however, that any such Investment in a Securitization Subsidiary is of Securitization Assets or equity, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(dd) Investments made by a Subsidiary that is not a Loan Party with the cash or other assets received by it pursuant to a substantially concurrent Investment made in such Subsidiary that was permitted by this Section 7.02; provided that this clause (dd) shall not be used for any Investments in Unrestricted Subsidiaries;

(ee) Investments in Immaterial Subsidiaries; provided that (i) such entity remains an Immaterial Subsidiary after pro forma effect of such Investment and (ii) such Investments do not exceed in the aggregate the greater of (i) $85,000,000 (i.e. approximately 15.0% of Closing Date EBITDA) and (ii) 15.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(ff) Investments, so long as the Payment Conditions are satisfied (after giving Pro Forma Effect to the making of such Investment); and

(gg) Investments that do not exceed in the aggregate the greater of (A) $558,257,000 (i.e. approximately 100.0% of Closing Date EBITDA) and (B) 100.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination.

If any Investment is made in any Person that is not a Restricted Subsidiary on the date of such Investment and such Person subsequently becomes a Restricted Subsidiary, such Investment shall thereupon be deemed to have been made pursuant to Section 7.02(a)(i) and to not have been made pursuant to any other clause set forth above.

For purposes of determining compliance with this Section 7.02 of any transaction pursuant to which

(i) a Loan Party becomes an Excluded Subsidiary or otherwise ceases to be a Loan Party and (ii) the Borrower or its Restricted Subsidiaries retain all or any portion of their original Investment in such Person, including in any such transaction permitted pursuant to Sections 7.04, 7.05 or 7.06, such transaction shall be deemed to be an Investment in such Person at the time of such transaction in an amount equal to the portion of the original Investment in such Person that is still held by the Loan Parties.

For purposes of determining compliance with this Section 7.02, in the event that any Investment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Investment is made, divide, classify or reclassify, or at any later time divide, classify or reclassify (as if incurred at such time), such Investment (or any portion thereof) in any manner that complies with this covenant on the date such Investment is made or such later time, as applicable.

The amount of any Investment at any time shall be the amount of cash and the fair market value of other property actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, at the Borrower’s option, net of any return, whether a return of capital, interest, dividend or otherwise, with respect to such Investment. To the extent any Investment in any Person is made in compliance with this Section 7.02 in reliance on a category above that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower or any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, liquidation or otherwise, but excluding intercompany Indebtedness), such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged. To the extent the category subject to a Dollar-denominated restriction is also subject to a percentage of TTM Consolidated Adjusted EBITDA restriction which, at the date of determination, produces a numerical restriction that is greater than such Dollar Amount, then such Dollar equivalent shall be deemed to be substituted in lieu of the corresponding Dollar Amount in the foregoing sentence for purposes of determining such credit.

For purposes of determining compliance with any Dollar-denominated (or percentage of TTM Consolidated Adjusted EBITDA, if greater) restriction on the making of Investments, the Dollar equivalent amount of the Investment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Investment was made.

Notwithstanding the foregoing, in no event shall any Loan Party be permitted to make Investments constituting Material Intellectual Property to any Unrestricted Subsidiary.

Section 7.03 Indebtedness. Create, incur or assume any Indebtedness, other than:

(a) Indebtedness under the Loan Documents (including Incremental Loans and Extended Loans);

(b) Indebtedness in respect of or under,

(i) (A) one or more Credit Facilities, including the Term Loan Documents, in an aggregate principal amount not to exceed the sum of (x) $2,550,000,000, plus (y) the Incremental Amount (as defined in the Term Loan Credit Agreement as of the Closing Date) plus (z) any Credit Agreement Refinancing Indebtedness (as defined in the Term Loan Credit Agreement as of the Closing Date), and (B) any Permitted Refinancing in respect of any of the foregoing, in each case, subject to the limitations set forth in the Term Loan Credit Agreement as in effect on the date hereof which respect to the permitted amount thereof;

(ii) (A) one or more Credit Facilities, including the Senior Notes issued on the Closing Date, in an aggregate principal amount not to exceed $770,000,000 and (B) any Permitted Refinancing in respect of the foregoing;

(c) Indebtedness existing on the Closing Date (other than Indebtedness under the Notes Indenture and the Term Loan Credit Agreement) and set forth on Schedule 7.03 if the principal amount of such Indebtedness on the Closing Date is in excess of $10,000,000 and any Permitted Refinancing thereof, including any intercompany Indebtedness of Holdings, the Borrower or any Restricted Subsidiary outstanding on the Closing Date; provided, that all Indebtedness of any Loan Party owed to any Non-Loan Party shall be subordinated to the Revolving Loans on terms no less favorable to the Administrative Agent and the Lenders than those subordination terms contained in the Global Intercompany Note;

(d) (i) (A) Attributable Indebtedness relating to any transaction, (B) Capitalized Leases and other Indebtedness financing the use, acquisition, construction, repair, replacement or improvement of fixed, real or capital assets, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets, so long as such Indebtedness is incurred concurrently with, or within two-hundred and seventy days after, the applicable acquisition, construction, repair, replacement or improvement and (C) Indebtedness arising from the conversion of obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to Indebtedness of the Borrower or such Restricted Subsidiary; provided that the aggregate principal amount of such Indebtedness at the time any such Indebtedness is incurred pursuant to this Section 7.03(d) shall not exceed the greater of (I) $168,000,000 (i.e. approximately 30.0% of Closing Date EBITDA) and (II) 30.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, in each case determined at the time of incurrence, (ii) Attributable Indebtedness incurred in connection with a Sale Leaseback Transaction otherwise permitted hereunder and (iii) any Permitted Refinancing of any Indebtedness incurred under this Section 7.03(d); provided that for the purposes of determining compliance with this Section 7.03(d), any lease that is not treated under the Accounting Principles (with giving effect to any “right of use” leases) as a capital lease at the time such lease is executed but is subsequently treated under the Accounting Principles as a capitalized lease as the result of a change in the Accounting Principles (or interpretations thereof) after the Closing Date shall not be treated as Indebtedness;

(e) Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary; provided, that all Indebtedness of any Loan Party owed to any Non-Loan Party shall be subordinated to the Revolving Loans on terms no less favorable to the Administrative Agent and the Lenders than those subordination terms contained in the Global Intercompany Note;

(f) Indebtedness in respect of (i) Obligations under Secured Hedge Agreements or “Secured Hedge Agreements” (as defined in the Term Loan Credit Agreement as in effect on the date hereof) and (ii) Hedge Agreements designed to hedge against Holdings’, the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks, in each case of clauses (i) and (ii), incurred not for speculative purposes, and Guarantees thereof;

(g) (i) Indebtedness incurred by a Non-Loan Party which does not exceed the greater of (A) $140,000,000 (i.e. approximately 25.0% of Closing Date EBITDA) and (B) 25.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination and (ii) Indebtedness that is recourse only to Excluded Assets;

(h) Credit Agreement Refinancing Indebtedness and any Permitted Refinancing thereof;

(i) Incremental Equivalent Debt and any Permitted Refinancing thereof;

(j) Permitted Ratio Debt and any Permitted Refinancing thereof;

(k) [reserved];

(l) Indebtedness,

(i) of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to an Investment or other Acquisition Transaction permitted hereunder, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary and is not incurred in contemplation of such Person becoming a Restricted Subsidiary that is non-recourse to (and is not assumed by any of) the Borrower, Holdings or any Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the Closing Date) and is either (A) unsecured or (B) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 7.01; and

(ii) any Permitted Refinancing of the foregoing;

(m) Indebtedness incurred in connection with a Permitted Acquisition, Acquisition Transaction or Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs and seller notes) or other similar adjustments;

(n) Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(o) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Transactions, Permitted Acquisitions, Acquisition Transaction or any Investment expressly permitted hereunder (other than pursuant to Section 7.02(e), 7.02(o) or 7.02(p));

(p) Indebtedness to current or former officers, directors, managers, consultants, and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any Parent Entity) permitted by Section 7.06;

(q) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including such Indebtedness that is consistent with past practices in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and letters of credit that are cash collateralized;

(r) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(s) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practices;

(t) any Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any other Loan Party;

(u) (i) Indebtedness in respect of letters of credit issued for the account of the Borrower or any Restricted Subsidiary so long as (A) such Indebtedness is not secured by any Lien on Collateral other than Permitted Liens and (B) the aggregate face amount of such letters of credit does not exceed the greater of (I) $56,000,000 (i.e. approximately 10.0% of Closing Date EBITDA) and (II) 10.0% of TTM Consolidated Adjusted EBITDA, determined at the time of issuance of such letter of credit and (ii) Indebtedness in respect of letters of credit that are fully cash collateralized;

(v) (i) obligations in respect of Cash Management Obligations and “Cash Management Obligations” (as defined in the Term Loan Credit Agreement as in effect on the date hereof) and (ii) other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements, in each case of clauses (i) and (ii), incurred in the ordinary course of business or consistent with past practices and any Guarantees thereof;

(w) Guarantees in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated in right of payment to the Obligations, such Guarantee shall be subordinated to the Guaranty in right of payment on terms at least as favorable to the Lenders as those contained in the subordination terms with respect to such Indebtedness;

(x) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, any Joint Ventures in an aggregate principal amount not to exceed the greater of (i) $140,000,000 (i.e. approximately 25.0% of Closing Date EBITDA) and (ii) 25.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, determined at the time of incurrence, and any Permitted Refinancing of the foregoing;

(y) Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $558,257,000 (i.e. approximately 100.0% of Closing Date EBITDA) and (ii) 100.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination, determined at the time of incurrence, and any Permitted Refinancing of the foregoing (this Section 7.03(y), the “General Debt Basket”);

(z) Junior Lien Debt or Indebtedness that is unsecured so long as the Payment Conditions are satisfied (after giving Pro Forma Effect to the incurrence of such Junior Lien Debt or unsecured Indebtedness and the use of proceeds thereof);

(aa) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (z) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify (as if incurred at such time), such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant on the date such Indebtedness is incurred or such later time, as applicable; provided that all Indebtedness under (a) the Loan Documents will be deemed to have been incurred in reliance on the exception in Section 7.03(a) and (b) the Notes Indenture and the Term Loan Credit Agreement on the Closing Date will be deemed incurred in reliance on the exception in Section 7.03(b), and shall not be permitted to be reclassified pursuant to this paragraph.

For purposes of determining compliance with any Dollar-denominated (or percentage of TTM Consolidated Adjusted EBITDA, if greater) restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated (or percentage of TTM Consolidated Adjusted EBITDA, if greater) restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated (or percentage of TTM Consolidated Adjusted EBITDA, if greater) restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith).

The accrual of interest and the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03 or any other provision of a Loan Document. With respect to any Indebtedness and any related Liens that were permitted to be incurred under the Loan Documents on the date of such incurrence, any Increased Amount with respect to such Indebtedness after the date of such incurrence shall also be permitted under the Loan Documents and, for the avoidance of doubt, shall not result in a Default or an Event of Default. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with the Accounting Principles.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or effect a Division, except that:

(a) Holdings or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that:

(i) the Borrower shall be the continuing or surviving Person;

(ii) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia; and

(iii) in the case of a merger or consolidation of Holdings with and into the Borrower, (A) no Event of Default shall exist at such time or after giving effect to such merger or consolidation, (B) after giving effect to such merger or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) such direct parent of the Borrower shall concurrently become a Guarantor and pledge 100.0% of the Equity Interest of the Borrower to the Administrative Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent;

(b) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary or liquidate or dissolve;

(c) any merger the purpose of which is to reincorporate or reorganize a Restricted Subsidiary in another jurisdiction shall be permitted;

(d) any Restricted Subsidiary may liquidate or dissolve or change its legal form; provided (i) no Event of Default shall result therefrom and (ii) the surviving Person (or the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary) shall be a Restricted Subsidiary;

(e) so long as no Default exists or would result therefrom, and so long as the Liens of the Administrative Agent securing the Obligations are not impaired by any such transaction, the Borrower may merge or consolidate with any other Person; provided that:

(i) the Borrower shall be the continuing or surviving corporation; or

(ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”);

(A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement;

(D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement;

(E) [Reserved]; and

(F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement, and, with respect to such opinion of counsel only, including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

it being agreed that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(f) any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment, Acquisition Transaction or other transaction not prohibited by the Loan Documents (other than by Section 7.02(o) or 7.02(p));

(g) any Loan Party or any Restricted Subsidiary may conduct a Division that produces two or more surviving or resulting Persons; provided that

(i) if a Division is conducted by the Borrower, then each surviving or resulting Person shall constitute a “Borrower” for all purposes of the Loan Documents (unless the Administrative Agent otherwise consents in its reasonable discretion) and shall remain jointly and severally liable for all Obligations (other than Excluded Swap Obligations, where applicable) of the Borrower immediately prior to such Division and otherwise comply with Section 7.04(e);

(ii) if a Division is conducted by Holdings, then all of the Equity Interests of the Borrower must be owned by only one Person that survives or results from such Division, and such Person owning such Equity Interests in the Borrower shall otherwise comply with Section 7.10(b), become a Guarantor and pledge 100.0% of the Equity Interests of the Borrower to the Collateral Agent; and

(iii) if a Division is conducted by a Loan Party other than the Borrower or Holdings, then each surviving or resulting Person of such Division shall also be a Loan Party unless and to the extent any such surviving or resulting Loan Party is the subject of a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)) or otherwise would constitute an Excluded Subsidiary; provided further that such surviving or resulting Person not becoming a Loan Party and the assets and property of such surviving or resulting Person not becoming Collateral shall, in each case, be treated as an Investment and shall be permitted under this Section 7.04(g)(iii) solely to the extent permitted under Section 7.02;

(h) as long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)); and

(i) the Transactions may be consummated.

Notwithstanding anything herein to the contrary, in the event of any merger, dissolution, liquidation, consolidation, amalgamation or Division of any Loan Party or a Restricted Subsidiary effected in accordance with this Section 7.04, the Borrower shall or shall cause, with respect to each surviving Restricted Subsidiary (or new direct Parent Entity) (a) to promptly deliver or cause to be delivered to the Administrative Agent for further distribution by the Administrative Agent to each Lender (i) such information and documentation reasonably requested by the Administrative Agent or any Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) a Beneficial Ownership Certification and (b) to execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request in order to perfect or continue the perfection of the Liens granted or purported to be granted by the Collateral Documents in accordance with Section 6.11 and as promptly as practicable.

Section 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, damaged, worn out, used or surplus property (including for purposes of recycling), whether now owned or hereafter acquired and Dispositions of property of the Borrower and the Restricted Subsidiaries that is no longer used or useful in the conduct of the business or economically practicable or commercially desirable to maintain;

(b) Dispositions of property in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral such replacement property shall constitute Collateral;

(d) Dispositions of property to or among the Borrower and/or its Restricted Subsidiaries;

(e) Dispositions permitted by Section 7.02 (other than Section 7.02(o)), Section 7.04 (other Section 7.04(g)(i)) and Section 7.06 (other than Section 7.06(d)) and Permitted Liens;

(f) Dispositions of property pursuant to Sale Leaseback Transactions; provided that (i) no Event of Default exists or would result therefrom (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists) and (ii) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(g) Dispositions of Cash Equivalents; provided that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole; provided that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(i) Dispositions of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions; provided that:

(i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition;

(ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of the greater of $140,000,000 (i.e. approximately 25.0% of Closing Date EBITDA) and 25.0% of TTM Consolidated Adjusted EBITDA as of the date of the Disposition, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents; provided however, that for the purposes of this clause (ii) each of the following shall be deemed to be cash;

(A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing;

(B) any securities received by such Borrower or Restricted Subsidiary from such transferee that are converted by such Borrower or Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty days following the closing of the applicable Disposition; and

(C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of (I) $196,000,000 (i.e. approximately 35.0% of Closing Date EBITDA) and (II) 35.0% of TTM Consolidated Adjusted EBITDA as of the date of the Disposition, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(iii) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition

(this clause (j), the “General Asset Sale Basket”);

(k) Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions or discounts of accounts receivable and related assets in connection with the collection, compromise or factoring thereof;

(m) Dispositions (including issuances or sales) of Equity Interests in, or Indebtedness owing to, or of other securities of, an Unrestricted Subsidiary (other than any Unrestricted Subsidiary the assets of which consist primarily (as determined by the Borrower in good faith) of cash and Cash Equivalents received from an Investment by the Borrower and/or any Restricted Subsidiary into it);

(n) Dispositions to the extent of any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of the Restricted Subsidiaries to the extent allowable under Section 1031 of the Code (or comparable or successor provision);

(o) Dispositions in connection with the unwinding of any Hedge Agreement;

(p) Dispositions by the Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of a facility in the ordinary course of business of the Borrower and its Restricted Subsidiaries, which consist of fee or leasehold interests in the premises of such facility, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such facility; provided that as to each and all such sales and closings, (i) no Event of Default shall result therefrom and (ii) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s-length transaction;

(q) Dispositions (including bulk sales) of the inventory of a Loan Party not in the ordinary course of business in connection with facility closings, at arm’s length;

(r) Disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing; provided that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(s) the lapse, abandonment or discontinuance of the use or maintenance of any Intellectual Property if previously determined by the Borrower or any Restricted Subsidiary in its reasonable business judgment that such lapse, abandonment or discontinuance is desirable in the conduct of its business;

(t) Disposition of any property or asset with a fair market value not to exceed with respect to any transaction the greater of (i) $56,000,000 (i.e. approximately 10.0% of Closing Date EBITDA) and (ii) 10.0% of TTM Consolidated Adjusted EBITDA as of the date of the Disposition;

(u) Disposition of assets acquired in a Permitted Acquisition or other Investment permitted hereunder that the Borrower determines will not be used or useful in the business of the Borrower and its Subsidiaries; and

(v) Dispositions of Excluded Assets by Non-Loan Parties and Dispositions of Excluded Assets by Loan Parties for fair market value.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, and without limiting the provisions of Section 10.11 the Administrative Agent shall be authorized to, and shall, take any actions reasonably requested by the Borrower in order to effect the foregoing (and the Lenders hereby authorize and direct the Administrative Agent to conclusively rely on any such certification by the Borrower in performing its obligations under this sentence). The amount of any Disposition shall equal the fair market value of the assets that were disposed, and the proceeds (including all Proceeds) of any Disposition shall be the cash and Cash Equivalents and the fair market value of other property received in connection with such Disposition.

Notwithstanding the foregoing, in no event shall any Loan Party be permitted to Dispose of any Material Intellectual Property to any Unrestricted Subsidiary.

Section 7.06 Restricted Payments. Make any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to any other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower or any such other Restricted Subsidiaries and to each Person that owns Equity Interests in such Restricted Subsidiary ratably according to their relative ownership interests of the relevant class of Equity Interests or as otherwise permitted by or required by the applicable Organization Documents of such non-wholly owned Restricted Subsidiary);

(b) the Borrower and each of the Restricted Subsidiaries may declare and make Restricted Payments payable in the form of Equity Interests (other than Disqualified Equity Interests not otherwise permitted to be incurred under Section 7.03) of such Person;

(c) Restricted Payments made in connection with the Transactions;

(d) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(o)), 7.04 (other than a merger or consolidation involving the Borrower) or 7.07 (other than Section 7.07(a), (j) or (k) or (o));

(e) Restricted Payments that occur upon or in connection with the exercise of stock options or warrants or similar rights if such Restricted Payments represent a portion of the exercise price of such options or warrants or similar rights or tax withholding obligations with respect thereto;

(f) Restricted Payments of Equity Interests in, Indebtedness owing from and/or other securities of or Investments in, any Unrestricted Subsidiaries (other than any Unrestricted Subsidiaries the assets of which consist primarily (as determined by the Borrower in good faith) of cash or Cash Equivalents received from an Investment by the Borrower and/or any Restricted Subsidiary into it);

(g) the Borrower may pay (or make Restricted Payments to allow Holdings or any Parent Entity to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any Parent Entity) held by any Management Stockholder, including pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement (including any separation, stock subscription, shareholder or partnership agreement) with any employee, director, consultant or distributor of the Borrower (or any Parent Entity) or any of its Subsidiaries; provided, the aggregate Restricted Payments made pursuant to this Section 7.06(g) after the Closing Date together with the aggregate amount of loans and advances to Holdings made pursuant to Section 7.02(j) in lieu of Restricted Payments permitted by this clause (g) shall not exceed:

(i) the greater of (A) $56,000,000 (i.e. approximately 10.0% of Closing Date EBITDA) and (B) 10.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of measurement in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years; plus

(ii) an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Closing Date; plus

(iii) to the extent contributed in cash to the common Equity Interests of the Borrower and Not Otherwise Applied, the proceeds from the sale of Equity Interests of Holdings or any Parent Entity, in each case to a Person that is or becomes a Management Stockholder that occurs after the Closing Date; plus

(iv) the amount of any cash bonuses, nonqualified deferred compensation or other compensation otherwise payable to any future, present or former Company Person that are foregone in return for the receipt of Equity Interests of Holdings or a Parent Entity, Borrower or any Restricted Subsidiary; plus

(v) payments made in respect of withholding or other similar taxes payable upon repurchase, retirement or other acquisition or retirement of Equity Interests of Holdings or a Parent Entity or its Subsidiaries or otherwise pursuant to any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement;

(h) the Borrower may make Restricted Payments to Holdings or to any Parent Entity:

(i) the proceeds of which will be used to pay (or make dividends or distributions to allow any direct or indirect corporate parent (or entity treated as a corporation for Tax purposes) thereof to pay) the Tax liability (including estimated Tax payments) to each foreign, federal, state or local jurisdiction in respect of which a Tax return is filed by Holdings (or such direct or indirect corporate parent) that includes the Borrower and/or any of its Subsidiaries (including in the case where the Borrower and any Subsidiary is a disregarded entity for income Tax purposes), to the extent such Tax liability does not exceed the lesser of (A) the Taxes (including estimated Tax payments) that would have been payable by the Borrower and/or its Subsidiaries as a stand-alone Tax group (assuming that the Borrower was classified as a corporation for income Tax purposes) and (B) the actual Tax liability (including estimated Tax payments) of the Tax group that includes the Borrower and/or any of its Subsidiaries and Holdings (or such direct or indirect corporate parent), reduced in the case of clauses (A) and (B) by any such Taxes paid or to be paid directly by the Borrower or its Subsidiaries; provided that any such distributions attributable to Tax liability in respect of income of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary (or another Unrestricted Subsidiary) to the Borrower or one of its Restricted Subsidiaries for such purpose in an aggregate amount that the Borrower determines in its reasonable discretion is necessary to pay such Tax liability on behalf of such Unrestricted Subsidiary;

(ii) the proceeds of which will be used to pay (or make Restricted Payments to allow any Parent Entity to pay) operating costs and expenses (including, following the consummation of a Qualifying IPO, Public Company Costs) of Holdings or any Parent Entity incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii) the proceeds of which will be used to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of such Parent Entity’s) corporate or legal existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings and the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary (which shall be a Restricted Subsidiary to the extent required by Section 7.02 (other than Section 7.02(o))) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired by the Borrower or a Restricted Subsidiary in order to consummate such Investment;

(v) the proceeds of which shall be used to pay (or make Restricted Payments to allow any Parent Entity to pay) costs, fees and expenses (other than to Affiliates) related to any successful or unsuccessful equity or debt offering permitted by this Agreement; and

(vi) the proceeds of which (A) will be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any Parent Entity to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries or (B) will be used to make payments permitted under Sections 7.07(e), (h), (k) and (q) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary);

(i) Restricted Payments (i) made in connection with the payment cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition or other transaction permitted by the Loan Documents or (ii) to honor any conversion request by a holder of convertible Indebtedness and to make cash payments in lieu of fractional shares in connection therewith;

(j) the declaration and payment of dividends on the Borrower’s, Holdings’ or a Parent Entity’s common stock following the first public offering of the Borrower’s common stock or the common stock of any Parent Entity after the Closing Date, of up to the sum of (A) 6.0% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8, and (B) an amount equal to 7.0% of the Market Capitalization at the time of such public offering;

(k) repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options or the vesting of any equity awards;

(l) payments or distributions to satisfy dissenters rights (including in connection with or as a result of the exercise of appraisal rights and the settlement of any claims or actions, whether actual, contingent or potential) pursuant to or in connection with a merger, amalgamation, consolidation, transfer of assets or other transaction permitted by the Loan Documents;

(m) payments or distributions of a Restricted Payment within 60 days after the date of declaration thereof if at the date of declaration such Restricted Payment would have been permitted hereunder;

(n) Restricted Payments (not consisting of cash or Cash Equivalents) made in lieu of fees or expenses (including by way of discount), in each case in connection with any receivables financing (including any Qualified Securitization Financing) permitted under Section 7.03;

(o) the Borrower may (or may make Restricted Payments to permit any Parent Entity to) (i) redeem, repurchase, retire or otherwise acquire in whole or in part any Equity Interests of the Borrower or any Restricted Subsidiary or any Equity Interests of any Parent Entity (“Treasury Equity Interests”), in exchange for, or with the proceeds (to the extent contributed to Holdings or the Borrower substantially concurrently) of the sale or issuance (other than to the Borrower or any Restricted Subsidiary) of, other Equity Interests or rights to acquire its Equity Interests (“Refunding Equity Interests”) that are Not Otherwise Applied and (ii) declare and pay dividends on any Treasury Equity Interests out of any such proceeds;

(p) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests (other than Disqualified Equity Interests, except to the extent issued by the Borrower to a Restricted Subsidiary) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (and in no event shall such contribution or issuance so utilized increase the Available Equity Amount) (other than Disqualified Equity Interests, except to the extent issued by the Borrower to a Restricted Subsidiary);

(q) Restricted Payments constituting or otherwise made in connection with or relating to any Permitted Reorganization; provided that if immediately after giving Pro Forma Effect to any such Permitted Reorganization and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by the Borrower or another Restricted Subsidiary (or any entity ceases to be a Restricted Subsidiary), the applicable portion of the Borrower or such Restricted Payment must be otherwise permitted under another provision of this Section 7.06 (and constitute utilization of such other Restricted Payment exception or capacity);

(r) Restricted Payments, so long as the Payment Conditions are satisfied (after giving Pro Forma Effect to such Restricted Payment);

(s) the Borrower may make Restricted Payments (the proceeds of which may be utilized by Holdings to make additional Restricted Payments) in an aggregate amount not to exceed the sum of,

(i) Restricted Payments in an aggregate amount not to exceed an amount equal to the Available Equity Amount at such time; and

(ii) the greater of (A) $280,000,000 (i.e. approximately 50.0% of Closing Date EBITDA) and (B) 50.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of determination;

(t) Restricted Payments not to exceed (in aggregate with any amounts under Section 7.09(a)(xi)) the Distributable Asset Sale Proceeds.

The amount set forth in Section 7.06(s)(ii) may, in lieu of Restricted Payments, be utilized by the Borrower or any Restricted Subsidiary to (i) make or hold any Investments without regard to Section 7.02 or (ii) prepay, repay redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Junior Financing without regard to Section 7.09(a).

The amount of any Restricted Payment at any time shall be the amount of cash and the fair market value of other property subject to the Restricted Payment at the time such Restricted Payment is made. For purposes of determining compliance with this Section 7.06, in the event that any Restricted Payment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Restricted Payment is made, divide, classify or reclassify, or at any later time divide, classify, or reclassify (as if incurred at such time), such Restricted Payment (or any portion thereof) in any manner that complies with this covenant on the date such Restricted Payment is made or such later time, as applicable.

Section 7.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, other than:

(a) transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined by the Borrower in good faith);

(c) the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions;

(d) the issuance or transfer of Equity Interests of Holdings or any Parent Entity to any Affiliate of the Borrower or any former, current or future officer, director, manager, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any of its Subsidiaries or any Parent Entity;

(e) (i) the payment of indemnities and expenses (including reimbursement of out-of-pocket expenses) to the Sponsor pursuant to the Sponsor Management Agreements and (ii) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, the payment of (A) management, consulting, monitoring, advisory and other fees, indemnities and expenses to the Sponsor pursuant to the Sponsor Management Agreements (plus any unpaid management, consulting, monitoring, advisory and other fees accrued in any prior year) and (B) any Sponsor Termination Fees pursuant to the Sponsor Management Agreements; provided that payments that would otherwise be permitted to be made under this Section 7.07(e) but for a Specified Event of Default may accrue during the continuance of such Event of Default and be paid when such Event of Default is no longer continuing;

(f) employment and severance arrangements and confidentiality agreements among Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option, profits interest and other equity plans and employee benefit plans and arrangements;

(g) the licensing of trademarks, copyrights or other intellectual property in the ordinary course of business to permit the commercial exploitation of Intellectual Property between or among Affiliates and Subsidiaries of the Borrower;

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of Holdings, the Borrower and the Restricted Subsidiaries or any Parent Entity in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(i) any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 7.07 to the extent the amount of consideration payable per fiscal year thereunder exceeds $10,000,000 or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date);

(j) Restricted Payments permitted under Section 7.06 (other than Section 7.06(d)) and Investments permitted under Section 7.02 (other than Section 7.02(o)) and Dispositions permitted by Section 7.05 (including transition service agreements and other agreements executed in connection therewith);

(k) so long as no Specified Event of Default shall have occurred and be continuing or would result therefrom, customary payments by the Borrower and any of the Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the members of the Board of Directors of Holdings in good faith or a majority of the disinterested members of the Board of Directors of Holdings in good faith; provided that payments that would otherwise be permitted to be made under this Section 7.07(k) but for a Specified Event of Default may accrue during the continuance of such Event of Default and be paid when such Event of Default is no longer continuing;

(l) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.07 (without giving effect to the parenthetical phrase at the end thereof);

(m) any transaction with consideration valued at less than the greater of (i) $112,000,000 (i.e. approximately 20.0% of Closing Date EBITDA) and (ii) 20.0% of TTM Consolidated Adjusted EBITDA as of the applicable date of measurement;

(n) investments by the Sponsor in securities of Holdings or Indebtedness of Holdings, Borrower or any of the Restricted Subsidiaries so long as the investment is being offered generally to other investors on the same or more favorable terms;

(o) payments to or from, and transactions with, Joint Ventures;

(p) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing;

(q) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any Parent Entity pursuant to the stockholders agreement or the registration and participation rights agreement entered into on the Closing Date in connection therewith;

(r) the payment of any dividend or distribution within sixty days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing;

(s) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect Parent Entity of the Borrower; provided however, that (i) such director abstains from voting as a director of the Borrower or such direct or indirect Parent Entity, as the case may be, on any matter involving such other person and (ii) such Person is not an Affiliate of Holdings for any reason other than such director’s acting in such capacity;

(t) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the disinterested members of the Board of Directors of Holdings or either Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement; and

(u) transactions (i) with Holdings in its capacity as a party to any Loan Document or to any agreement, document or instrument governing or relating to (A) any Indebtedness permitted to be incurred pursuant to Section 7.03 (including Permitted Refinancings thereof) or (B) the Acquisition Agreement, any other agreements contemplated thereby or any agreement, document or instrument governing or relating to any Permitted Acquisition (whether or not consummated) and (ii) with any Affiliate in its capacity as a lender under the Term Loan Facility in accordance with the terms thereof.

Section 7.08 Negative Pledge. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits any Restricted Subsidiary (other than an Excluded Subsidiary) (i) that is not a Loan Party, to pay dividends or distributions to (directly or indirectly), or to make or repay loans or advances to, any Loan Party or (ii) that is (or is required to be) a Loan Party, to create, incur, assume or suffer to exist Liens on property of such Person (other than Excluded Assets) for the benefit of the Lenders to secure the Obligations under the Loan Documents (other than Incremental Facilities that are not intended to be secured on a first lien basis);

provided that the foregoing shall not apply to Contractual Obligations that:

(a) (i) exist on the Closing Date, including Contractual Obligations governing Indebtedness incurred on the Closing Date to finance the Transactions, (ii) any other Contractual Obligations executed on the Closing Date in connection with the Transactions and (iii) any Permitted Refinancing of Contractual Obligations described in clauses (i) or (ii);

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary or binding with respect to any asset at the time such asset was acquired;

(c) are Contractual Obligations of a Restricted Subsidiary that is not a Loan Party or to the extent applicable only to Excluded Assets;

(d) are restrictions that arise in connection with (A) any Lien permitted by Section 7.01 and relate to the property subject to such Lien or (B) any Disposition permitted by Section 7.05 applicable pending such Disposition;

(e) are joint venture agreements and other similar agreements applicable to Joint Ventures and applicable solely to such Joint Venture;

(f) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of or that secures such Indebtedness and the proceeds and products thereof;

(g) are restrictions in leases, subleases, licenses, sublicenses or agreements governing a disposition of assets, trading, netting, operating, construction, service, supply, purchase, sale or other agreements entered into in the ordinary course of business so long as such restrictions relate to the assets subject thereto;

(h) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(i) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(j) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(k) are restrictions on cash or other deposits imposed by customers or trade counterparties under contracts entered into in the ordinary course of business;

(l) arise in connection with cash or other deposits permitted under Section 7.01;

(m) comprise restrictions that are, taken as a whole, in the good faith judgment of the Borrower (i) no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type, (ii) no more restrictive than the restrictions contained in this Agreement, or not reasonably anticipated to materially and adversely affect the Loan Parties’ ability to make any payments required hereunder;

(n) apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Borrower or any Restricted Subsidiary;

(o) customary restrictions contained in Indebtedness permitted to be incurred pursuant to Section 7.03(g), (h), (i), (j), (l), (m), (x) or (y);

(p) Contractual Obligations that are subject to the applicable override provisions of the UCC;

(q) customary provisions (including provisions limiting the Disposition, distribution or encumbrance of assets or property) included in sale leaseback agreements or other similar agreements;

(r) net worth provisions contained in agreements entered into by the Borrower or any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower or such Restricted Subsidiary to meet its ongoing obligations;

(s) restrictions arising in any agreement relating to (i) any Cash Management Obligation to the extent such restrictions relate solely to the cash, bank accounts or other assets or activities subject to the applicable Cash Management Services, (ii) any treasury arrangements and (iii) any Hedge Agreement;

(t) restrictions on the granting of a security interest in Intellectual Property contained in non-exclusive licenses, sublicenses or cross-licenses by the Borrower or any Restricted Subsidiary of such Intellectual Property, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business; and

(u) other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith determination of the Borrower, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 7.09 Junior Debt Prepayments; Amendments to Junior Financing Documents.

(a) Prepayments of Junior Financing. Prepay, repay, redeem, purchase, defease or otherwise satisfy prior to the date that is one year before the scheduled maturity thereof any Junior Financing (any such prepayment, repayment, redemption, purchase, defeasance or satisfaction, a “Junior Debt Repayment”), except:

(i) Junior Debt Repayments with the proceeds of, or in exchange for, any (A) Permitted Refinancing or (B) other Junior Financing or Junior Lien Debt;

(ii) Junior Debt Repayments consisting of the conversion of any Junior Financing to Equity Interests;

(iii) Junior Debt Repayments of Indebtedness of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary;

(iv) Junior Debt Repayments of Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date in connection with a transaction not prohibited by the Loan Documents; provided that such Indebtedness was incurred prior to such Person becoming a Restricted Subsidiary and not in contemplation thereof;

(v) Junior Debt Repayments within 60 days of giving notice thereof if at the date of such notice, such payment would have been permitted hereunder;

(vi) Junior Debt Repayments made in connection with the Transactions;

(vii) Junior Debt Repayments consisting of the payment of regularly scheduled interest and principal payments, payments of fees, expenses, penalty interest and indemnification obligations when due, other than payments prohibited by any applicable subordination provisions;

(viii) Junior Debt Repayments consisting of a payment to avoid the application of Section 163(e)(5) of the Code (an “AHYDO Catch Up Payment”);

(ix) Junior Debt Repayments, so long as the Payment Conditions are satisfied (after giving Pro Forma Effect to such Junior Debt Repayment);

(x) Junior Debt Repayments in an aggregate amount not to exceed the sum of:

(A) Junior Debt Repayments in an aggregate amount not to exceed the Available Equity Amount at such time; and

(B) the greater of (A) 75.0% of Closing Date EBITDA (i.e. $420,000,000) and (B) 75.0% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination; and

(xi) Junior Debt Repayments not to exceed (in aggregate with any amounts under Section 7.06(t)) the Distributable Asset Sale Proceeds;

provided however, that each of the following shall be permitted: payments of closing and consent fees related to Junior Financing, indemnity and expense reimbursement payments in connection with Junior Financing, and mandatory prepayments, mandatory redemptions and mandatory purchases, in each case pursuant to the terms of Junior Financing Documentation.

The amount set forth in Section 7.09(a)(x)(B) may, in lieu of Junior Debt Repayments be utilized by the Borrower or any Restricted Subsidiary to (i) make or hold any Investments without regard to Section 7.02 or (ii) make any Restricted Payments without regard to Section 7.06.

The amount of any Junior Debt Repayment at any time shall be the amount of cash and the fair market value of other property used to make the Junior Debt Repayment at the time such Junior Debt Repayment is made. For purposes of determining compliance with this Section 7.09(a), in the event that any prepayment, repayment, redemption, purchase, defeasance or satisfaction (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of such prepayment, repayment, redemption, purchase, defeasance or satisfaction is made, divide, classify, or reclassify, or at any later time divide, classify or reclassify (as if incurred at such time), such prepayment, repayment, redemption, purchase, defeasance or satisfaction (or any portion thereof) in any manner that complies with this covenant on the date it was made or such later time, as applicable.

(b) Amendments to Junior Financing Documents. Amend, modify or change in any manner without the consent of the Administrative Agent, any Junior Financing Documentation unless (i) such amendment, modification or change is permitted pursuant to any applicable intercreditor or subordination agreement or (ii) the Borrower determines in good faith that the effect of such amendment, modification or waiver is not, taken as a whole, materially adverse to the interests of the Lenders, in each case, other than as a result of a Permitted Refinancing thereof; provided that, in each case, a certificate of the Borrower delivered to the Administrative Agent at least five Business Days prior to such amendment or other modification, together with a reasonably detailed description of such amendment or modification, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy such foregoing requirement shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

Section 7.10 Passive Holding Company.

(a) In the case of Holdings, engage in any active trade or business, it being agreed that the following activities (and activities incidental thereto) will not be prohibited:

(i) its ownership of the Equity Interests of the Borrower;

(ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance);

(iii) the performance of its obligations and payments with respect to (i) any Indebtedness permitted to be incurred pursuant to Section 7.03, any Qualified Holding Company Debt or any Permitted Refinancing of any of the foregoing, or (ii) the Acquisition Agreement and the other agreements contemplated by the Acquisition Agreement;

(iv) any public offering of its common stock or any other issuance of its Equity Interests (including Qualified Equity Interests);

(v) making (i) payments or Restricted Payments to the extent otherwise permitted under this Section 7.10 and (ii) Restricted Payments with any amounts received pursuant to transactions permitted under, and for the purposes contemplated by, Section 7.06;

(vi) the incurrence of Qualified Holding Company Debt;

(vii) making contributions to the capital of its Subsidiaries;

(viii) guaranteeing the obligations of the Borrower and its Subsidiaries in each case solely to the extent such obligations of the Borrower and its Subsidiaries are not prohibited hereunder;

(ix) participating in tax, accounting and other administrative matters as a member of a consolidated, combined or unitary group that includes Holdings and the Borrower;

(x) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 7.06 pending application thereof by Holdings;

(xi) providing indemnification to officers and directors;

(xii) making Investments in assets that are Cash Equivalents; and

(xiii) activities incidental to the businesses or activities described in clauses (i) to (xii) of this Section 7.10(a).

(b) Holdings may not merge, amalgamate dissolve, liquidate or consolidated with or into any other Person; provided that, notwithstanding the foregoing, as long as no Default exists or would result therefrom, Holdings may merge, amalgamate or consolidate with any other Person if the following conditions are satisfied:

(i) Holdings shall be the continuing or surviving Person, or

(ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated,

(A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent,

(C) the Successor Holdings shall pledge 100.0% of the Equity Interest of the Borrower to the Collateral Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent, and

(D) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement and, with respect to such opinion of counsel only, including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

it being agreed that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement.

Notwithstanding anything herein to the contrary, in the event of any merger, dissolution, liquidation, consolidation, amalgamation or Division of Holdings effected in accordance with this Section 7.10, the Borrower shall or shall cause, with respect to the surviving Person (or new direct Parent Entity or Successor Holdings) (x) promptly deliver or cause to be delivered to the Administrative Agent for further distribution by the Administrative Agent to each Lender (1) such information and documentation reasonably requested by the Administrative Agent or any Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (2) a Beneficial Ownership Certification and (y) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request in order to perfect or continue the perfection of the Liens granted or purported to be granted by the Collateral Documents as promptly as practicable.

Section 7.11 Amendments to Organizational Documents and Changes to Fiscal Year.

(a) amend, supplement, waive or otherwise modify any provision of its Organization Documents in a manner that would be materially adverse to the interests of the Lenders (taken as a whole); or

(b) make any change in its fiscal year.

ARTICLE VIII.

FINANCIAL COVENANT

So long as the Termination Conditions have not been satisfied, the Borrower and each of the Restricted Subsidiaries covenant and agree that:

Section 8.01 Fixed Charge Coverage Ratio. (i) Upon the occurrence and during the continuance of a Covenant Trigger Event, the Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 for any Test Period measured for the most recent Test Period then ended prior to the Covenant Trigger Event coming into effect and each Test Period ending thereafter until the Covenant Trigger Event is no longer continuing, and (ii) the Borrower shall deliver, upon the initial occurrence of a Covenant Trigger Event and then quarterly during the continuance of such Covenant Trigger Event, together with the Compliance Certificate required to be delivered pursuant to Section 6.02(a) (each such date, a “Covenant Test Date”), a certification (x) with a reasonably detailed calculation of Fixed Charge Coverage Ratio and (y) demonstrating compliance with this Section 8.01, in each case, calculated based on the last Compliance Certificate delivered (or concurrently delivered) or required to be delivered pursuant to Section 6.02(a).

Section 8.02 Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Fixed Charge Coverage Ratio is less than the amount set forth in Section 8.01 on the last day of any fiscal quarter falling after the occurrence and during the continuance of a Covenant Trigger Event, any equity contribution (in the form of common equity or other equity that is not a Disqualified Equity Interest) made to Holdings following the occurrence of a Covenant Trigger Event for such Test Period and on or prior to the day that is 15 Business Days after a Covenant Test Date (each such date, a “Cure Expiration Date”) in respect of the applicable Test Period and Not Otherwise Applied and designated by the Borrower on the date of such contribution as a “Specified Equity Contribution” will be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the financial covenant set forth in Section 8.01 at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”); provided that,

(a) the Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated Adjusted EBITDA with respect to any fiscal quarter unless, after giving effect to such requested Specified Equity Contribution, there would be at least two fiscal quarters in the Relevant Four Fiscal Quarter Period in which no Specified Equity Contribution has been made;

(b) no more than five Specified Equity Contributions will be made in the aggregate;

(c) any proceeds of Specified Equity Contributions will be disregarded for all other purposes under the Loan Documents (including calculating Consolidated Adjusted EBITDA for purposes of determining basket levels, pricing and other items governed by reference to Consolidated Adjusted EBITDA or any ratio-based basket and the other negative covenants);

(d) there shall be no reduction in Indebtedness pursuant to a cash netting provision with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the financial covenant set forth in Section 8.01 for the fiscal quarter for which such Specified Equity Contribution was made and there shall only be a reduction of Indebtedness for purposes of determining compliance with the financial covenant set forth in Section 8.01 in future fiscal quarters to the extent the proceeds of the Specified Equity Contribution are actually applied to repay Indebtedness as permitted hereunder;

(e) the proceeds of such Specified Equity Contribution shall have been contributed to the Borrower as cash common equity;

(f) no Lender shall be required to make any new extension of credit under a Loan Document after receipt by the Administrative Agent of any Notice of Intent to Cure if the Borrower has not at such time received the proceeds of such Specified Equity Contribution; and

(g) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with Section 8.01.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

Section 9.01 Events of Default. Each of the events referred to in clauses (a) through (j) of this Section 9.01 constitutes an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid pursuant to the terms of this Agreement, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan or any fee payable pursuant to the terms of a Loan Document; or

(b) Specific Covenants. The Borrower or any Restricted Subsidiary or, in the case of Section 7.10, Holdings, fails to perform or observe any covenant contained in,

(i) Section 6.02(e) (and such default shall not have been remedied or waived within five Business Days, or, during the continuance of any Cash Dominion Period (other, than a Cash Dominion Period which arises due to a breach of this clause (b)(i)) within three Business Days after the occurrence thereof);

(ii) Section 6.03(a) or Section 6.05(a) (solely with respect to the Borrower),

(iii) Section 6.14 (and such default shall not have been remedied or waived within five Business Days, other than during the continuance of any Cash Dominion Period (other, than a Cash Dominion Period which arises due to a breach of this clause (b)(iii)));

(iv) Section 6.18;

(v) Article VII;

(vi) Section 8.01 (any such failure to observe any term, covenant or agreement contained in Section 8.01, a “Financial Covenant Event of Default”); or

(c) Other Defaults. The Borrower or any Restricted Subsidiary fails to perform or observe any other covenant (not specified in Section 9.01(a) or Section 9.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation or warranty made or deemed by any Loan Party in any Loan Document, or in any document required to be delivered pursuant to the terms of a Loan Document shall be untrue in any material respect (or, with respect to any representation or warranty qualified by materiality or “Material Adverse Effect,” shall be untrue in any respect) when made or deemed made; and in the case of any representation and warranty made or deemed made after the Closing Date, such representation or warranty shall remain untrue (in any material respect or in any respect, as applicable) or uncorrected for a period of thirty days after written notice thereof from the Administrative Agent to the Borrower; provided that (i) this clause (d) shall be limited on the Closing Date to the Specified Representations and (ii) any breach of a representation or warranty relating to a matter described in Section 9.01(i) shall not result in a Default or an Event of Default under this Section 9.01(d) or any other provision of a Loan Document; or

(e) Cross-Default. The Borrower or any Subsidiary Guarantor:

(i) fails to make any payment of any principal beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of its Material Indebtedness; or

(ii) fails to perform or observe any other covenant contained in an agreement governing its Material Indebtedness, or any other event occurs, the effect of which failure or other event is to cause, or permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice, if required, such Material Indebtedness to become due prior to its stated maturity, in each case pursuant to its terms; or

(iii) suffers to exist under any Hedge Agreement any (i) event of default as to which the Borrower or such Subsidiary Guarantor is the defaulting party or (ii) Termination Event (or such comparable term as may be defined in such Hedge Agreement) as to which the Borrower or such Subsidiary Guarantor is an Affected Party (or such comparable term as may be defined in such Hedge Agreement), in each case, as a result of which the applicable contract counterparty has taken or is taking any Enforcement Action and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary Guarantor is greater than the Threshold Amount;

provided that (A) this Section 9.01(e) shall not apply to any failure if it has been remedied, cured or waived, in accordance with the terms of such Material Indebtedness and (B) Section 9.01(e)(ii) shall not apply (1) to any secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness; (2) [reserved]; (3) to the conversion of, or the satisfaction of any condition to the conversion of, any Indebtedness that is convertible or exchangeable for Qualified Equity Interests; (4) to a customary “change of control” put right in any indenture governing any such Indebtedness in the form of notes; or (5) to a refinancing of Indebtedness permitted by this Agreement; or

(f) Insolvency Proceedings, Etc. (i) Any Loan Party or a Significant Subsidiary (other than a Securitization Subsidiary) (A) institutes or consents to the institution of any proceeding under any Debtor Relief Law, (B) makes an assignment for the benefit of creditors or (C) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed for a Loan Party or a Significant Subsidiary (other than a Securitization Subsidiary) without the application or consent of such Loan Party or such Significant Subsidiary and the appointment continues undischarged or unstayed for sixty calendar days; (iii) any proceeding under any Debtor Relief Law relating to a Loan Party or a Significant Subsidiary (other than a Securitization Subsidiary) is instituted without the consent of such Loan Party or Significant Subsidiary and continues undismissed or unstayed for sixty calendar days; or (iv) an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against a Loan Party a final, enforceable and non-appealable judgment by a court of competent jurisdiction for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance (as to which the insurer has been notified of such judgment or order and has not denied its obligation) or another indemnity obligation) and such judgment or order is not satisfied, vacated, discharged or stayed or bonded for a period of sixty consecutive days; or

(h) Invalidity of Loan Documents. The material provisions of the Loan Documents, taken as a whole, at any time after their execution and delivery and for any reason cease to be in full force and effect, except (i) as permitted by, or as a result of a transaction not prohibited by, the Loan Documents (including as a result of a transaction permitted under Section 7.04 or Section 7.05), (ii) as a result of the satisfaction of the Obligations or Termination Conditions or (iii) resulting from acts or omissions of a Secured Party or the application of applicable law; or

(i) Collateral Documents and Guarantee. Any:

(i) Collateral Document with respect to a material portion of the Collateral with a fair market value exceeding the Threshold Amount after its execution and delivery shall for any reason cease to create a valid and perfected Lien, except (A) as otherwise permitted by, or as a result of a transaction not prohibited by, the Loan Documents, (B) resulting from the failure of the Administrative Agent or the Collateral Agent or any of their agents or bailees to maintain possession or control of Collateral, (C) resulting from the making of a filing, or the failure to make a filing, under the Uniform Commercial Code or other applicable law, (D) as to Collateral consisting of real property to the extent that (1) such losses are covered by a lender’s title insurance policy or (2) a deficiency arose through no fault of a Loan Party and such deficiency is corrected with reasonable diligence upon obtaining actual knowledge thereof, (E) as a result of the satisfaction of the Obligations or Termination Conditions or (F) resulting from acts or omissions of a Secured Party or the application of applicable law; or

(ii) Guarantee with respect to a Guarantor that is Holdings or a Material Subsidiary (other than an Excluded Subsidiary) shall for any reason cease to be in full force and effect, except (A) as otherwise permitted by, or as a result of a transaction not prohibited by, the Loan Documents, (B) upon the satisfaction in full of the Obligations or Termination Conditions, (C) upon the release of such Guarantor as provided for under the Loan Document or in accordance with its terms or (D) resulting from acts or omissions of a Secured Party or the application of applicable law; or

(j) Change of Control. There occurs any Change of Control.

Notwithstanding anything to the contrary in this Agreement, if any Default or Event of Default occurs resulting from any action or the occurrence of any event disclosed to the Administrative Agent pursuant to Section 6.03(a) and the Administrative Agent and the Lenders do not exercise any of their remedies under the terms of this Agreement or any other Loan Document for the two year period following the date of such Default or Event of Default has been reported publicly or otherwise disclosed to the Administrative Agent (an “Uncalled Default”), such Uncalled Default and any other Default or Event of Default which would not have arisen had such Uncalled Default not occurred shall be deemed not to be continuing automatically at the end of such two year period (regardless of whether such Default or Event of Default was still continuing at such time).

Section 9.02 Remedies upon Event of Default.

(a) General. Except as otherwise provided in Section 9.02(b) below, if (and only if) any Event of Default has occurred and is continuing, the Administrative Agent may, and shall at the request of the Required Lenders, take any or all of the following actions upon written notice to the Borrower:

(i) declare the Commitments of each Lender and the obligation of each Issuing Bank to issue Letters of Credit to be terminated, whereupon such Commitments shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest and premium accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each Guarantor;

(iii) require that the Borrower Cash Collateralize its Letters of Credit (in an amount equal to 103.0% of the maximum face amount of all outstanding Letters of Credit); and

(iv) exercise on behalf of itself, the Issuing Banks and the Lenders all rights and remedies available to it, the Issuing Banks and the Lenders under the Loan Documents and/or under applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the Commitments of each Lender and the obligations of each Issuing Bank to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b) Limitations on Remedies. Notwithstanding anything to the contrary herein but without limiting Section 8.02(f), if the only Event of Default then having occurred and continuing is the Financial Covenant Event of Default, then the Revolving Lenders and the Administrative Agent may not take any of the actions set forth in Section 9.02(a) during the period commencing on the date that the Administrative Agent receives a Notice of Intent to Cure and ending on the Cure Expiration Date with respect thereto in accordance with and to the extent permitted by Section 8.02.

Section 9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02(a)), any amounts received on account of the Obligations shall, subject to the Intercreditor Agreements (and, in the case of any Defaulting Lender, subject to Section 2.19), be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

Next, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent pro rata in accordance with the amounts of Unfunded Advances/Participations owed on the date of any such distribution);

Next, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit fees and Obligations under Secured Hedge Agreements and Secured Cash Management Obligations) payable to the Lenders and the Issuing Banks (including Attorney Costs payable under Section 11.04 and amounts payable under Article III) other than in respect of a FILO Tranche ratably among them in proportion to the amounts described in this clause payable to them;

Next, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans (other than any Loans under a FILO Tranche) and Letter of Credit Usage, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause held by them;

Next, to pay the principal of Protective Advances;

Next, (a) to payment of that portion of the Obligations constituting unpaid principal of the Loans (other than Protective Advances and Loans under a FILO Tranche) and the Letter of Credit Usage, (b) to the extent a Bank Products Reserve has been established therefor by the Administrative Agent in accordance with the terms hereof, to pay the unpaid Reserved Secured Hedge Obligations, including the Cash Collateralization of such Reserved Secured Hedge Obligations, (c) to the extent a Bank Products Reserve has been established therefor by the Administrative Agent in accordance the terms hereof, to pay the unpaid Reserved Secured Cash Management Obligations, (d) to Cash Collateralize Letters of Credit (to the extent not otherwise Cash Collateralized pursuant to the terms of this Agreement) (in an amount equal to 103.0% of the maximum face amount of all outstanding Letters of Credit) and to further permanently reduce the Revolving Commitments by the amount of such Cash Collateralization, ratably among the Secured Parties in proportion to the respective amounts described in this clause held by them; provided that (i) any such amounts applied pursuant to the foregoing subclause (d) shall be paid to the Administrative Agent for the ratable account of the Issuing Banks to Cash Collateralize such Letters of Credit, (ii) subject to Section 2.04 and Section 2.19, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause shall be applied to satisfy drawings under such Letters of Credit as they occur and (iii) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 9.03;

Next, ratably to pay other Obligations then due (other than Obligations in respect of Secured Cash Management Services and Secured Hedge Agreements under Obligations with respect to a FILO Tranche), until paid in full;

Next, ratably to pay other Obligations in respect of Secured Cash Management Services and Secured Hedge Agreements, until paid in full;

Next, to the payment of all other Obligations (other than Obligations in respect of a FILO Tranche) that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date;

Next, ratably to pay any Obligations in respect of any FILO Tranche, until paid in full; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Amounts distributed with respect to any Reserved Secured Cash Management Obligations and Reserved Secured Hedge Obligations shall be the lesser of (x) the maximum Reserved Secured Cash Management Obligations and Reserved Secured Hedge Obligations last reported to the Administrative Agent and (y) the Reserved Secured Cash Management Obligations and Reserved Secured Hedge Obligations as calculated by the methodology reported by each applicable Cash Management Bank and Hedge Bank to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Reserved Secured Cash Management Obligations and Reserved Secured Hedge Obligations, and at any time and from time to time may request a reasonably detailed calculation of such amount from the applicable Secured Party holding such Reserved Secured Cash Management Obligations and Reserved Secured Hedge Obligations. If a Secured Party fails to deliver such calculation within five (5) days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is no greater than the maximum amount of the Reserved Secured Cash Management Obligations or Reserved Secured Hedge Obligations last reported to Administrative Agent.

ARTICLE X.

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 10.01 Appointment and Authority of the Administrative Agent.

(a) Each Lender and each Issuing Bank hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X (other than Sections 10.09, Section 10.11, Section 10.13, Section 10.14 and Section 10.16) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any such provision. Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Agents in this Article X with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the Letter of Credit Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article X and the definition of “Agent-Related Person” included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to each Issuing Bank.

(b) Bank of America, N.A. shall irrevocably act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and/or Cash Management Bank) and each of the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 and Section 10.12 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders and each other Secured Party hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreements), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and each other Secured Party.

Section 10.02 Rights as a Lender. Any Lender that is also serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers (and no additional duties or obligations) in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Lender (if any) serving as an Agent hereunder in its individual capacity. Any Person serving as an Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

Section 10.03 Exculpatory Provisions. None of the Administrative Agent, any of the other Agents, any of their respective Affiliates, nor any of the officers, partners, directors, employees or agents of the foregoing shall have any duties or obligations to the Lenders except those expressly set forth in the Loan Documents.

Without limiting the generality of the foregoing, an Agent (including the Administrative Agent) or any of their respective officers, partners, directors, employees or agents:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary actions and powers expressly contemplated by the Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that, notwithstanding any direction by the Required Lenders to the contrary, no Agent shall be required to take any such discretionary action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity; and

(d) shall not be liable to the Lenders for any action taken or omitted to be taken under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, or a material breach by such Agent of its obligations under the Loan Documents as determined by a final, non-appealable judgment of a court of competent jurisdiction.

The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, in each case, provided in compliance with this Agreement (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and Section 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or the Required Lenders in writing.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report, statement or agreement or other document delivered pursuant to a Loan Document or in connection with a Loan Document or referred to or provided for in, or received by the Administrative Agent under or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in a Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (b) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 10.04 Reliance by the Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of a Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable to any Lender or Issuing Bank for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent shall be fully justified in failing or refusing to take any discretionary action under any Loan Document for the benefit of the Lenders and Issuing Banks unless it shall first receive such advice or concurrence of the Required Lenders and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders and Issuing Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in taking any discretionary action, or in refraining from taking any discretionary action for the benefit of the Lenders and Issuing Banks, under any Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders and Issuing Banks as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and Issuing Banks; provided that the Agents shall not be required to take any discretionary action that, in their opinion or in the opinion of their counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law. Notwithstanding the foregoing, the Administrative Agent and the Collateral Agent shall not act (or refrain from acting, as applicable) upon any direction from the Required Lenders (or other requisite percentage of Lenders and Issuing Banks) that would cause the Administrative Agent to be in breach of any express term or provision of this Agreement. The Lenders, Issuing Banks and each other Secured Party agree not to instruct the Administrative Agent, Collateral Agent or any other Agent to take any action, or refrain from taking any action, that would, in each case, cause it to violate an express duty or obligation under this Agreement.

Section 10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article X shall apply to any such sub agent and to the Agent-Related Persons of the Agents and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents. Notwithstanding anything herein to the contrary, with respect to each sub agent appointed by an Agent, (i) such sub agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub agent, and (iii) such sub agent shall only have obligations to the Agent that appointed it as sub agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub agent. Each Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 10.06 Non-Reliance on Agents and Other Lenders; Disclosure of Information by Agents.

(a) Each Lender and each Issuing Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and each Issuing Bank represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender and each Issuing Bank also represents that it will, independently and without reliance upon any Agent, any other Lender or any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person. Each Lender and Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Revolving Loan on the Closing Date, if applicable, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

Section 10.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent, each Agent, each Issuing Bank, the Swing Line Lender and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of any Agent, any Issuing Bank or the Swing Line Lender, as applicable) (without limiting any indemnification obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent, each Agent, each Issuing Bank, the Swing Line Lender and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of any Agent, any Issuing Bank or the Swing Line Lender, as applicable) from and against any and all Indemnified Liabilities incurred by it (including, without limitation, any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees); provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken (or not taken, as applicable) in accordance with the terms of a Loan Document or in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) and no Release Action taken by an Agent or Agent-Related Person shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. If any indemnity furnished to any Agent, any Issuing Bank or the Swing Line Lender for any purpose shall, in the opinion of such Agent, such Issuing Bank or the Swing Line Lender, as applicable, be insufficient or become impaired, such Agent, such Issuing Bank or the Swing Line Lender, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent, any Issuing Bank or the Swing Line Lender against any Indemnified Liabilities in excess of such Lender’s pro rata share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent, any Issuing Bank or the Swing Line Lender against any Indemnified Liabilities described in the first proviso in the immediately preceding sentence. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent, each Issuing Bank or the Swing Line Lender, as applicable, upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent, such Issuing Bank or the Swing Line Lender, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent, such Issuing Bank or the Swing Line Lender, as applicable, is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto; provided further that the failure of any Lender to indemnify or reimburse such Agent, Issuing Bank or Swing Line Lender, as applicable, shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 10.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent, Collateral Agent, any other Agents, any Issuing Bank and the Swing Line Lender.

Section 10.08 No Other Duties; Other Agents, Lead Arrangers, Managers, Etc. BofA Securities, Inc., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Mizuho Bank, Ltd. and Credit Suisse Loan Funding LLC are each hereby appointed as Lead Arrangers hereunder, and each Lender hereby authorizes each of BofA Securities, Inc., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Mizuho Bank, Ltd. and Credit Suisse Loan Funding LLC to act as Lead Arrangers in accordance with the terms hereof and the other Loan Documents.

Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or the other Agents listed on the cover page hereof (or any of their respective Affiliates) shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except (a) in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, Lead Arranger, a Lender or an Issuing Bank hereunder (or in the Administrative Agent’s and/or Collateral Agent’s capacity as a Debt Representative under any applicable Intercreditor Agreement) and (b) as provided in Section 11.01(b)(iv), and such Persons shall have the benefit of this Article X. Without limiting the foregoing, none of the Lenders, the Issuing Banks or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, any Issuing Bank, Holdings, the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder. Any Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and Borrower.

Section 10.09 Resignation of Administrative Agent or Collateral Agent. The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), at all times other than during the existence of a Specified Event of Default, to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be a Lender or a bank with an office in the United States, subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) at all times other than during the existence of a Specified Event of Default; provided that if the Administrative Agent or Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed) and (b) except for any indemnity payments or other amounts owed to the retiring or retired Administrative Agents, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed). If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (subject to the proviso in the sentence above). Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or appropriate, or as the Required Lenders may request, in order to perfect or continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable (other than any rights to indemnity payments or other amounts owed to the retiring or retired Administrative Agent), and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.09). Any resignation of the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swing Line Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make further Swing Line Loans hereunder and (y) shall maintain all of its rights as Issuing Bank with respect to Letters of Credit issued by it prior to the date of such resignation and as Swing Line Lender with respect to all Swing Line Loans issued by it prior to the date of such resignation. The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X, Section 11.04 and Section 11.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable.

Section 10.10 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Letter of Credit Obligations or other Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to Rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 2.11 and Section 11.04) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and Section 11.04. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and Section 11.04 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or the Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders or otherwise in accordance with the terms of any applicable Intercreditor Agreement, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a strict foreclosure, a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders or otherwise in accordance with the terms of any applicable Intercreditor Agreement, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01 of this Agreement), (C) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action and (D) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 10.11 Collateral and Guaranty Matters; Exercise of Remedies.

(a) Each Agent, each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and each Issuing Bank and each other Secured Party irrevocably authorizes the Administrative Agent and Collateral Agent to be the agent for and representative of the Lenders and Issuing Banks with respect to the Guaranty, the Collateral and the Collateral Documents and agrees that, notwithstanding anything to the contrary in any Loan Document:

(i) Liens on any property granted to or held by an Agent or in favor of any Secured Party under any Loan Document or otherwise will be automatically and immediately released, and each Secured Party irrevocably authorizes and directs the Agents to enter into, and each agrees that it will enter into, the necessary or advisable documents requested by the Borrower and associated therewith, upon the occurrence of any of the following events (each, a “Lien Release Event”),

(A) the satisfaction of the Termination Conditions;

(B) a transfer of the property subject to such Lien as part of, or in connection with, a transaction that is permitted (or not prohibited) by the terms of the Loan Documents to any Person that is not (and is not required to be) a Loan Party;

(C) with respect to property owned by any Guarantor or with respect to which any Guarantor has rights, the release of such Guarantor from its obligations under its Guaranty pursuant to a Guaranty Release Event;

(D) the approval, authorization or ratification of the release of such Lien by the Required Lenders or by such percentage of the Lenders as may be required pursuant to Section 11.01;

(E) such property becoming an Excluded Asset, Excluded Equity Interest or an asset owned by an Excluded Subsidiary;

(F) [reserved]; and

(G) any such Securitization Assets or other property becoming subject to a Securitization Financing to the extent required by the terms of such Securitization Financing.

(ii) upon the request of the Borrower (such request, the “Release/Subordination Event”) it will release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (other than any ABL Priority Collateral) to the holder of any Lien on such property that is permitted (or not prohibited) by Section 7.01(d);

(iii) a Subsidiary Guarantor will be automatically and immediately released from its obligations under the Guaranty upon (A) such Subsidiary Guarantor ceasing to be a Subsidiary of the Borrower, (B) such Subsidiary Guarantor ceasing to be a Material Subsidiary, or (C) such Subsidiary Guarantor becoming an Excluded Subsidiary (clauses (A)-(C), each a “Guaranty Release Event”), and each Secured Party irrevocably authorizes and directs the Agents to enter into, and each Agent agrees it will enter into, the necessary and advisable documents requested by the Borrower to (1) release (or acknowledge the release of) such Subsidiary Guarantor from its obligations under the Guaranty and (2) release (or acknowledge the release of) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; it being agreed that, without affecting the timing of any such release and without it being a condition thereto, such release shall be effective at the consummation of one or more of the events described in clauses (A), (B) or (C) above;

(iv) the Administrative Agent and the Collateral Agent will exclusively exercise all rights and remedies under the Loan Documents or with respect to the Obligations created thereunder, and neither the Lenders nor any other Secured Party will exercise such rights and remedies (other than the Required Lenders exercising such rights and remedies through the Administrative Agent); provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 11.09, enforcing compliance with the provisions set forth in Section 11.01(b) or filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and

(v) the Administrative Agent and Collateral Agent shall, and the Lenders and other Secured Parties irrevocably authorize and instruct the Administrative Agent and Collateral Agent to, from time to time on and after the Closing Date, without any further consent of any Lender counterparty to any Cash Management Obligation or Secured Hedge Agreement or other Secured Party, enter into any Intercreditor Agreement or other intercreditor agreement with the collateral agent or other representative of the holders of Indebtedness that is secured by a Lien on Collateral that is not prohibited (including with respect to priority) under this Agreement.

(b) Each Agent, each Lender and each other Secured Party agrees that it will promptly take such action and execute any such documents as may be reasonably requested by the Borrower (such actions and such execution, the “Release Actions”), at the Borrower’s sole cost and expense, in connection with a Lien Release Event, Release/Subordination Event or Guaranty Release Event and that such actions are not discretionary. Without limitation, the Release Actions may include, as applicable, (a) executing (if required) and delivering to the Loan Parties (or any designee of the Loan Parties) any such lien releases, mortgage releases or assignments of mortgages, discharges of security interests, pledges and guarantees and other similar discharge or release documents, as are reasonably requested by a Loan Party in connection with the release or assignment, as of record, of the Liens (and all notices of security interests and Liens previously filed) the subject of a Lien Release Event or Release/Subordination Event or the release of any applicable Guarantee in connection with a Guaranty Release Event and (b) delivering to the Loan Parties (or any designee of the Loan Parties) all instruments evidencing pledged debt and all equity certificates and any other collateral previously delivered in physical form by the Loan Parties to a Secured Party.

In connection with any Lien Release Event, Release/Subordination Event, Guaranty Release Event or Release Action, each of the Collateral Agent and the Administrative Agent shall be entitled to rely and shall rely exclusively on an officer’s certificate of the Borrower (the “Release Certificate”) confirming that (a) such Lien Release Event, Release/Subordination Event or a Guaranty Release Event, as applicable, has occurred or will upon consummation of one or more identified transactions (an “Identified Transaction”) occur, (b) the conditions to any such Lien Release Event, Release/Subordination Event or Guaranty Release Event have been satisfied or will be satisfied upon consummation of an Identified Transaction, and (c) that any such Identified Transaction is permitted by (or not prohibited by) the Loan Documents. The Collateral Agent and the Administrative Agent will be fully exculpated from any liability and shall be fully protected and shall not have any liability whatsoever to any Secured Party as a result of such reliance or the consummation of any Release Action. A Release Certificate may be delivered in advance of the consummation of any applicable Identified Transaction.

Each Lender and each Secured Party irrevocably authorizes and irrevocably directs the Collateral Agent and the Administrative Agent to take the Release Actions and consents to reliance on the Release Certificate. The Secured Parties agree not to give any Agent any instruction or direction inconsistent with the provisions of this Section 10.11. Neither the Administrative Agent nor the Collateral Agent shall be responsible for, or have a duty to ascertain or inquire into, any statement in a Release Certificate, the compliance of any Identified Transaction with the terms of a Loan Document, any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or contained in any certificate prepared or delivered by any Loan Party in connection with the Collateral or compliance with the terms set forth above or in a Loan Document, nor shall the Administrative Agent or Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Each relevant Agent, each Lender and each other Secured Party agrees that following its receipt of an applicable Release Certificate it will take all Release Actions promptly upon request of the Borrower and in any event not later than the date that is (i) the third Business Day following the date Release Certificate is delivered to the Administrative Agent and (ii) the date any applicable Identified Transaction described in the Release Certificate is consummated (such later date, the “Release Date”). Notwithstanding the foregoing, nothing set forth in this Section 10.11 shall relieve or release any Loan Party from any liability resulting from a Default or Event of Default that results from an Identified Transaction or misrepresentation or omission in any Release Certificate.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, each Agent, each Lender and each Secured Party hereby agree that:

(i) the authority to enforce rights and remedies under the other Loan Documents shall be vested exclusively in, and all actions and proceedings at law or in equity in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or (with respect to the Collateral Documents) the Collateral Agent in accordance with this Article X for the benefit of all the Lenders and no Lender or other Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the terms of this Agreement or any other Loan Document, it being understood and agreed that all powers, rights and remedies under this Agreement and under any of the other Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Lenders in accordance with the terms hereof and thereof, and all powers, rights and remedies under the

Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) [INTENTIONALLY OMITTED] (iii) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.15), (iv) any Lender from enforcing compliance with the provisions set forth in Section 11.01(b) or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code), only the Collateral Agent (except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities), shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition;

(ii) no provision of any Loan Documents shall require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance or abstracts with respect to, any Excluded Assets and any other particular assets, if and for so long as, in the reasonable judgment of the Collateral Agent, the cost of creating, perfecting or maintaining such pledges or security interests in such other particular assets or obtaining title insurance or abstracts in respect of such other particular assets is excessive in view of the fair market value of such assets or the practical benefit to the Lenders afforded thereby; and

(iii) the Collateral Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the creation or perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding anything herein to the contrary, to the extent any portion of the Borrowing Base is attributable to Collateral that is subject to a Lien Release Event or owned by a Person subject to a Guaranty Release Event, such Collateral shall cease to be included in the Borrowing Base automatically and coincident with the effectiveness of such Lien Release Event or Guaranty Release Event to the extent required pursuant to Section 6.02, and the Borrower shall promptly deliver a new Borrowing Base Certificate reflecting the removal of such Collateral from the Borrowing Base as required pursuant to Section 6.02(e).

Section 10.12 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually, as a “Supplemental Administrative Agent” and, collectively, as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article X, Section 11.04 and Section 11.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 10.13 Intercreditor Agreements. Notwithstanding anything to the contrary set forth in any Loan Document, to the extent the Administrative Agent enters into an Intercreditor Agreement, this Agreement will be subject to the terms and provisions of such Intercreditor Agreement, as applicable. In the event of any inconsistency between the provisions of this Agreement or any other Loan Document and any Intercreditor Agreement, the provisions of the Intercreditor Agreement will govern and control. The Lenders and the Issuing Banks acknowledge and agree that each Agent is (i) authorized and instructed to enter into the Closing Date Intercreditor Agreement and (ii) authorized to, and each Agent agrees that, with respect to any secured Indebtedness, upon request by the Borrower, it shall, enter into an Intercreditor Agreement with the collateral agent or other Debt Representative of the holders of such Indebtedness unless such Indebtedness and any related Liens (including the priority of such Liens) are prohibited by Section 7.01 and Section 7.03, which Intercreditor Agreement shall provide for subordination of the Liens securing such other Indebtedness to the Liens on the ABL Priority Collateral securing the Obligations. The Lenders and Issuing Banks hereby authorize and instruct the Administrative Agent to (a) enter into the Closing Date Intercreditor Agreement or any such other Intercreditor Agreement, (b) bind the Lenders on the terms set forth in the Closing Date Intercreditor Agreement or any such other Intercreditor Agreement and (c) perform and observe its obligations under the Closing Date Intercreditor Agreement or any such other Intercreditor Agreement. The Agents and each Secured Party agree that the Agents shall be entitled to rely and shall rely exclusively on an officer’s certificate of the Borrower in determining whether it is instructed to enter into an Intercreditor Agreement pursuant to this Section. Each Secured Party covenants and agrees not to give the Collateral Agent or Administrative Agent any instruction that is not consistent with the provisions of this Section 10.13. In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein, to the extent that any Loan Party is required to give physical possession or control over or with respect to any Collateral to the Administrative Agent, the Collateral Agent, any other Agent or any Lender under this Agreement or any of the other Loan Documents, such requirement to give possession or control shall be satisfied if such possession or control is given to a Debt Representative for any Indebtedness that is secured by a Lien that is either pari passu or senior to the Liens on such Collateral securing the Obligations, in each case, in accordance with an Intercreditor Agreement.

Section 10.14 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral or any Guaranty (including the release or impairment of any Collateral or Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Cash Management Obligations or such Obligations arising under Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 10.15 Certain ERISA Matters.

Each Lender and each Issuing Bank, represents and warrants, as of the date such Person became a Lender or an Issuing Bank party hereto, to, and covenants, from the date such Person became a Lender or an Issuing Bank party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(a) such Lender or an Issuing Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, the Letters of Credit or this Agreement;

(b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90- 1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s or such Issuing Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments, the Letters of Credit and this Agreement;

(c) (i) such Lender or such Issuing Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender or such Issuing Bank, as applicable, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s or such Issuing Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments, the Letters of Credit and this Agreement; or

(d) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender or such Issuing Bank.

In addition, unless either Section 10.15(a) is true with respect to a Lender or an Issuing Bank or a Lender or an Issuing Bank has provided another representation, warranty and covenant in accordance with Section 10.15(d), such Lender or such Issuing Bank further (1) represents and warrants, as of the date such Person became a Lender party hereto, and (2) covenants, from the date such Person became a Lender or Issuing Bank party hereto to the date such Person ceases being a Lender or Issuing Bank party hereto, for the benefit of, the Administrative Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any other Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender or such Issuing Bank involved in the Loans, the Commitments, the Letters of Credit and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 10.16 Return of Certain Payments.

(a) Without limitation of any other provision in this Agreement, each Lender (and each Participant of any Lender, by its acceptance of a Participation) hereby acknowledges and agrees that if at any time the Administrative Agent makes a payment hereunder in error to any Payment Recipient, whether or not in respect of an Obligation due and owing by the Borrower or any other Loan Party at such time, where such payment is a Rescindable Amount, then in any such event, each Payment Recipient receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Payment Recipient in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Payment Recipient irrevocably waives any and all defenses, including any “perfect tender” or “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Payment Recipient promptly upon determining that any payment made to such Payment Recipient comprised, in whole or in part, a Rescindable Amount.

(b) Without limitation of paragraph (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Rescindable Amount from the Administrative Agent (or any of its Affiliates) (i) that is in an amount, or on a date, different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Rescindable Amount (a “Payment Notice”), (ii) that was not preceded or accompanied by a Payment

Notice, or (iii) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Rescindable Amount that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Rescindable Amount. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Rescindable Amount (or portion thereof) as to which such a demand was made.

(c) Any Rescindable Amount required to be returned by a Payment Recipient under this Section shall be made in Same Day Funds in the currency so received, together with interest thereon in respect of each day from and including the date such Rescindable Amount (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, permitted by applicable law, hereby waives, any right to retain such Rescindable Amount, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Rescindable Amount received, including without limitation any defense based on a “perfect tender”, “discharge for value” or any similar doctrine.

(d) The Borrower and each other Loan Party hereby agrees that (x) in the event any Rescindable Amount (or portion thereof) is not recovered from any Lender that has received such Rescindable Amount (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) any payment of a Rescindable Amount shall not be deemed to constitute payment, prepayment, repayment, discharge or otherwise to satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Rescindable Amount is, and solely with respect to the amount of such Rescindable Amount that is, comprised of funds of the Borrower or any other Loan Party.

ARTICLE XI.

MISCELLANEOUS

Section 11.01 Amendments, Waivers, Etc.

(a) General Rule. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or, to the extent that any amendment or waiver would only affect any FILO Tranche (and not any other Facility, Loans or Letters of Credit hereunder), the percentage of Lenders under such FILO Tranche that would constitute the Required Lenders (or such higher percentage) if such FILO Tranche were the only Loans outstanding (or, in each case, by the Administrative Agent with the consent or ratification of the Required Lenders or such other number or percentage of Lenders may be specified herein)) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Specific Lender Approvals. Notwithstanding the provisions of Section 11.01(a), no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender or extend the final expiration date of any Letter of Credit beyond the Letter of Credit Expiration Date, without the written consent of such Lender, it being understood that the waiver of any condition precedent set forth in Section 4.02, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender; or

(ii) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest with respect to any Loan or Letter of Credit without the written consent of each Lender entitled to such payment of principal or interest, it being understood that (A) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, (B) the agreement, consent or waiver by the Required Facility Lenders of interest with respect to any Initial Revolving Loans as set forth in the paragraph immediately succeeding the table in the definition of “Applicable Rate” in Section 1.01 and the Required Facility Lenders of interest with respect to any other Facility from time to time subject to a similar paragraph relating to a pricing step-down, in any such case, shall not constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of interest or any payment of fees and (C) a waiver of the waiver of any Default (other than a Default under Section 9.01(a)), Event of Default or mandatory reduction of the Commitments shall not constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of interest or any payment of fees; or

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such principal or interest or Person entitled to such fee or other amount, as applicable, it being understood that (A) [reserved], (B) any change in the definition of “Average Historical Excess Availability” or “Total Utilization of Revolving Commitments” or any other definition used in the calculations of such interest or fees (or the component definitions thereof) shall not constitute a reduction in the rate of interest or of any fees or other amounts payable hereunder or under any other Loan Document and shall only require the consent of the Required Lenders, and (C) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” and with respect to any Facility, only the consent of the Required Facility Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate with respect to such Facility; or

(iv) change any provision of this Section 11.01 (except as expressly set forth herein) or the definition of “Required Lenders,” “Required Facility Lenders,” “Super Majority Lenders” or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender; or

(v) other than in connection with a transfer or other transaction permitted (or not prohibited) under the Loan Documents, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(vi) other than in connection with a transfer or other transaction permitted (or not prohibited) under the Loan Documents, release all or substantially all of the aggregate value of the Guaranty or all or substantially all of the Guarantors, without the written consent of each Lender; or

(vii) modify Sections 2.07(b)(ii), 2.15 and 9.03 without the written consent of each Lender directly and adversely affected thereby; or

(viii) subordinate (1) any of the Liens securing any of the Obligations to the Liens securing any other Indebtedness or other obligations or (2) any Obligations in contractual right of payment to any other Indebtedness or other obligations (any such other Indebtedness or other obligations, to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Indebtedness”) without the written consent of each Lender directly and adversely affected thereby; unless, in either the case of subclause (1) or (2), each adversely affected Lender has been offered an opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender and calculated immediately prior to any applicable amendment or incurrence of Senior Indebtedness) of the Senior Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five (5) Business Days; provided, however, that (x) any Lender may designate any of its Affiliates to provide such Senior Indebtedness on its behalf with the existing Obligations of such Lender being treated, for purposes hereof, as though such Lender had provided such Senior Indebtedness itself and (y) for the avoidance of doubt and notwithstanding anything to the contrary in this clause (viii), any such subordination shall remain subject to the consent of the Required Lenders as set forth in Section 11.01(a);

provided, notwithstanding anything herein to the contrary, the Designated Asset Sale will not constitute a release of “substantially all assets” or “substantially all of the aggregate value of the Guaranty or all or substantially all of the Guarantors” for any purpose under this Agreement.

(c) Other Approval Requirements. Notwithstanding the provisions of Section 11.01(a) or Section 11.01(b);

(i) no amendment, waiver or consent shall increase the percentages set forth in the definitions of “Accounts Receivable Component”, “Acquired Accounts Receivable Component”, “Acquired Inventory Component”, “Inventory Component” and/or “Qualified Cash Component”, without the consent of the Super Majority Lenders;

(ii) no amendment, waiver or consent shall change the definition of the term “Borrowing Base”, or any component definition thereof (including the definitions of “Eligible Accounts Receivable” or “Eligible Inventory”), the effect of which would be to increase amounts available to be borrowed, without the consent of the Super Majority Lenders; provided, that the foregoing shall not limit the ability of the Administrative Agent to implement, change or eliminate Reserves in its Permitted Discretion as permitted hereunder without the prior written consent of any Lenders;

(iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document;

(iv) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Collateral Agent under this Agreement or any other Loan Document;

(v) Section 11.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

(vi) the consent of Required Facility Lenders, as applicable, shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment affects other Facilities as determined by the Borrower in good faith;

(vii) no amendment, waiver or consent shall change the currency in which any Loan or Letter of Credit Borrowing is denominated without the written consent of each Lender holding such Loans or each Issuing Bank holding such Letter of Credit Borrowings;

(viii) the Borrower may amend or otherwise modify any provision of the Loan Documents in a manner that is more favorable to the Lenders at any time without the consent of the Administrative Agent or any Lender; provided that such amendment or modification shall not be effective until the Borrower delivers such amendment or modification to the Administrative Agent;

(ix) this Agreement and the other Loan Documents may be amended (or amended and restated) to effect an Incremental Amendment and/or Extension Amendment, in each case in accordance with the terms set forth in this Agreement with respect thereto;

(x) no amendment, waiver or consent shall change the definition of “Alternative Currency” or the related process for designating an Alternative Currency as set forth in Section 2.01(b)(i) without the written consent of each Lender;

(xi) no amendment, waiver or consent shall, unless in writing and signed by an Issuing Bank in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Issuing Bank under this Agreement, any Issuance Notice or any other Loan Document relating to any Letter of Credit issued or to be issued by it; provided further that, notwithstanding the foregoing, any amendment to the definition of “Letter of Credit Percentage” shall require the consent only of the Borrower, the Administrative Agent and each directly and adversely affected Issuing Bank; and

(xii) no amendment, waiver of consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Swing Line Lender under this Agreement or any other Loan Document.

(d) Intercreditor Agreement. No Lender consent is required to effect any amendment or supplement to an Intercreditor Agreement or any other intercreditor agreement that is,

(i) for the purpose of adding the holders of Pari Passu Lien Debt, Junior Lien Debt, Incremental Equivalent Debt, Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, or other Indebtedness unless such other Indebtedness and any related Liens (including the priority of such Liens) are prohibited by Section 7.01 and Section 7.03 (or a Debt Representative with respect to any such Indebtedness with respect to which it is a representative or agent) as parties thereto, as expressly contemplated by the terms of such intercreditor agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing), or

(ii) expressly contemplated by the Intercreditor Agreement or any other intercreditor agreement;

(e) Technical Amendments. Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. Additionally, The Guaranty, the Collateral Documents and related documents executed by Holdings, the Borrower and/or the Restricted Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects (as reasonably determined by the Administrative Agent and the Borrower) or (iii) to cause such Guaranty, Collateral Document or other document to be consistent with this Agreement and the other Loan Documents.

(f) [Reserved].

(g) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if:

(A) (x) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and (y) a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then, then:

(I) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document, and

(II) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York

City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders; or

(B) (I) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and the Benchmark Replacement Date with respect thereto has already occurred prior to the Reference Time for any setting of the then-current Benchmark and as a result the then-current Benchmark is being determined in accordance with clauses (2) or (3) of the definition of “Benchmark Replacement”; and

(II) (y) the Administrative Agent subsequently determines, in its sole discretion, that (w) Term SOFR and a Benchmark Replacement Adjustment with respect thereto is or has becomes available and the Benchmark Replacement Date with respect thereto has occurred, (x) there is currently a market for U.S. dollar-denominated syndicated credit facilities utilizing Term SOFR as a Benchmark and for determining the Benchmark Replacement Adjustment with respect thereto, (y) Term SOFR is being recommended as the Benchmark for U.S. dollar-denominated syndicated credit facilities by the Relevant Government Authority and (z) in any event, Term SOFR, the Benchmark Replacement Adjustment with respect thereto and the application thereof is administratively feasible for the Administrative Agent (as determined by the Administrative Agent in its sole discretion), then then clause (1) of the definition of “Benchmark Replacement” will, without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document, replace such then-current Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings on and from the beginning of the next Interest Period or, as the case may be, Available Tenor so long as the Administrative Agent notifies the Borrower and the Lenders prior to the commencement of such next Interest Period or, as the case may be, Available Tenor.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its (or their) sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 11.01(g).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurocurrency Rate Borrowing of, conversion to or continuation of Eurocurrency Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

(vi) Definitions. For the avoidance of doubt, any Swap Obligation shall be deemed not to be a “Loan Document” for purposes of this Section 11.01(g).

(h) Defaulting Lenders and Disqualified Lenders. No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Required Lenders, the Required Facility Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders or Disqualified Lender), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. Disqualified Lenders shall be subject to the provisions of Section 11.27.

Section 11.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, the Issuing Banks, the Swing Line Lender the Collateral Agent or the Administrative Agent, to the address, fax number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, fax number, electronic mail addresses or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices deposited in the United States mail with postage prepaid and properly addressed shall be deemed to have been given within three Business Days of such deposit; provided that no notice to any Agent shall be effective until received by such Agent. Notices and other communications delivered through electronic communications to the extent provided in Section 11.02(b) shall be effective as provided in such subsection (b).

(b) Electronic Communication. Notices and other communications to any Agent, the Swing Line Lender, the Issuing Banks and the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Agent, Swing Line Lender, Issuing Bank or Lender pursuant to Article II if such Person, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Receipt. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) Risks of Electronic Communications. Each Loan Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, the Swing Line Lender or any Issuing Bank or any Lender as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) The Platform. THE PLATFORM IS PROVIDED ‘AS IS’ AND ‘AS AVAILABLE.’ THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE

BORROWER MATERIALS OR IN THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Lead Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, the Swing Line Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, the Swing Line Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). Each Loan Party, each Lender, each Issuing Bank and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Borrower Materials on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(f) Change of Address. Each of Holdings, the Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Bank may change its address, fax or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Collateral Agent, the Swing Line Lender and each Issuing Bank. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(g) Reliance by the Administrative Agent, the Issuing Banks and the Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices, Swing Line Loan Requests and Issuance Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. The Borrower shall indemnify the Administrative Agent, the Issuing Banks and the Lenders and each Agent-Related Person from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(h) Private-Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information with respect to Holdings, its Subsidiaries or their respective securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has (A) any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents and (B) any duty to disclose such information to such Public Lender or to use such information on behalf of such Public Lender, and shall not be liable for the failure to so disclose or use, such information.

Section 11.03 No Waiver; Cumulative Remedies. No forbearance, failure or delay by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall impair such right, remedy, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and independent of any rights, remedies, powers and privileges provided by Law. The authority to enforce rights and remedies under the other Loan Documents and with respect to the Obligations shall be limited as set forth in Section 10.11(c)(i).

Section 11.04 Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Supplemental Administrative Agents, the Issuing Banks and the Swing Line Lender for all reasonable and documented in reasonable detail out-of-pocket expenses incurred on or after the Closing Date in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), limited, in the case of legal fees and expenses, to the Attorney Costs of one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole (which may be a single local counsel acting in multiple material jurisdictions), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Supplemental Administrative Agents, the Issuing Banks and the Swing Line Lender and the Lenders for all reasonable and documented in reasonable detail out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Supplemental Administrative Agents, the Issuing Banks and the Swing Line Lender and the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the event of an actual or perceived conflict of interest between the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Supplemental Administrative Agents, the Issuing Banks and the Swing Line Lender and the Lenders, where the Person or Persons affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Persons similarly situated taken as a whole)). The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 11.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. Expenses shall be deemed to be documented in reasonable detail only if they provide the detail required to enable the Borrower, acting in good faith, to determine that such expenses relate to the activities with respect to which reimbursement is required hereunder. The Borrower and each other Loan Party hereby acknowledge that the Administrative Agent, any Issuing Bank and/or any Lender may receive a benefit, including a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent and/or such Lender, including fees paid pursuant to this Agreement or any other Loan Document.

Section 11.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, any Supplemental Administrative Agent, the Issuing Banks, the Swing Line Lender, the Collateral Agent, each Lender, each Lead Arranger, each Joint Bookrunner and their respective Affiliates, directors, officers, directors, employees, agents, advisors, partners, shareholders, trustees, controlling persons, and other representatives (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the Attorney Costs of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of such Indemnitees (which may be a single local counsel acting in multiple material jurisdictions), and solely in the case of an actual or perceived conflict of interest between Indemnitees (where the Indemnitee affected by such conflict of interest informs the Borrower in writing of such conflict of interest), one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole):

(a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby (including the reliance in good faith by any Indemnitee on any notice purportedly given by or on behalf of the Borrower or any Loan Party),

(b) the Transaction,

(c) any Commitment, Loan, Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),

(d) any actual or alleged presence or release of, or exposure to, any Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Loan Party, or any Environmental Claim or Environmental Liability arising out of the activities or operations of or otherwise related to the Borrower or any other Loan Party, or

(e) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether brought by the Borrower, its Subsidiaries, Affiliates, equity holders, creditors or security holders or any other Person and any Indemnitee is a party thereto;

(all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that any such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Related Indemnified Person of such Indemnitee, (ii) a material breach of any obligations of such Indemnitee under any Loan Document by such Indemnitee or Related Indemnified Person including the failure to fund a Loan upon satisfaction of the applicable conditions precedent or to take a Release Action required to be taken by the terms of this Agreement, or (iii) any dispute solely among Indemnitees or of any Related Indemnified Person of such Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent, an Issuing Bank, the Swing Line Lender or a Lead Arranger (or other Agent role) under a Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 11.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Merrill Datasite One, Syndtrak or other similar information transmission systems in connection with this Agreement, except to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnitee or any Related Indemnified Person (as determined by a final and non-appealable judgment of a court of competent jurisdiction), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 11.05 (after the determination of a court of competent jurisdiction, if required pursuant to the terms of this Section 11.05) shall be paid within twenty Business Days after written demand therefor. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the Swing Line Lender, any Issuing Bank or the Collateral Agent, replacement of any Lender, the Swing Line Lender or any Issuing Bank the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 11.05 shall not apply to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. For the avoidance of doubt and without limiting the foregoing obligations in any manner, neither the Sponsor, nor any other Affiliate of the Borrower (other than Holdings, the Borrower, and its Restricted Subsidiaries) shall have any liability under this Section 11.05, and each is hereby released from any liability arising from the Transactions or any transaction explicitly permitted (or not prohibited) by the Loan Documents.

Section 11.06 Marshaling; Payments Set Aside. None of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent, any Lender or any Issuing Bank (or to the Administrative Agent, on behalf of any Lender or any Issuing Bank), or any Agent, any Issuing Bank or any Lender enforces any security interests or exercises its right of setoff, and such payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 11.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.04 or Section 7.10(b), assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except,

(i) to an assignee in accordance with the provisions of Section 11.07(b);

(ii) by way of participation in accordance with the provisions of Section 11.07(d) of this Section;

(iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(f); or

(iv) to an SPC in accordance with the provisions of Section 11.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void).

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(d) and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time upon no less than ten Business Days’ advance notice to the Borrower and the Administrative Agent (or, unless a Specified Event of Default has occurred and is continuing at the time of such assignment, such shorter period as the Borrower may agree in its sole discretion) assign to one or more assignees all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.07(b), participations in Letters of Credit, Swing Line Loans and Protective Advances) at the time owing to it; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loans and Revolving Commitments at the time held by it, or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) with respect to any assignment not described in Section 11.07(b)(i)(A), such assignment shall be in an aggregate amount of not less than with respect to the assigning Lender’s Revolving Loans, $1,000,000, unless in each case, each of the Administrative Agent, and so long as no Specified Event of Default has occurred and is continuing at the time of such assignment, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment of Revolving Loans and/or Revolving Commitments shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans and/or Revolving Commitments assigned, except that this clause (ii) shall not (x) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment, except to the extent required by Section 11.07(b)(i)(B) and the following:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is made (a) with respect to Revolving Loans to a Revolving Lender or an Affiliate of a Revolving Lender; provided however, that the Borrower shall be deemed to have consented to any assignment of Revolving Loans if the Borrower does not respond within ten Business Days of a written request for its consent with respect to such assignment;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund;

(C) with respect to assignments of Revolving Loans and/or Revolving Commitments, the Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed); and

(D) with respect to assignments of Revolving Loans and/or Revolving Commitments, each Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required under Sections 3.01(b) through (f), as applicable. Upon receipt of the processing and recordation fee and any written consent to assignment required by Section 11.07(b)(iii), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register.

(v) No Assignments to Certain Persons. No such assignment shall be made,

(A) to Holdings, the Borrower or any of the Borrower’s or Holdings’ Restricted Subsidiaries;

(B) any of the Borrower’s Affiliates;

(C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause;

(D) to a natural person; or

(E) to a Disqualified Lender or Lender who has become a Disqualified Lender.

To the extent that any assignment is purported to be made to a Disqualified Lender, such transaction shall be subject to the applicable provisions of Section 11.27.

(vi) Defaulting Lenders Assignments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Banks, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit, Swing Line Loans and Protective Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption and as permitted by this Section 11.07, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that anything contained in any of the Loan Documents to the contrary notwithstanding, each Issuing Bank shall continue to have all rights and obligations with respect to any Letters of Credit issued by it until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder. Upon request, and the surrender by the assigning Lender of its applicable Notes, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans and Letter of Credit Obligations (specifying the Reimbursement Obligations), Letter of Credit Borrowings and other amounts due under Section 2.04 owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a

Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 11.07(c) and Section 2.13 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Banks, the Swing Line Lender or any other Person sell participations (a “Participation”) to any Person (other than to (1) a natural person, a Disqualified Lender, (2) the Borrower or any of the Borrower’s or Holdings’ Affiliates or Subsidiaries or (3) any Person described in the proviso to the definition of “Eligible Assignee”) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letters of Credit, Swing Line Loans and/or Protective Advances), and other Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(b)(i) or Section 11.01(b)(ii) that directly and adversely affects such Participant. Subject to Section 11.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. To the extent that any participation is purported to be made to a Disqualified Lender, such transaction shall be subject to the applicable provisions of Section 11.27.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that such entitlement to a greater payment results from a change in law that occurs after the Participant acquired the participation. Each Lender that sells a participation or has a loan funded by an SPC shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant or SPC and the principal amounts (and stated interest) of each Participant’s or SPC’s interest in the Loans or other obligations under this Agreement (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) or proposed Section 1.163-5(b) of the United States Treasury regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Liens on Loans. Any Lender may, at any time without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 3.01, 3.04 and 3.05), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Resignation of Swing Line Lender. Notwithstanding anything to the contrary contained herein, the Swing Line Lender may, upon thirty days’ notice to the Borrower and the Revolving Lenders, resign as the Swing Line Lender; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the Swing Line Lender shall have identified a successor Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor Swing Line Lender hereunder. In the event of any such resignation of the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the Swing Line Lender except as expressly provided above. If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and (ii) the retiring Swing Line Lender shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.

Section 11.08 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed,

(a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and in no event shall such disclosure be made to any Disqualified Lender pursuant to this clause (a) but only to the extent that a list of such Disqualified Lenders is available to all Lenders upon request);

(b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including the Federal Reserve Bank or any other central bank or any self-regulatory authority, such as the National Association of Insurance Commissioners);

(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, the Collateral Agent, such Lead Arranger, such Issuing Bank or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation;

(d) to any other party hereto (it being understood that in no event shall such disclosure be made to any Disqualified Lender pursuant to this clause (d) but only to the extent the list of such Disqualified Lenders is available to all Lenders upon request);

(e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;

(f) subject to an agreement containing provisions at least as restrictive as those of this Section 11.08 (it being understood that in no event shall such disclosure be made to any Disqualified Lender pursuant to this clause (f) but only to the extent that a list of such Disqualified Lenders is available to all Lenders upon request), to (i) any bona fide assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its Subsidiaries or any of their respective obligations;

(g) with the prior written consent of the Borrower;

(h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or

(i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.08 or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Lead Arranger, any Lender, any Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower.

In addition, each of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section 11.08, “Information” means all information received from or on behalf of any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from Holdings, the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Lenders and the Issuing Banks acknowledges that (A) the Information may include Private-Side Information concerning Holdings, the Borrower or a Subsidiary, as the case may be, (B) it has developed compliance procedures regarding the use of Private-Side Information and (C) it will handle such Private-Side Information in accordance with applicable Law, including United States Federal and state securities Laws.

Notwithstanding anything to the contrary therein, nothing in any Loan Document shall require Holdings or any of their subsidiaries to provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable Law, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is restricted by binding agreement not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv).

Section 11.09 Set-off. If an Event of Default shall have occurred and be continuing each Lender and each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (other than those in a special purpose account, such as a payroll, trust, tax and fiduciary account) at any time owing by such Lender or such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, the Letters of Credit and participations therein, irrespective of whether or not (a) such Lender shall have made any demand under this Agreement or any other Loan Document and (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.15 and 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank or Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents with respect to any of the Obligations, shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. If the rate of interest under this Agreement at any time exceeds the Maximum Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Maximum Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Maximum Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws.

Section 11.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging (including in.pdf or .tif format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.12 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption, in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic

Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Accordingly, this Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on the Borrower and each other Loan Party to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower and each other Loan Party enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent, the Collateral Agent and each of the other Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, the Collateral Agent and each of the other Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the other Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Section 11.13 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Issuing Bank and each Lender, regardless of any investigation made by the Administrative Agent, any Issuing Bank or any Lender or on their behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default at the time of any Borrowing or issuance of a Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit remain outstanding. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 3.01, 3.04, 3.05, 11.04, 11.05 and 11.09 and the agreements of the Lenders set forth in Sections 2.15, 10.03 and 10.07 shall survive the satisfaction of the Termination Conditions, and the termination hereof.

Section 11.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable in any jurisdiction, (a) the legality, validity and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.15 GOVERNING LAW.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that (i) the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) and whether or not such a “Material Adverse Effect” (as defined in the Acquisition Agreement) has occurred for purposes of Section 4.01, (ii) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a condition precedent set forth in Section 4.01 and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware as applied to the Acquisition Agreement, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(b) BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF ANY UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT OR OTHER LOAN DOCUMENT GOVERNED BY A LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD

ARRANGER) AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 11.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND EXECUTED BY EACH OF THE PARTIES HERETO AND THE LEAD ARRANGERS), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.17 Limitation of Liability. The Loan Parties agree that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or bad faith or breach by such Indemnitee of its obligations under this Agreement. In no event, shall any party hereto, any Loan Party or any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) (other than, in the case of the Borrower, in respect of any such damages incurred or paid by an Indemnitee to a third party). Each party hereto (and by its acceptance of its appointment in such capacity, each Lead Arranger and Agent) hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor. Each of the Secured Parties hereby releases, waives and discharges and agrees not to assert or support any other Person in respect of any claim against the Sponsor, any other direct or indirect holder of an Equity Interest in Holdings and their respective directors, officers, employees, agents, advisors, partners, shareholders, trustees, controlling persons and other representatives in respect of the Obligations, the Loan Documents or any transaction (or series of related transactions) that are permitted by the Loan Documents.

Section 11.18 Use of Name, Logo, Etc. Each Loan Party consents to the publication in the ordinary course by the Administrative Agent or any Lead Arranger of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark; provided that any such trademarks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Borrower or any of its Subsidiaries or the reputation or goodwill of any of them. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and such Lead Arranger, as applicable.

Section 11.19 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 11.20 Service of Process. EACH PARTY HERETO (AND BY ITS ACCEPTANCE OF ITS APPOINTMENT IN SUCH CAPACITY, EACH LEAD ARRANGER) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 11.21 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding that: (a) (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents, the Lenders, the Issuing Banks, the Swing Line Lender and the Lead Arrangers on the one hand, and the Loan Parties and their Affiliates, on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Agents, the Issuing Banks, the Swing Line Lender and the Lead Arrangers are and have been, and each Lender is and has been, acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have or has not been, are or is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, its stockholders or its Affiliates (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters), or any other Person and (ii) none of the Agents, the Issuing Banks, the Swing Line Lender, the Lead Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agents, the Issuing Banks, the Swing Line Lender, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates, and none of the Agents, the Issuing Banks, the Swing Line Lender, the Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents, the Issuing Banks, the Swing Line Lender, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.22 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent, each Lender and their respective successors and assigns.

Section 11.23 Obligations Several; Independent Nature of Lender’s Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.24 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.25 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 11.26 Acknowledgment Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise (including the Guaranty), for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 11.27 Disqualified Lenders.

(a) Replacement of Disqualified Lenders.

(i) To the extent that any assignment or participation is made or purported to be made to a Disqualified Lender (notwithstanding the other restrictions in this Agreement with respect to Disqualified Lenders), or if any Lender or Participant becomes a Disqualified Lender, in each case, without limiting any other provision of the Loan Documents,

(A) upon the request of the Borrower, such Disqualified Lender shall be required immediately (and in any event within five Business Days) to assign all or any portion of the Loans and Commitments then owned by such Disqualified Lender (or held as a participation) to another Lender (other than a Defaulting Lender or another Disqualified Lender), Eligible Assignee or the Borrower, and

(B) the Borrower shall have the right to prepay all or any portion of the Loans and Commitments then owned by such Disqualified Lender (or held as a participation), and if applicable, terminate the Commitments of such Disqualified Lender, in whole or in part.

(ii) Any such assignment or prepayment shall be made in exchange for an amount equal to the face principal amount of the Loans so assigned, without interest thereon (it being understood that if the effective date of any such assignment is not an interest payment date, such assignee shall be entitled to receive on the next succeeding interest payment date interest on the principal amount of the Loans so assigned that has accrued and is unpaid from the interest payment date last preceding such effective date (except as may be otherwise agreed between such assignee and the Borrower)).

(iii) The Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this Section 11.27. In addition, in connection with any such assignment, (A) if such Disqualified Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary or appropriate (in the good faith determination of the Administrative Agent or the Borrower, which determination shall be conclusive) to reflect such replacement by the later of (1) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (2) the date as of which such Disqualified Lender shall be paid by the assignee Lender (or, at its option, the Borrower) the amount required pursuant to this section, then such Disqualified Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Disqualified Lender, and the Administrative Agent shall record such assignment in the Register, (B) each Lender (whether or not then a party hereto) agrees to disclose to the Borrower the amount that the applicable Disqualified Lender paid to acquire Commitments and/or Loans from such Lender and (C) each Lender that is a Disqualified Lender agrees to disclose to the Borrower the amount it paid to acquire the Commitments and/or Loans held by it.

(b) Amendments, Consents and Waivers under the Loan Documents. No Disqualified Lender shall have the right to approve or disapprove any amendment, waiver or consent pursuant to Section 11.01 or under any Loan Document. In connection with any determination as to whether the requisite Lenders (including whether the Required Lenders or Required Facility Lenders) have provided any amendment, waiver or consent pursuant to Section 11.01 or under any other Loan Document:

(i) Disqualified Lenders shall not be considered, and

(ii) Disqualified Lenders shall be deemed to have consented to any such amendment, waiver or consent with respect to its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Disqualified Lenders;

provided that (A) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Disqualified Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Disqualified Lender (other than any Disqualified Lender described in clause (d) of the definition thereof) more adversely than other affected Lenders shall require the consent of such Disqualified Lender.

(c) Limitation on Rights and Privileges of Disqualified Lenders. Except as otherwise provided in Section 11.27(b)(ii), no Disqualified Lenders shall have the right to, and each such Person covenants and agrees not to, instruct the Administrative Agent, Collateral Agent or any other Person in respect of the exercise of remedies with respect to the Loans or other Obligations. Further, no Disqualified Lender that purports to be a Lender or Participant (notwithstanding any provisions of this Agreement that may have prohibited such Disqualified Lender from becoming Lender or Participant) shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting (other than to the extent provided in Section 11.27(b)), and shall be deemed for all purposes to be, at most, a Defaulting Lender until such time as such Disqualified Lender no longer owns any Loans or Commitments.

(d) Survival. The provisions of this Section 11.27 shall apply and survive with respect to each Lender and Participant notwithstanding that any such Person may have ceased to be a Lender or Participant hereunder or this Agreement may have been terminated.

(e) Administrative Agent.

(i) Reliance. The Administrative Agent shall have no duty to verify any statements in any officer’s certificate delivered to it, or otherwise make any calculations, investigations or determinations with respect to any Derivative Instruments or any Person. The Administrative Agent shall have no liability to the Borrower, any Lender or any other Person in acting in good faith on any notice of Default or acceleration.

(ii) Disqualified Lender Lists. The Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment or participation to a Disqualified Lender.

(iii) Liability Limitations. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (B) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information (including Information), to any Disqualified Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TRITON WATER HOLDINGS, INC., as Borrower

By:	/s/ Tony W. Lee
Name:	Tony W. Lee
Title:	Secretary and Treasurer

TRITON WATER INTERMEDIATE, INC., as
Holdings

By:	/s/ Tony W. Lee
Name:	Tony W. Lee
Title:	Secretary and Treasurer

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Nicole Cangelosi
Name:	Nicole Cangelosi
Title:	SVP

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Nicole Cangelosi
Name:	Nicole Cangelosi
Title:	SVP

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Swing Line Lender

By:	/s/ Nicole Cangelosi
Name:	Nicole Cangelosi
Title:	SVP

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Issuing Bank and Revolving Lender

By:	/s/ Nicole Cangelosi
Name:	Nicole Cangelosi
Title:	SVP

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC., as Issuing Bank and Revolving Lender

By:	/s/ Lisa Hanson
Name:	Lisa Hanson
Title:	VP

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT]

ROYAL BANK OF CANADA, as Issuing Bank and Revolving Lender

By:	/s/ Pierre Noriega
Name:	Pierre Noriega
Title:	Authorized Signatory

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT]

TRUIST BANK, as Revolving Lender

By:	/s/ Mark Bohntinsky
Name:	Mark Bohntinsky
Title:	Managing Director

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT]

US BANK NATIONAL ASSOCIATION, as Revolving Lender

By:	/s/ Daniel Yu
Name:	Daniel Yu
Title:	Senior Vice President

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT]

MIZUHO BANK, LTD., as Issuing Bank and Revolving Lender

By:	/s/ Raymond Ventura
Name: Raymond Ventura
Title: Managing Director

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT]

CAPITAL ONE, NATIONAL ASSOCIATION, as Issuing Bank and Revolving Lender

By:	/s/ Julianne Low
Name: Julianne Low
Title: Senior Director

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ING CAPITAL LLC, as Revolving Lender

By:	/s/ Michael Chen
Name:	Michael Chen
Title:	Director

By:	/s/ Jeffrey Chu
Name:	Jeffrey Chu
Title:	Director

[SIGNATURE PAGE TO ABL CREDIT AGREEMENT]

SUMITOMO MITSUI BANKING CORPORATION, as Revolving Lender

By:	/s/ Glenn Autorino
Name: Glenn Autorino
Title: Managing Director

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CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Revolving Lender

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Jessica Gavarkovs
Name: Jessica Gavarkovs
Title: Authorized Signatory

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